                               SCHEDULE 14A
                              (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

          Filed by the Registrant     [X]
          Filed by a Party other than the Registrant     [ ]
          Check the appropriate box:
          [ ]  Preliminary Proxy Statement
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12
          [ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

                     THE COLONEL'S INTERNATIONAL, INC.
------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]    No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:
                Not applicable.
          --------------------------------------------------------------------

          (2) Aggregate number of securities to which transaction applies: Not applicable.
          --------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $55,052,000 is the amount of the purchase price set forth in the Asset Purchase Agreement to which this Proxy Statement relates.
          --------------------------------------------------------------------

          (4) Proposed maximum aggregate value of transaction: $55,052,000
          --------------------------------------------------------------------

          (5) Total fee paid: $11,010.40
          --------------------------------------------------------------------

   [X]    Fee paid previously with preliminary materials.

   [ ]    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid:
          --------------------------------------------------------------------

          (2) Form, Schedule or Registration Statement No.:
          --------------------------------------------------------------------

          (3) Filing party:
          --------------------------------------------------------------------

          (4) Date filed:
          --------------------------------------------------------------------

                      [COLONEL'S INTERNATIONAL LOGO]

                     THE COLONEL'S INTERNATIONAL, INC.
                           620 SOUTH PLATT ROAD
                           MILAN, MICHIGAN 48160

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of The Colonel's International, Inc.:

     A Special Meeting of Shareholders of The Colonel's International, Inc. (the "Company") will be held at the Company's offices at 620 South Platt Road, Milan, Michigan 48160, on Friday, October 30, 1998, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Asset Purchase Agreement and consummation of the transactions contemplated by the Asset Purchase Agreement, pursuant to which substantially all of the assets of The Colonel's, Inc., a wholly owned subsidiary of the Company, would be sold.

     2. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors has fixed the close of business on October 2, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments of the Special Meeting. The following Proxy Statement and enclosed form of proxy are being furnished to the holders of the Company's Common Stock on and after October 19, 1998.

     Holders of Common Stock are entitled to dissenters' rights under the Michigan Business Corporation Act pursuant to which such shareholders may dissent from the transaction and obtain payment for their shares of Common Stock. The relevant portions of the Michigan Business Corporation Act are included as Appendix C to the following Proxy Statement.

                              By Order of the Board of Directors,

                                 /s/ Donald J. Williamson

                              Donald J. Williamson, Chairman of the Board and Chief Executive Officer

   October 19, 1998


               YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO
             ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND
                 RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                              PROXY STATEMENT


                    SPECIAL MEETING OF SHAREHOLDERS OF

                     THE COLONEL'S INTERNATIONAL, INC.
                           620 SOUTH PLATT ROAD
                           MILAN, MICHIGAN 48160
                              (734) 439-4200

                                TO APPROVE
                        AN ASSET PURCHASE AGREEMENT
                    INVOLVING THE SALE OF SUBSTANTIALLY
                           ALL OF THE ASSETS OF
                           THE COLONEL'S, INC.,
                         A WHOLLY OWNED SUBSIDIARY
                              OF THE COMPANY


                               INTRODUCTION

     The Colonel's International, Inc. (the "Company") is furnishing this Proxy Statement and the enclosed form of proxy on or about October 19, 1998 to holders of record of the Company's Common Stock, $0.01 par value ("Common Stock"), at the close of business on October 2, 1998 (the "Record Date"). The Board of Directors of the Company is soliciting proxies to vote at the special meeting of the Company's shareholders to be held on Friday, October 30, 1998 (the "Special Meeting") and at any adjournments of the Special Meeting. The Special Meeting will be held at the Company's headquarters, 620 South Platt Road, Milan, Michigan 48160, at 10:00 a.m., local time.

     The purpose of the Special Meeting is to consider and vote on approval of the Asset Purchase Agreement (the "Asset Purchase Agreement") attached as Appendix A to this Proxy Statement and consummation of the transactions contemplated by the Asset Purchase Agreement. The Asset Purchase Agreement provides for the sale (the "Sale") of substantially all of the assets of The Colonel's, Inc., a wholly owned subsidiary of the Company ("Seller"), to Colonel's Acquisition Corp. ("Buyer"), a newly formed Delaware corporation which is affiliated with an investor group led by Philip B. Storm. Approval of the Asset Purchase Agreement and the Sale requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. (See "THE SALE--Vote Required.") The Company does not anticipate that any other matter will come before the Special Meeting. Donald J. Williamson, the Company's Chairman of the Board and Chief Executive Officer and a major shareholder of the Company, and his wife Patsy L. Williamson have indicated that they intend to vote in favor of approval of the Asset Purchase Agreement and the Sale. Together, the Williamsons have control over approximately 95% of the outstanding shares of Common Stock.

     The Company's Board of Directors unanimously voted to approve and adopt the Asset Purchase Agreement at its September 8, 1998 meeting.

     Holders of Common Stock are entitled to dissenters' rights under the Michigan Business Corporation Act (the "MBCA") pursuant to which such holders may dissent from the Sale and obtain payment for their shares of Common Stock in accordance with the provisions of the MBCA. See
"DISSENTERS' RIGHTS."

      THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
        FOR APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE SALE

                                 THE SALE

SUMMARY OF CERTAIN ASPECTS OF THE SALE

     The Company's shareholders should consider the following summary in conjunction with the more detailed information appearing elsewhere in this Proxy Statement.

     NATURE OF THE TRANSACTION. Pursuant to the Asset Purchase Agreement, Seller would sell, and Buyer would purchase, substantially all of Seller's assets used in the business of manufacturing and selling plastic replacement bumpers, facias and related parts (the "Business").

     CONSIDERATION TO BE RECEIVED IN THE SALE. The purchase price (the "Purchase Price") for these assets is $55,052,000, subject to certain adjustments as provided in the Asset Purchase Agreement and described elsewhere in this Proxy Statement. See "SUMMARY OF THE ASSET PURCHASE AGREEMENT--Purchase Price; Adjustments to Purchase Price." In addition, the Buyer would assume certain of Seller's liabilities relating to the Business (subject to certain limitations).

     CONSUMMATION OF THE SALE. Consummation of the Sale is subject to certain conditions including, among other conditions, that the shareholders of the Company approve the Asset Purchase Agreement and the Sale and that various ancillary agreements be entered into, including an agreement (the "Real Estate Purchase Agreement") for the sale to Buyer of Seller's leased facility located at 620 South Platt Road, Milan, Michigan (the "Milan Property"), which is owned by 620 South Platt Road, L.L.C. (the "Property Seller"), a Michigan limited liability company owned by Donald J. Williamson, the Company's Chairman of the Board and Chief Executive
Officer, and his wife, Patsy L. Williamson. See "SUMMARY OF THE ASSET PURCHASE AGREEMENT--Conditions to Closing." Assuming satisfaction of these conditions, it is anticipated that the closing (the "Closing") of the Sale would occur on or about October 31, 1998, although the Closing is subject to certain regulatory requirements described in "SUMMARY OF THE ASSET PURCHASE AGREEMENT--Conditions to Closing." The date of the Closing is referred to in this Proxy Statement as the "Closing Date."

     VOTE REQUIRED. Pursuant to the MBCA, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote is required to approve the Asset Purchase Agreement and the Sale. Failures to vote, abstentions and broker non-votes will have the same effect as votes against approval of the Asset Purchase Agreement and the Sale. As of the Record Date, the Company's directors and executive officers and their affiliates held approximately 97% of the outstanding shares of Common Stock. This number includes 23,567,080 shares of Common Stock, or approximately 95% of the outstanding shares of Common Stock, held by Donald J. and Patsy L. Williamson, husband and wife. See "SHARE OWNERSHIP." Mr. Williamson is the Company's Chairman of the Board and

Chief Executive Officer. Mr. and Mrs. Williamson have indicated that they intend to vote in favor of approval of the Asset Purchase Agreement and the Sale. No approval of the Asset Purchase Agreement or the Sale by Buyer's shareholders is required.

     DISSENTERS' RIGHTS. Holders of Common Stock are entitled to dissenters' rights under the MBCA in connection with the Sale pursuant to which such shareholders may dissent from the Sale and obtain payment for their shares of Common Stock. See "DISSENTERS' RIGHTS."

     FEDERAL INCOME TAX CONSEQUENCES. The proposed Sale will not have any direct federal income tax consequences to the Company's shareholders. The Sale will be accounted for under the purchase method of accounting. Upon consummation of the proposed Sale, the Company will recognize a gain from disposal of discontinued operations equal to the net proceeds (equal to the sum of the consideration received less expenses of the proposed Sale) less the net book value of the assets sold and liabilities assumed. For tax purposes, the gain will be equal to the net proceeds of the Sale less the tax basis of the assets sold and liabilities assumed.

     OPINION OF FINANCIAL ADVISER. The Company has not sought the opinion of a financial adviser in connection with the Asset Purchase Agreement and the Sale.

THE COLONEL'S INTERNATIONAL, INC. AND THE COLONEL'S, INC.

     THE COLONEL'S INTERNATIONAL, INC. The Company, which is incorporated under Michigan law, is a publicly held holding company with no independent operations of its own. The Company has four wholly owned subsidiaries:
Seller, The Colonel's Truck Accessories, Inc. ("CTA"), Rugged Liner, Inc. ("Rugged Liner"), and Brainerd International Raceway, Inc. ("BIR"). In addition, The Colonel's Dealers Choice Distribution, Inc. ("Dealers Choice") is a wholly owned subsidiary of CTA. The Company's offices are located at 620 South Platt Road, Milan, Michigan 48160.

     The Company is the successor to Brainerd International, Inc. ("Brainerd"). Effective December 31, 1995, Brainerd merged with and into the Company, with the Company being the surviving corporation. Pursuant to that merger, shares of Brainerd common stock were converted into the same number of shares of the Company's Common Stock. Also effective December 31, 1995, Brainerd Merger Corporation, a wholly owned subsidiary of Brainerd, merged with and into Seller. Seller was the surviving corporation in that merger and, as a result, became a wholly owned subsidiary of the Company. At the same time, Brainerd transferred all of its operating assets to BIR, which thereby became a subsidiary of the Company.

     The truck accessory division of Seller was incorporated under Michigan law as The Colonel's Truck Accessories, Inc. Effective January 1, 1997, Seller transferred its truck bedliner operations to CTA. Rugged Liner was formed in March 1998 in connection with the April 1998 acquisitions of four Pennsylvania corporations engaged in the truck accessory business. Dealers Choice was formed in August 1998 in connection with CTA's acquisition of the stock of D.C. Sales and Leasing, Inc. and Dealer's Choice Distribution, Inc., and the merger of those two entities with and into Dealers Choice.

     The Company operates in three industry segments: manufacture of automotive bumpers and other miscellaneous reinforcement beams and brackets (Seller), manufacture and sale of bedliners and other truck accessories at retail stores throughout the country (CTA, Rugged Liner and Dealers Choice), and operation of a multi-purpose motor sports facility (BIR).

     THE COLONEL'S, INC. Seller is a leading domestic manufacturer of plastic replacement bumpers and facias for the automotive aftermarket industry in North America. Seller designs, manufactures and distributes plastic bumpers, facias, support beams and brackets for application as replacement collision parts for domestic automobile models. In addition, Seller purchases and resells plastic replacement bumpers and facias for use as replacement collision parts on import automobile models and for models manufactured domestically by foreign-based automobile manufacturers, and manufactures parts for these models to a limited extent. Seller manufactures its products through the use of reaction injection molding and plastic injection molding technology at the Milan Property.

     Seller distributes its products through warehouses operated by it or its affiliates located in Michigan, Texas, Arizona, New Jersey and Arkansas. Seller sells its products through a network of independent distributors located throughout all fifty states, the District of Columbia, Puerto Rico, Canada and Mexico. Seller's strategy is to provide a readily available, high quality, low cost alternative to original equipment manufacturer ("OEM") replacement bumpers, facias and other plastic components through Seller's streamlined manufacturing process and extensive distribution network.

COLONEL'S ACQUISITION CORP.

     Buyer is a newly formed Delaware corporation and is affiliated with an investor group led by Philip B. Storm. As of the date of this Proxy Statement, Buyer does not have any independent operations, having been formed for the purpose of entering into the Asset Purchase Agreement and consummating the Sale. It is contemplated that, subsequent to the consummation of the Sale, Buyer will focus exclusively on growing Seller's current operations. Buyer's address is c/o William G. Coon, Dean & Fulkerson, PC, 801 West Big Beaver Road, Troy, Michigan 48084-4724, telephone number (248) 362-1300.

BOARD RECOMMENDATION AND REASONS FOR THE SALE

     Following the commencement by Seller of the manufacture and sale of certain truck accessories, such as bedliners, and the subsequent incorporation of CTA (see "THE COMPANY--The Colonel's Truck Accessories, Inc."), the Board of Directors determined that the Company, through CTA, has many opportunities for growth in the new and used truck accessories market.

     In early 1998, to raise additional capital for the growth of CTA's truck accessory business, Company management met with certain financial advisors to discuss a possible public offering of the Company's Common Stock. In the course of those discussions, the financial advisors inquired whether the Company would consider selling Seller or the assets of Seller. The Board of Directors determined that such a sale may be attractive, either as an alternative to or in addition to an equity offering, as it could provide the Company with additional cash to fund the expansion of the business conducted by CTA. In addition, the Board of Directors determined that the business conducted by Seller may not have the same growth opportunities it believes the truck accessory business offers. In the opinion of the Company's management and its Board of Directors, selling the assets of Seller would allow the Company to obtain funding necessary to continue to expand its truck accessory business in a more expeditious manner than other sources of funding.

     Accordingly, the Board of Directors preliminarily determined to explore a possible sale of Seller. During 1998, the Company received several unsolicited offers to purchase the assets of Seller, and in one instance discussed extensively with a third party a possible transaction that was not consummated. In the summer of 1998, representatives of the Company met with other potential buyers of Seller. Buyer entered into a confidentiality agreement with Seller in June 1998 pursuant to which certain financial and general information was exchanged and preliminary due diligence was performed by Buyer. The parties negotiated the terms of the Sale and entered into a letter of intent on July 31, 1998. Thereafter, Buyer continued its due diligence review and the parties began negotiating and drafting the definitive Asset Purchase Agreement, which was signed on September 14, 1998. On September 8, 1998, the respective Boards of Directors of Seller and the Company met to review and approve the Asset Purchase Agreement and the related agreements. Between the signing of the Asset Purchase Agreement and the Closing Date, Buyer will complete its due diligence review of Seller. Assuming shareholder approval of the Asset Purchase Agreement and the Sale at the Special Meeting, the Closing is expected to take place on October 31, 1998, although the Closing is subject to certain regulatory requirements described in "SUMMARY OF THE ASSET PURCHASE AGREEMENT--Conditions to Closing."

     The terms of the Asset Purchase Agreement, including the Purchase Price, were the result of arm's-length negotiations between Buyer and

Seller and their respective representatives. The Company's Board of Directors believes that the Sale will (i) provide the Company with a fair price for the assets of Seller to be sold in the Sale and (ii) provide the Company with cash to be used to expand the business conducted by CTA and to pay down long-term debt. See "THE SALE--Use of Proceeds; Business Following the Sale." In reaching its conclusion to approve the Asset Purchase Agreement and the Sale and to recommend that the Company's shareholders approve the Asset Purchase Agreement and the Sale, the Board of Directors of the Company considered, among others, the following factors:

     (i) the terms and conditions of the Asset Purchase Agreement, including the Purchase Price (and the potential adjustments to the Purchase Price set forth in the Asset Purchase Agreement) and the fact that Buyer will assume the Assumed Liabilities;

     (ii) Buyer's ability to secure financing necessary to consummate the Sale and its ability to perform and fulfill its post-Closing payment and other obligations;

    (iii) management's recommendation of the Sale and its belief that an alternative transaction of materially greater benefit to the Company is not likely;

     (iv) industry conditions relating to the Business, including the consolidation of other manufacturers and sellers of replacement bumpers and existing competitive conditions; and

     (v) the capital needs and potential growth prospects of the Company's truck accessory business.

     The Board of Directors did not assign relative weights to these factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its decision and recommendation as being based on the totality of the information it considered.

     The Company's Board of Directors believes that the Asset Purchase Agreement and the Sale are in the best interests of the Company and its shareholders. Therefore, the Company's Board of Directors unanimously recommends that the shareholders of the Company vote FOR approval of the Asset Purchase Agreement and the Sale.

USE OF PROCEEDS; BUSINESS FOLLOWING THE SALE

     The Company generally intends to use the proceeds of the Sale to expand the business conducted by CTA and the other subsidiaries of the Company, as well as to pay down long-term debt. Upon the Closing of the Sale, Seller, the Company and Mr. Williamson will enter into a Noncompetition Agreement pursuant to which they will agree not to engage in the Business currently conducted by Seller for a period of five years following the Closing. See "SUMMARY OF THE ASSET PURCHASE AGREEMENT-- Summary of Related Agreements."

     In 1995, the Company determined that there was an opportunity within the new and used vehicle accessories market. This opportunity was considered to be attractive for the Company because many of such accessories are produced from plastics that are already an integral part of the Seller's current manufacturing capability and because such accessories share like, though not identical, distribution systems. As a result of this analysis, the Company formed CTA and launched the first accessory product to be manufactured and distributed by CTA. This first product is a truck bedliner. CTA has also started to manufacture shells, tonneau covers, bed mats, aerocovers and ground effects packages.

     During 1997, CTA purchased the assets of several companies, including Truckware, Inc. of Baldwin Park, California, Eastern Off Road Equipment, Inc. ("Eastern Off Road"), which has sales outlets in Pennsylvania, Maryland, Virginia and West Virginia, Horizon Coach, Inc. of Riverside, California, Wild Bills, Inc. of Upland, California, Bedliner Kingdom,
Inc., of Los Angeles, California, and Southland Camper Shell, Inc., of Pomona, California. CTA believes that these purchases will allow CTA increased access to distribution channels to facilitate retail sales of its manufactured products. Since year end, CTA has added retail stores in Flint, Michigan; Charlotte, North Carolina; Nashville, Tennessee; St.
Louis, Missouri; Thousand Oaks, California; Franklin, Tennessee; Santa Clara, California; Roseville, California; and Sacramento, California.
Also, in April 1998, through its newly formed subsidiary Rugged Liner, the Company completed the acquisitions of four Pennsylvania corporations engaged in the bedliner and truck accessory business. The Company believes that these acquisitions will increase its presence in this market.

     The market for bedliners is estimated at approximately 50% of the total volume of new pickups sold in the United States, both foreign and domestic, and is estimated to be 1,500,000 units per year. The pickup truck and sport utility vehicle (SUV) market, which makes up a substantial percentage of all vehicles sold, has continued to grow. As this market expands, so does the auxiliary equipment market. CTA's truck accessories are intended to reach this market. In addition, CTA has the ability to install all of the products that it manufactures at each of its sales/retail outlet stores.

     The Company believes that CTA, Dealers Choice and Rugged Liner have several opportunities for growth in the truck accessories market.
Following consummation of the Sale, the Company plans to continue expansion in this market and to use the proceeds of the Sale primarily for CTA's continued expansion, as well as to pay down the Company's long-term debt. To that end, the Company has been examining potential acquisition candidates throughout the United States.

     The Sale will not have any direct effect on ownership of shares of Common Stock. Each share of Common Stock outstanding prior to the consummation of the Sale will remain unaffected by the Sale and each shareholder of the Company immediately prior to the Sale will remain a shareholder of the Company immediately after the Sale, with no change in such shareholder's proportionate interest in the Company. Instead, the Sale will result in the conversion of the assets currently owned by Seller into cash.

FEDERAL INCOME TAX CONSEQUENCES

     The proposed Sale will not have any direct federal income tax consequences to the Company's shareholders. The Sale will be accounted for under the purchase method of accounting. Upon consummation of the proposed Sale, the Company will recognize a gain from disposal of discontinued operations equal to the net proceeds (equal to the sum of the consideration received less expenses of the proposed Sale) less the net book value of the assets sold and liabilities assumed. For tax purposes, the gain will be equal to the net proceeds of the Sale less the tax basis of the assets sold and liabilities assumed.

ACCOUNTING TREATMENT

     The proposed Sale will be accounted for under the purchase method of accounting as a sale of certain assets and a transfer of certain liabilities and will be treated as discontinued operations in the Company's financial statements.

INTERESTS OF CERTAIN PERSONS IN THE SALE

     One of the conditions precedent to the parties' obligations to consummate the Sale is that Buyer and the Property Seller shall have consummated the sale of the Milan Property, which is currently leased by Seller from the Property Seller. The Property Seller is a Michigan limited liability company owned by Donald J. Williamson, the Company's Chairman of the Board and Chief Executive Officer and a major shareholder of the Company, and his wife, Patsy L. Williamson. Accordingly, Mr. Williamson and his wife have an interest in the Sale different from their interests as shareholders of the Company, because the Property Seller will receive approximately $12 million in proceeds from the sale of the Milan Property under the terms of the Real Estate Purchase Agreement.

     An additional condition precedent to the parties' obligations to consummate the Sale is that Buyer and the following persons employed by the Company and/or Seller shall have entered into Employment Agreements (the "Employment Agreements") providing for Buyer's employment of such persons following the Closing: (i) Richard S. Schoenfeldt, the Company's Vice President-Finance and Chief Financial Officer, (ii) Gary Moore, the

Secretary of Seller and the Company and Seller's head of Customer
Relations, (iii) Terry Sheir, Seller's Sales Manager, and (iv) Ludwig Rupff, Seller's Plant Manager.

                  SUMMARY OF THE ASSET PURCHASE AGREEMENT

     The Company, Seller, Mr. Williamson and Buyer are parties to the Asset Purchase Agreement. The following is a summary of certain provisions of the Asset Purchase Agreement. This summary is qualified in its entirety by reference to the Asset Purchase Agreement, the complete text of which is attached as Appendix A to this Proxy Statement. Terms that are not otherwise defined in this Proxy Statement have the meanings set forth in the Asset Purchase Agreement. All shareholders of the Company are urged to read the Asset Purchase Agreement in its entirety.

PURCHASE AND SALE OF PURCHASED ASSETS

     Under the terms and conditions in the Asset Purchase Agreement, Seller will sell and Buyer will purchase all of Seller's right, title and interest in and to the "Purchased Assets." The term "Purchased Assets" is generally defined as all of the properties, assets and interests in properties and assets of Seller relating to the Business, except for certain "Excluded Assets," such as Seller's real property in West Memphis, Arkansas, its name and logo (except to the extent that Seller's name and logo are licensed to Buyer under the License Agreement discussed below), and various other items. The Purchased Assets include such things as accounts and notes receivable, inventory, fixed assets, rights under contracts, prepaid expenses, intangible personal property, licenses and permits, certain books and records, and certain other assets and properties. In addition, Buyer will assume certain liabilities of Seller, including real property lease obligations, accounts payable, personal property lease obligations and accrued expenses (the "Assumed Liabilities") subject to certain limitations.

PURCHASE PRICE; ADJUSTMENTS TO PURCHASE PRICE

     The aggregate Purchase Price for the Purchased Assets is $55,052,000, subject to adjustments as described below. At the Closing, Buyer will (i) pay $45,052,000 of the Purchase Price in immediately available funds, (ii) assume the Assumed Liabilities and (iii) deliver its promissory note (the "Note") in the principal amount of $10,000,000, subject to adjustment as described below. The Note is payable over a fifteen-year period and will be subordinated to indebtedness owed by Buyer to its lender to the extent set forth in a Subordination Agreement between Seller, Buyer and Buyer's lender.

     The Asset Purchase Agreement also provides for certain adjustments to be made to the Purchase Price. All of these adjustments will be made to the principal balance of the Note.

     NET WORKING CAPITAL ADJUSTMENT. The Purchase Price will be increased or decreased to the extent that the amount of Seller's "Net Working
Capital" as of the Closing Date is greater than or less than Seller's Net Working Capital as of December 31, 1997. The term "Net Working Capital" is defined as the difference between the "Current Assets of the Business"
(which term includes only accounts receivable, prepaid expenses and inventory) and the "Current Liabilities of the Business" (which term includes only accounts payable and accrued expenses). In determining the Net Working Capital, all intercompany receivables and payables among Seller, the Company and the other subsidiaries of the Company will be excluded.

     NET WORTH ADJUSTMENT. The Asset Purchase Agreement also provides that the Purchase Price will be decreased to the extent that the net book value of the Purchased Assets as of the Closing Date is less than the net book value of the Purchased Assets as of December 31, 1997.

     DETERMINATION OF PURCHASE PRICE ADJUSTMENTS. For purposes of calculating the two adjustments to the Purchase Price described above, Seller has agreed to engage Deloitte & Touche LLP ("D&T"), or another accounting firm agreed upon by Buyer and Seller, to conduct a closing audit of Seller's Business as of the Closing Date (the "Closing Audit"). The Asset Purchase Agreement sets forth methods by which the parties will resolve any disputes concerning the Purchase Price adjustments.

CLOSING

     The Company anticipates that the Closing of the Sale will take place on October 31, 1998 if the Company's shareholders approve the Asset
Purchase Agreement and the Sale at the Special Meeting and the other conditions set forth in the Asset Purchase Agreement and under applicable laws are satisfied. See "SUMMARY OF THE ASSET PURCHASE AGREEMENT--Conditions to Closing," below.

REPRESENTATIONS AND WARRANTIES; SURVIVAL

     In the Asset Purchase Agreement, each of the parties has made certain representations and warranties. Seller, the Company and Mr. Williamson have represented and warranted to Buyer as to matters such as Seller's ownership of the Purchased Assets; the abilities of Seller, the Company and Mr. Williamson to enter into and perform their respective obligations under the Asset Purchase Agreement; certain tax matters; Seller's compliance with applicable laws, including environmental laws; Seller's intellectual property; Seller's labor relations and employee benefit plans; the absence of certain matters affecting the Business between December 31, 1997 and the date of the Asset Purchase Agreement; and Seller's actions in response to the "Year 2000 problem." These representations and warranties are set forth in Article II of the Asset Purchase Agreement, which is attached as Appendix A to this Proxy Statement.

     Buyer has also made a number of representations and warranties to Seller, including those concerning Buyer's ability to enter into and perform the Asset Purchase Agreement and Buyer's assumption and payment of the Assumed Liabilities. Buyer's representations and warranties are set forth in Article III of the Asset Purchase Agreement.

     Most of the parties' respective representations and warranties will survive for a period of 18 months following the Closing Date, with the following exceptions: (i) Seller's representations relating to taxes will survive for so long as any taxing authority has the power to make any claim, assessment or reassessment with respect thereto; (ii) Seller's representations relating to environmental compliance will survive for five years from the Closing Date; (iii) Seller's representations contained in Sections 2.01 (title to property), 2.02 (authority and consent), 2.03 (consents and approvals) and 2.04 (corporate organization) and Buyer's representations contained in Sections 3.01 (authority and consent) 3.02 (consents and approvals) and 3.04 (corporate organization) of the Asset Purchase Agreement will survive indefinitely. In addition, if a party makes a timely claim for indemnification (discussed below) with respect to a particular representation or warranty before that representation or warranty has expired, then the claim period will be extended until that matter has been fully resolved.

INDEMNIFICATION

     INDEMNIFICATION BY SELLER AND THE COMPANY. In Article IX of the Asset Purchase Agreement, Seller and the Company have agreed to indemnify, defend and hold harmless Buyer from any losses arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Seller, the Company or Mr. Williamson contained in the Asset Purchase Agreement or any related agreement or document;
(ii) any liability of Seller other than the Assumed Liabilities; (iii) certain environmental matters arising out of conditions in existence on the Closing Date; (iv) certain tax matters; and (v) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments
arising out of any of the foregoing.   In addition, Seller and the Company
agreed in the Asset Purchase Agreement to indemnify and hold Buyer harmless from and against any losses arising out of noncompliance with bulk sales laws.

     INDEMNIFICATION BY BUYER. Buyer has agreed to indemnify, defend and hold harmless Seller from any losses arising out of (i) any Assumed Liability; (ii) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Buyer contained in the Asset

Purchase Agreement or any related agreement or document; (iii) any liability of Buyer other than the Excluded Liabilities (which are defined as all of Seller's liabilities other than the Assumed Liabilities) and (iv) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

     GENERAL PROVISIONS CONCERNING INDEMNIFICATION. The parties' indemnity obligations set forth in Article IX of the Asset Purchase Agreement are subject to a number of important exceptions and qualifications, including the following. Buyer will not be entitled to indemnification with respect to any breach of any representation, warranty, agreement or covenant by Seller if, prior to the signing of the Asset Purchase Agreement or the Closing Date, certain of Buyer's representatives had actual knowledge of the breach. In addition, neither party will be entitled to indemnification unless and until its indemnity claims exceed $175,000 (the "Basket"), and then only to extent that the party's claims exceed the Basket. The maximum amount that either party may claim for indemnification is $25 million (the "Cap"). However, the Basket and the Cap do not apply to certain environmental matters.

     PAYMENT OF INDEMNITY OBLIGATIONS. Generally, the indemnifying party must pay the indemnified party the amount of the indemnification claim within 15 days after the parties agree on the amount of the claim or the claim is reduced to a final judgment of a court. However, Buyer has the option of offsetting its indemnification claims against amounts owing by it under the Note.

CERTAIN COVENANTS OF THE PARTIES

     The parties have agreed to observe a number of covenants. For example, Seller has agreed that, between the date of the Asset Purchase Agreement and the Closing Date, it will operate the Business only in the ordinary course of business. The Asset Purchase Agreement sets forth a number of specific actions that Seller has agreed to refrain from taking during that time period.

CONDITIONS TO CLOSING

     CONDITIONS TO OBLIGATIONS OF BUYER. The Asset Purchase Agreement provides that Buyer is not obligated to proceed to Closing unless certain conditions are met (or Buyer waives fulfilment of any such conditions), including the following:

     (i) Seller has executed and delivered to Buyer all of the documents and items required to be delivered by Seller at the Closing;

     (ii) Each of the representations and warranties made by Seller, the Company and Mr. Williamson in the Asset Purchase Agreement must be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date;

    (iii) Seller's Board of Directors and shareholder must have approved the Sale and all permits, authorizations, approvals and consents of third parties reasonably required in connection with the consummation of the Sale must have been duly obtained and shall be in full force and effect on the Closing Date;

     (iv) The business, operations, financial condition, assets, liabilities, employee relations, customer relations, and supplier and vendor relations of Seller as of the Closing Date must not have changed in a materially adverse manner since January 1, 1998 and, since January 1, 1998, Seller must have operated the Business and maintained its assets and liabilities (including the Purchased Assets and the Assumed Liabilities) in the ordinary course of business consistent with past practices;

     (v) Gary Moore, Richard Schoenfeldt, Terry Sheir and Ludwig Rupff must have entered into their respective Employment Agreements;

     (vi) The Company, Seller and Mr. Williamson each must have entered into a noncompetition agreement with Buyer (the "Noncompetition Agreement") (described below);

    (vii) Buyer and the Property Seller must have consummated the purchase and sale of the Milan Property;

   (viii) Buyer must be satisfied, in its sole discretion, with the results of its due diligence investigation of Seller and the Business;

     (ix) Seller must have entered into an agreement (the "Audit Commitment") with D&T or another accounting firm agreed upon by Buyer and Seller pursuant to which D&T or such other accounting firm will, at Seller's expense, conduct the Closing Audit and prepare a balance sheet, income statement and statement of cash flows of Seller as of the Closing Date (the "Closing Balance Sheet") within sixty (60) days after the Closing;

     (x) Buyer and the Company must have entered into a license agreement granting Buyer certain rights to use the "The Colonel's" registered and unregistered trademarks and tradenames (the "License Agreement"); and

     (xi) Buyer and Seller must have entered into a lease of Seller's warehouse located in West Memphis, Arkansas (the "Lease").

     CONDITIONS TO THE OBLIGATIONS OF SELLER. Seller is not obligated to proceed to Closing unless certain conditions are met (or Seller waives fulfilment of any such conditions), including the following:

     (i) Buyer has executed and delivered to Seller all of the documents and items required to be delivered by Buyer at the Closing;

     (ii) Each of the representations and warranties made by Buyer in the Asset Purchase Agreement must be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date;

    (iii) Buyer must have performed and complied in all material respects with all the covenants, agreements, obligations and conditions required to be performed or complied with by Buyer at or prior to the Closing Date;

     (iv) Buyer must have entered into the Employment Agreements;

      (v) Buyer must have entered into the Noncompetition Agreement;

     (vi) Buyer and the Property Seller must have consummated the purchase and sale of the Milan Property; and

    (vii) Buyer and Seller must have entered into the Lease.

     The Closing will not take place until expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company is not aware of any other federal or state regulatory requirements that must be complied with or approvals obtained in connection with the Sale. However, Seller has agreed to use its best efforts to transfer certain permits and licenses to Buyer. The transfer of such permits and licenses may be subject to certain governmental approvals.

EARNEST MONEY DEPOSIT; TERMINATION

     Upon execution of the Asset Purchase Agreement, Buyer deposited with the Company's and Seller's attorneys a deposit of $100,000 (the "Earnest Money Deposit"). If the Sale is consummated, the Earnest Money Deposit will be credited toward the Purchase Price. However, if the Sale is not consummated, and the reason the Sale is not consummated is a reason other than a Refund Reason (as defined below), the Earnest Money Deposit will be paid to Seller as liquidated damages. If the Sale is not consummated for a Refund Reason, the Earnest Money Deposit will be returned to Buyer. The "Refund Reasons" are (i) the Company's inability to obtain approval of the shareholders of the Company prior to or on November 30, 1998, (ii) a material breach by Seller of any covenant, representation or warranty contained in the Asset Purchase Agreement, (iii) Buyer's rejection of certain financial statements of Seller (the "Carve Out Financial Statements") within five days after receiving them, and (iv) the failure of the Seller's EBIT (earnings before interest and taxes) for fiscal year 1997, as adjusted for certain expenses pursuant to the Asset Purchase Agreement, to equal or exceed $10,200,000.

     The Asset Purchase Agreement may be terminated, and the Sale abandoned, at any time before the Closing by mutual consent of Buyer and Seller. Buyer may unilaterally terminate the Asset Purchase Agreement by giving written notice to Seller on or before the Closing Date if (i) the Closing does not occur before November 30, 1998 through no fault of Buyer;
(ii) Buyer is not reasonably satisfied with the results of its due diligence review of Seller; (iii) Seller's adjusted EBIT for fiscal year
1997 does not equal or exceed $10,200,000; (iv) Buyer rejects the Carve Out Financial Statements within five days after they are delivered to Buyer or
(v) Buyer reasonably concludes that all of the conditions to Closing set forth in Article VI of the Asset Purchase Agreement cannot be satisfied. Seller may unilaterally terminate the Asset Purchase Agreement by giving written notice to the Buyer on or before the Closing Date if (i) the Closing does occur before November 30, 1998 through no fault of Seller or Mr. Williamson or (ii) Seller reasonably concludes that all of the conditions to the Closing set forth in Article VII of the Asset Purchase Agreement cannot be satisfied. In general, if the Asset Purchase Agreement is terminated for reasons other than breach, it will be of no further effect, with no liability on the part of any party to it.

SUMMARY OF RELATED AGREEMENTS

     As described above, the parties' respective obligations to consummate the Sale are subject to the conditions that the following agreements (among others) be executed: (i) the Employment Agreements; (ii) the Real Estate Purchase Agreement between Buyer and the Property Seller relating to the Milan Property; (iii) the License Agreement; and (iv) the Noncompetition Agreement. There are four Employment Agreements, one for each of Richard
S. Schoenfeldt, Gary Moore, Terry Sheir, and Ludwig Rupff. Each Employment Agreement provides that Buyer will employ the applicable person after the Closing, upon the specific terms and conditions of that Employment Agreement. Accordingly, none of Messrs. Schoenfeldt, Moore, Shier or Rupff will be employed by the Company or Seller following the Closing. Each Employment Agreement also contains certain noncompetition provisions, pursuant to which each employee must refrain from certain activities competitive with Buyer for a period of two years from the termination of his employment with Buyer.

     The Real Estate Purchase Agreement generally provides for the sale of the Milan Property by the Property Seller to Buyer for a purchase price of $12 million. Consummation of the sale contemplated by the Real Estate Purchase Agreement is contingent on the consummation of the transactions contemplated by the Asset Purchase Agreement. Under the License Agreement, Buyer will have the right to use the name "The Colonel's" on a royalty-free basis for five years following the Closing, provided that it observes the conditions of the License Agreement. Under the Noncompetition Agreement, the Company, Seller and Mr. Williamson will agree not to compete with Buyer in the Business of manufacturing replacement bumpers or facias for a period of five years, to keep certain information concerning the Business confidential for a period of five years following the Closing and to refrain from taking certain other actions during that period.

                           SELECTED FINANCIAL DATA

     The following table sets forth selected statement of operations and
balance sheet data for the periods indicated.   The selected statement of
operations data and balance sheet data, at or for each of the years presented below, was derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors, and which are set forth in Appendix B to this Proxy Statement. The selected consolidated statement of operations and balance sheet data for the six months ended June 30, 1998 were derived from the unaudited consolidated financial statements of the Company (also set forth in Appendix B), which include all adjustments which management considers necessary for a fair presentation of the data for such periods, all of which were of a normal recurring nature. The results of the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full year. The following table also sets forth pro forma statement of operations data for 1997 and 1996 and for the six months ended June 30, 1998. The pro forma statement of operations data set forth below is for informational purposes only and may not be indicative of the results of operations of the Company as they may be in the future or the results of operations of the Company that would have been achieved had the Sale been consummated at the assumed dates. The table should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's financial statements and related notes included in Appendix B.

                                                    YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED  SIX MONTHS ENDED
                                         ----------------------------------------------   -------------    --------------
                                              1995              1996           1997       JUNE 30, 1997     JUNE 30, 1998
                                         ----------------------------------------------   -------------    --------------
STATEMENT OF OPERATIONS DATA:

Net sales                                $  28,503,726       $40,263,082   $46,350,114    $  22,056,889    $  26,040,841
Income from continuing operations        $   1,862,474       $ 2,521,986   $ 3,408,759    $   1,710,994    $   1,941,189
Income from continuing operations per
  basic and diluted common share                             $      0.10   $      0.14    $        0.07    $        0.08
Pro forma net income per basic and
 diluted share                           $        0.11 <Fa>

PRO FORMA STATEMENT OF OPERATIONS DATA:

Net sales                                              <Fb>  $ 6,545,800   $11,517,163    $         --     $   11,537,392
Loss from continuing operations                        <Fb>  $ 1,143,427   $(1,353,151)   $         --     $      (24,801)
Loss from continuing operations per
  basic and diluted common share                       <Fb>  $     (0.05)  $     (0.06)   $         --     $        (0.00)


                                      -18-

BALANCE SHEET DATA:

Book value per share                     $         0.53      $      0.64   $      0.78    $      0.71      $         0.99
Total assets                             $   38,243,986      $42,610,295   $44,940,280    $44,509,017      $   56,369,754
Long-term obligations                    $   11,489,160      $10,189,908   $12,010,796    $13,475,323      $   14,984,940

PRO FORMA BALANCE SHEET DATA (END OF
  PERIOD):

Book value per share                                                                                       $        1.82
Total assets                                                                                               $  66,214,341
Long-term obligations                                                                                      $           0

NOTES TO SELECTED FINANCIAL DATA:

(a) Effective December 31, 1995, the Company changed its tax status from an S corporation to a C corporation for federal income tax purposes. Pro forma net income per share for 1995 was computed by dividing net income, adjusted to give effect to the change in tax status of the Company as if such change and the acquisition of Brainerd had occurred at the beginning of the period, by the weighted average number of shares of Common Stock outstanding (24,177,805).

(b)  Pro forma statement of operations data for the year ended
December 31, 1995 is not included as the operations of the consolidated Company were substantially the operations of Seller and thus the Company would have had no operations, giving effect to the Sale.

(c) No dividends were paid by the Company on its Common Stock during the periods presented.


        PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements are based upon the historical financial statements of the Company included in Appendix B. The unaudited pro forma balance sheet has been prepared to give effect to the Sale, as though it had been consummated on June 30, 1998. The unaudited pro forma statements of operations give effect to the Sale and the use of the Sale proceeds as though the Sale had been consummated on January 1, 1998, 1997 and 1996. Pro forma statement of operations data for the year ended December 31, 1995 is not included as the operations for the consolidated Company were substantially the operations of Seller and thus the Company would have had no operations, giving effect to the Sale.

     The unaudited pro forma financial statements do not purport to be indicative of the results that would have been obtained had the Sale described above occurred as of the assumed dates. In addition, the pro forma statements of operations do not purport to reflect the actual results that would have been achieved had the Sale been consummated on January 1, 1998, 1997 and 1996 or project the Company's results of operations for any future period.

     The unaudited pro forma financial statements should be read in conjunction with the consolidated financial statements of the Company and the notes thereto as included in Appendix B.

                 THE COLONEL'S INTERNATIONAL, INC.
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (UNAUDITED)
                            JUNE 30, 1998

                                                                                            PRO FORMA
                                                THE COLONEL'S          PRO FORMA           CONSOLIDATED
                                              INTERNATIONAL, INC.      ADJUSTMENTS         JUNE 30, 1998
                                              -------------------      -----------         -------------
ASSETS

CURRENT ASSETS:
     Cash                                         $     583,195      $ 44,342,000  <Fa>    $
                                                                      (21,564,438) <Fb>      23,360,757
     Accounts Receivable                              5,482,684        (2,172,999) <Fa>       3,309,685
     Inventories                                     12,398,861        (6,340,491) <Fa>       6,058,370
     Note Receivable - Related Party                    200,000                 0               200,000
     Note Receivable - NewCo                                              666,667  <Fa>         666,667
     Prepaid Expenses and Other Assets                1,231,651          (641,335) <Fa>         590,316
                                                  -------------      ------------          ------------
                                                     19,896,391        14,289,404            34,185,795
NON-CURRENT ASSETS:
     Property, Plant and equipment - Net             28,948,140       (12,330,613) <Fa>      16,617,527
                                                  -------------      ------------          ------------
                                                     28,948,140       (12,330,613)           16,617,527
OTHER ASSETS:
     Note Receivable - Related Party                    844,956                 0               844,956
     Note Receivable - NewCo                                  0         9,333,333  <Fa>       9,333,333
     Long-Term Portion of Deferred Compensation         228,176                 0               228,176
     Deposits                                         2,247,436        (1,447,537) <Fa>         799,899
     Goodwill                                         3,227,734                 0             3,227,734
     Other                                              976,921                 0               976,921
                                                  -------------      ------------          ------------
                                                      7,525,223         7,885,796            15,411,019

     TOTAL ASSETS                                 $  56,369,754      $  9,844,587          $ 66,214,341
                                                  =============      ============          ============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Notes Payable                                $   6,579,498      $ (6,579,498) <Fb>    $          0
     Current Portion of Long-Term Obligations         4,630,365        (4,630,365) <Fb>               0
     Accounts Payable - Trade                         3,459,789          (749,691) <Fa>       2,710,098
     Accrued Expenses                                 1,626,666           550,810  <Fa>       2,177,476
     Income Taxes Payable - Related to Sale                   0        13,223,000  <Fa>      13,223,000


                                      -21-

     Income Taxes Payable                             1,303,037                 0             1,303,037
                                                  -------------      ------------          ------------
                                                     17,599,355         1,814,256            19,413,611

NON-CURRENT LIABILITIES:
     Long Term Obligations, Net of Current
       Portion                                       10,354,575       (10,354,575) <Fb>               0
     Long-Term Portion of Deferred Compensation         228,176                 0               228,176
     Deferred Taxes - Long Term                       3,765,000        (2,155,000) <Fa>       1,610,000
                                                  -------------      ------------           -----------
                                                     14,347,751       (12,509,575)            1,838,176

STOCKHOLDERS' EQUITY:
     Common Stock: 35,000,000 shares authorized
     at $.01 par value, 24,631,832 shares issued
     and outstanding,                                   246,318                 0               246,318
     Additional Paid-in Capital                       9,230,912                 0             9,230,912
     Gain on Sale of Assets                                   0        20,539,906  <Fa>      20,539,906
     Retained Earnings                               14,945,418                 0            14,945,418
                                                  -------------      ------------           -----------
                                                     24,422,648        20,539,906            44,962,554

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  56,369,754      $  9,844,587          $ 66,214,341
                                                  =============      ============          ============

See accompanying notes to pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) To reflect the Sale, for an estimated net cash consideration of $44,342,000 ($45,052,000 less estimated expenses related to the transaction) and a note receivable from Buyer for $10,000,000 and the resulting pretax gain of $32,653,000.

                                                                              AMOUNT
                                                                              ------
                                                                                   (000)
     Aggregate cash consideration, net of estimated fees and expenses        $   44,342
     Note receivable from Buyer                                                  10,000
                                                                             ----------
     TOTAL CONSIDERATION                                                     $   54,342
                                                                             ==========
     CARRYING VALUE OF ASSETS SOLD AND LIABILITIES ASSUMED

     Receivables                                                                  2,173
     Inventories                                                                  6,340
     Prepaid expenses                                                               282
     Deposits                                                                     1,448
     Net property, plant and equipment                                           12,331
     Accounts payable                                                              (750)
     Accrued liabilities                                                           (135)
                                                                             ----------
     NET ASSETS SOLD                                                             21,689
                                                                             ----------
     PRE-TAX GAIN                                                                32,653
                                                                             ----------
     Income Tax expense:
     Current Income taxes                                                        13,223
     Deferred income taxes                                                       (1,796)
                                                                             ----------
                                                                                 11,427

     Michigan Single Business Tax                                                   686
                                                                             ----------
     Total tax expense                                                           12,113

     NET OF TAX GAIN                                                         $   20,540
                                                                             ==========

(b) To reflect the repayment of borrowings of the Company ($21,564,438 consisting of $11,209,863 classified as current and $10,354,575 classified as non-current).

                  THE COLONEL'S INTERNATIONAL, INC.
       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (UNAUDITED)
                            JUNE 30, 1998

                                                                                            PRO FORMA
                                                THE COLONEL'S          PRO FORMA           CONSOLIDATED
                                              INTERNATIONAL, INC.      ADJUSTMENTS         JUNE 30, 1998
                                              -------------------      -----------         -------------
Sales                                             $ 26,040,841        $ (14,503,449) <Fa>   $ 11,537,392
Cost of Sales                                       18,434,805           (9,271,725) <Fa>      9,163,080
                                                  ------------        -------------         ------------
     Gross Profit                                    7,606,036           (5,231,724)           2,374,312

Selling, General and Administrative
     Expenses                                        4,111,584           (1,279,892) <Fa>      2,831,692
                                                  ------------        -------------         ------------
     Income from Operations                          3,494,452           (3,951,832)            (457,380)

Other Income (Expense)
     Interest Expense                                 (931,027)             931,027  <Fc>              -
     Interest Income                                        -               400,000  <Fb>        400,000
     Rental Income                                      31,250                                    31,250
     Other                                               6,540               (5,211) <Fa>          1,329
                                                  ------------        -------------         ------------
     Net Other Expenses                               (893,237)           1,325,816              432,579

Net Income (Loss) Before Taxes                       2,601,215           (2,626,016)             (24,801)

Provision for Income Taxes (Benefit)                   660,026             (660,026)                   - <Fd>
                                                  ------------        -------------         ------------
Net Income (Loss) from Continuing
     Operations                                   $  1,941,189        $  (1,965,990)        $    (24,801)
                                                  ============        =============         ============
Basic and Diluted Earnings Per Share              $       0.08                              $      (0.00)
                                                  ============                              ============
Weighted Average Shares Outstanding                 24,355,904                                24,355,904
                                                  ============                              ============

See accompanying notes to pro forma condensed consolidated statements of operations.

                       THE COLONEL'S INTERNATIONAL, INC.
       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (UNAUDITED)
                          DECEMBER 31, 1997

                                                                                         PRO FORMA
                                        THE COLONEL'S           PRO FORMA              CONSOLIDATED
                                      INTERNATIONAL, INC.      ADJUSTMENTS           DECEMBER 31, 1997
                                      -------------------      -----------           -----------------
Sales                                  $    46,350,114        $ (34,832,951) <Fa>     $  11,517,163
Cost of Sales                               33,245,888          (23,698,598) <Fa>         9,547,290
                                       ---------------        -------------           -------------
   Gross Profit                             13,104,226          (11,134,353)              1,969,873

Selling, General and Administrative
  Expenses                                   6,790,311           (2,593,465) <Fa>         4,196,846
                                       ---------------        -------------           -------------
    Income from Operations                   6,313,915           (8,540,888)             (2,226,973)

Other Income (Expense)
    Interest Expense                        (1,299,488)           1,299,488  <Fc>                 -
    Interest Income                            170,101             (158,050) <Fa>
                                                                    800,000  <Fb>           812,051
    Rental Income                               65,000                    -                  65,000
    Other                                      105,231             (108,460) <Fa>            (3,229)
                                       ---------------        -------------           -------------
    Net Other Expenses                        (959,156)           1,832,978                 873,822

Net Income (Loss) Before Taxes               5,354,759           (6,707,910)             (1,353,151)

Provision for Income Taxes (Benefit)         1,946,000           (1,946,000)                      -
                                       ---------------        -------------           -------------
Net Income (Loss) from Continuing
  Operations                           $     3,408,759        $  (4,761,910)          $  (1,353,151)
                                       ===============        =============           =============
Basic and Diluted Earnings
  (Loss) Per Share                     $          0.14                                $       (0.06)
                                       ===============                                =============
Weighted Average Shares Outstanding         24,177,805                                   24,177,805
                                       ===============                                =============

See accompanying notes to pro forma condensed consolidated statements of operations.

                  THE COLONEL'S INTERNATIONAL, INC.
       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (UNAUDITED)
                          DECEMBER 31, 1996

                                                                                            PRO FORMA
                                        THE COLONEL'S           PRO FORMA                  CONSOLIDATED
                                      INTERNATIONAL, INC.      ADJUSTMENTS               DECEMBER 31, 1997
                                      -------------------      -----------               -----------------
Sales                                  $     40,263,082        $    (33,717,282) <Fa>     $     6,545,800
Cost of Sales                                28,140,066             (22,652,129) <Fa>           5,487,937
                                       ----------------        ----------------           ---------------
     Gross Profit                            12,123,016             (11,065,153)                1,057,863

Selling, General and Administrative
     Expenses                                 6,931,713              (3,992,589) <Fa>           2,939,124
                                       ----------------        ----------------           ---------------
     Income from Operations                   5,191,303              (7,072,564)               (1,881,261)

Other Income (Expense)
     Interest Expense                        (1,214,400)              1,214,400  <Fc>                   -
     Interest Income                             71,730                 (66,052) <Fa>

                                                                        800,000  <Fb>             805,678
     Rental Income                               60,000                 (60,000) <Fa>
     Other                                      (37,647)                (30,197) <Fa>             (67,844)
                                       ----------------        ----------------           ---------------
     Net Other Expenses                      (1,120,317)              1,858,151                   737,834

Net Income (Loss) Before Taxes                4,070,986              (5,214,413)               (1,143,427)

Provision for Income Taxes (Benefit)          1,549,000              (1,549,000)                        0
                                       ----------------        ----------------           ---------------
Net Income (Loss) from Continuing
  Operations                           $      2,521,986        $     (3,665,413)          $    (1,143,427)
                                       ================        ================           ===============
Basic and Diluted Earnings (Loss)
  Per Share                            $           0.10                                   $         (0.05)
                                       ================                                   ===============
Weighted Average Shares Outstanding          24,177,805                                        24,177,805
                                       ================                                   ===============

See accompanying notes to pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS

(a)  To give effect to the Sale and remove results of operations.

(b)  To record interest income on the note receivable from Buyer
     ($10,000,000 at 8%).

(c) To give effect to the elimination of interest expense attributable to the repayment of current and long-term debt from the proceeds on the Sale.

(d) The tax effects of the pro forma net operating loss carryforward have not been reflected as an income tax benefit due to the uncertainty of future realization.

                         THE SPECIAL MEETING

TIME, DATE AND PLACE

     The Special Meeting will be held at 10:00 a.m. local time on Friday, October 30, 1998 at the Company's headquarters, 620 South Platt Road, Milan, Michigan 48160.

PURPOSE

     The Special Meeting will be held for the purpose of considering and voting upon a proposal to approve the Asset Purchase Agreement and the Sale and to transact any other business that may properly come before the Special Meeting, or any adjournments of the Special
Meeting.

VOTING RIGHTS AND RECORD DATE

     Only shareholders of record of Common Stock at the close of business on the Record Date, which is October 2, 1998, are entitled to notice of and to vote at the Special Meeting or at any adjournment of that meeting. At the close of business on the Record Date, 24,631,832 shares of Common Stock were issued and outstanding. As of the Record Date, approximately 97% of the outstanding shares of Common Stock were beneficially owned by directors and executive officers of the Company and their affiliates, including approximately 95% beneficially owned by Donald J. and Patsy L. Williamson, husband and wife. Mr. Williamson is the Company's Chairman of the Board and Chief Executive Officer. See "SHARE OWNERSHIP." Mr. and Mrs. Williamson have indicated that they intend to vote in favor of approval of the Asset Purchase Agreement and the Sale.

     Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share registered in his or her name on each matter presented for a vote of the shareholders at the Special Meeting. The Asset Purchase Agreement and the Sale must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. For the purpose of counting votes on this proposal, failures to vote, abstentions and broker non-votes will have the same effect as votes against approval of the Asset Purchase Agreement and the Sale.

VOTING BY PROXY

     If a shareholder properly executes and returns a proxy in the form enclosed with this Proxy Statement, the proxies named will vote the shares represented by that proxy at the Special Meeting, and at any adjournments of the Special Meeting. Where a shareholder specifies a choice, the proxy will be voted in accordance with the shareholder's specification. If no specific direction is given, the proxies will vote the shares in favor of approval of the Asset Purchase Agreement and the Sale.

     The Company's management does not currently know of any other matter to be presented at the Special Meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the judgment of the proxies.

     A shareholder may revoke a proxy at any time prior to its exercise by written notice delivered to the Corporate Secretary of the Company or by attending the Special Meeting and voting in person.

PROXY SOLICITATION

     The Board of Directors, officers and employees of the Company will initially solicit proxies by mail. If they consider advisable, directors, officers and employees of the Company may also solicit proxies in person or by telephone or facsimile transmission without additional compensation.

EXPENSES

     The Company will pay all expenses associated with solicitation of proxies and printing and mailing this Proxy Statement, including all expenses for postage, labor and materials.

                            THE COMPANY

THE COLONEL'S INTERNATIONAL, INC.

     The Company is a holding company with no independent operations of its own. Its four active subsidiaries are Seller, CTA, Rugged Liner and BIR. References to "the Company" in this section should be read to include the Company and its subsidiaries as a whole, unless the context otherwise indicates.

     The Company is a Michigan business corporation and is the successor to Brainerd. The Company was formed in November 1995. Effective December 31, 1995, Brainerd merged with and into the Company, with the Company being the surviving corporation. Pursuant to that merger, shares of Brainerd common stock were converted into the same number of shares of the Company's Common Stock. Also effective December 31, 1995, Brainerd Merger Corporation, a wholly owned subsidiary of Brainerd, merged with and into Seller. Seller was the surviving corporation in that merger and, as a result, became a wholly owned subsidiary of the Company. At the same time, Brainerd transferred all of its operating assets to BIR, which became a subsidiary of the Company.

     The truck accessory division of Seller was incorporated under Michigan law as The Colonel's Truck Accessories, Inc. Effective January 1, 1997, Seller transferred its truck bedliner operations to
CTA.   Rugged Liner was formed in March 1998 in connection with the
April 1998 acquisitions of four Pennsylvania corporations engaged in the truck accessory business.

     The Company operates in three industry segments: manufacture of automotive bumpers and other miscellaneous reinforcement beams and brackets (Seller), manufacture of bedliners and sale of these bedliners and other truck accessories at retail stores throughout the country (CTA, Rugged Liner and Dealers Choice), and operation of a multi-purpose motor sports facility (BIR). See Note 16 to the Audited Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 included in Appendix B to this Proxy Statement for certain financial information about the Company's three business segments. A description of the business of the Company's subsidiaries follows.

THE COLONEL'S, INC.

     GENERAL

     Seller is a leading domestic manufacturer of plastic replacement bumpers and facias for the automotive aftermarket industry in North

America. Seller designs, manufactures and distributes plastic bumpers, facias, support beams and brackets for application as replacement collision parts for domestic automobile models. In addition, Seller purchases and resells plastic replacement bumpers and facias for use as replacement collision parts on import automobile models and for models manufactured domestically by foreign-based automobile manufacturers, and manufactures parts for these models to a limited extent. Seller manufactures its products through the use of reaction injection molding and plastic injection molding technology at the Milan Property.

     Seller distributes its products through warehouses operated by it or its affiliates located in Michigan, Texas, Arizona, New Jersey and Arkansas. Seller sells its products through a network of independent distributors located throughout all fifty states, the District of Columbia, Puerto Rico, Canada and Mexico. Seller's strategy is to provide a readily available, high quality, low cost alternative to original equipment manufacturer ("OEM") replacement bumpers, facias and other plastic components through Seller's streamlined manufacturing process and extensive distribution network.

     PRODUCTS

     The products manufactured and sold by Seller are primarily plastic molded front and rear bumper panels designed for application to specific automobile makes and models. Seller's products are sold for distribution to collision repair shops, dealers and others in the automobile aftermarket collision industry and are used for the replacement of damaged automobile bumpers and related components. During the years ended December 31, 1997, 1996 and 1995, products which are manufactured by Seller represented 88%, 89% and 88%, respectively, of Seller's sales and products which are purchased by Seller from other manufacturers and marketed by Seller have represented 12%, 11% and 12%, respectively, of Seller's sales during those years.

     Each product that Seller manufactures or distributes is designed for application to an automobile or truck of a specific make, model and year. Certain products may have more than one application because different, but similarly designed, automobile models may have identical bumpers or plastic molded components or because different years of the same model automobile may have identical bumpers or plastic molded components. In selecting products to manufacture and distribute, Seller targets high volume automobile models and models that statistically incur a higher frequency of accidents, since these models support a higher volume of product sales for each dollar invested in production tooling.

     A majority of the specified parts manufactured by Seller are produced to meet the design standards and engineering tolerances of the Certified Auto Parts Association ("CAPA"), a national standard setting organization. A sticker acknowledging compliance with these standards and tolerances is affixed to each certified part manufactured by Seller. CAPA is an independent association that publishes specifications for high quality aftermarket automobile body parts and certifies specific products as equivalent to factory built service and replacement body parts. CAPA only certifies parts for domestic automobile models. Approximately 68% of the automotive bumpers manufactured by Seller are examined and tested by CAPA and are certified as equivalent or superior to comparable OEM replacement parts in terms of fit, form, function and material grade. Seller's certified products are listed in the nationally distributed CAPA Directory of Certified Competitive Auto Parts, and the CAPA certification of Seller's bumpers is generally relied upon throughout the automobile aftermarket industry and the automobile insurance industry as an assurance of quality and dependability.

     As of June 30, 1998, Seller manufactured and distributed molded plastic replacement components for a total of 418 automotive applications and purchased and distributed replacement components for approximately 1,863 automotive applications. Unless and until the Sale is consummated, Seller anticipates continuing to manufacture and distribute replacement components for an equal or greater number of applications in future operations. Seller's plan has been to manufacture additional types of plastic automotive replacement components, including OEM bumper recycling. Seller believes that there are numerous additional automobile applications for its manufacturing process, including doors, hoods, fenders and other body or interior components, and believes that plastic components will continue to be utilized in an increased number of applications by automobile OEMs. Only new tooling for the injection presses and certification of new products need be obtained to add additional applications to existing lines. Additionally, Seller's existing manufacturing facility has the capacity to produce an increased volume of products through the addition of work shifts.

     Seller believes it maintains a significant market advantage by offering its automotive replacement components at lower prices than those offered by OEMs for comparable replacement components. Seller believes that its products are equivalent in quality, durability and function to OEM-manufactured replacement components, but are generally sold at prices that are less than the OEM suggested list price. Furthermore, Seller believes its competitive pricing secures a significant market advantage for its products in the aftermarket collision industry. Competitive pricing of collision parts is generally believed to be particularly important to automobile insurance companies which fund the purchase of a significant percentage of automotive crash replacement parts.

     Seller provides a limited lifetime warranty against defects in material and workmanship and guarantees that its products generally meet or exceed factory and industry specifications.

     MANUFACTURING

     Seller uses two distinct chemical processes to manufacture its plastic products. The production cycle for each process is similar. Raw materials are introduced into a machine press that contains a machined tool or mold. Heat and pressure are applied to the raw materials, forcing them into the shape of the mold. The resulting plastic molded part is then removed from the molds to an adjacent work station where small amounts of excess plastic are trimmed from each part. After trimming, the part is cleaned and placed on a conveyor belt leading to the paint application room. There, the part is typically painted with a water-based black primer finish. After the finish is dried in infrared ovens on the conveyor belt, each part is then labeled and placed in a plastic bag, packaged in a box and shipped or stored for shipment.

     Seller primarily uses custom molding machines manufactured by Cincinnati Milacron, which management believes are generally recognized as state-of-the-art for the industry. The tooling is primarily made of zinc alloy or steel and are built to Seller's specifications. Seller presently maintains over 305 specially designed tools, enabling production of approximately 418 different automotive applications.

     The primary manufacturing process used by Seller is referred to as Reaction Injection Molding or the "RIM" process. Because the RIM process is a low-temperature, low-pressure operation, Seller can use zinc alloy tools for a majority of its manufacturing. Zinc alloy tools are less expensive to build than conventional steel injection molds.

     The raw materials for the RIM process, consisting of polyol and polyisocyanate, are available from several sources. The materials are stored in two large closed tanks and are distributed to the presses by a computer-regulated flow monitoring system. In the RIM process, two reactive streams (a polyol containing extenders, catalysts and a blowing agent; and a polyisocyanate) are mixed together under controlled temperatures and pressures while being injected into the tooling attached to each press.

     The RIM tool is filled to approximately 90% of capacity during the injection process. A chemical reaction causes the material to heat and expand, forcing air out through a vent and allowing the material to fill the mold completely. The result is a microcellular plastic elastomeric or polyurethane part. The polyurethane part produced is lightweight, corrosion resistant and will recover its original form after minor impact, lessening the likelihood of automobile body damage at very low speeds.

     An alternative process used by Seller is referred to as injection molding. In injection molding, small pellets containing reactive polymers and catalysts are melted through heat and pressure. The melted material is forced into the mold until it is completely filled. The result is a thermoplastic olefin polypropylene part. A significant benefit of this process is that excess plastic can be reused after it has been trimmed off a completed part. Additionally, a part manufactured using this injection molding process that is damaged in production or rejected as scrap for quality-control reasons can be reground into pellets and completely recycled and used again as raw material. The recycling ability offered by the injection molding process appears increasingly important with steadily rising solid waste disposal costs.

     At the end of each production run, the tooling and the last part produced by the tooling are inspected by production personnel.
Preventive maintenance and repair of the tooling are performed on-site by Seller's tool and die personnel in order to minimize waste, reduce down-time, prolong tooling life and maintain product quality.

     DISTRIBUTION AND SALES; PROPERTIES

     Seller's products are distributed nationally from its manufacturing facility and from affiliated warehouse facilities. Seller's manufacturing facility is located at the Milan Property, 620 South Platt Road, Milan, Michigan 48160. Products are shipped by Seller directly from the Milan Property to customers or to distribution warehouses operated by Seller or its distributors.
Seller believes that its success has been achieved in part because of an emphasis on rapid delivery of customer orders. To accomplish this, it maintains large inventories of the products it manufactures. In most cases, customer orders are shipped within 48 hours.

     In November 1993, Seller relocated its principal operations and headquarters to the Milan Property. The Milan Property is leased from the Property Seller and is approximately 350,000 square feet. All of Seller's bumper and auto collision parts manufacturing is conducted at the Milan Property. Seller believes its manufacturing facility at the

Milan Property is suitable for its requirements and has adequate capacity to accommodate foreseeable production demands.

     Seller's sales personnel have responsibility for sales and distribution of its products, promotion and advertising. The sales staff is located at the main headquarters in Milan, Michigan.

     Seller also operates a warehouse distribution facility at 401 West Crosstimbers, Houston, Texas. The distribution facility is approximately 25,410 square feet in size, has four full-time employees and is leased by Seller.

     Seller operates a second warehouse distribution facility at 2928 Irving Blvd., Dallas, Texas. This distribution facility is approximately 25,000 square feet in size, has five full-time employees and is leased by Seller.

     Seller operates a third warehouse distribution facility at 5010 West Pasadena Ave., Glendale, Arizona. This distribution facility is approximately 52,360 square feet in size, has four full-time employees and is leased by Seller.

     Seller's fourth warehouse distribution facility is at 40 Vreeland Ave., Totowa, New Jersey. This facility is approximately 23,000 square feet and is leased by Seller. It employs five full-time employees.

     Seller operates a fifth warehouse distribution facility at 110 East Jefferson Street, West Memphis, Arkansas. This facility is approximately 65,000 square feet and is owned by Seller. In addition to acting as a warehouse and distribution facility, this facility also manufacturers recycled bumpers. The bumpers are sold through all of Seller's distribution warehouses and to many of the same customers as the Company's other subsidiaries. Stock is transferred among warehouses at cost.

     Seller maintains a fleet of 17 trucks for the transportation and distribution of its products. Seller's trucks are maintained pursuant to capital and operating equipment leases and are operated by 14 full-time drivers employed by Seller. Approximately 60% of Seller's products are delivered by Seller's trucks. The balance of Seller's products are shipped by common carrier FOB to customer locations at the customer's expense. The means of delivery utilized by Seller, in combination with fairly flexible manufacturing processes, allows orders to be filled on a faster basis than by OEM competitors.
Plastic replacement parts that are purchased internationally for domestic resale are generally transported to distribution warehouse facilities at Seller's expense.

     Seller's products are principally marketed through independent distributors and are sold primarily to automobile collision body shops, automobile aftermarket supply stores and to regional and national chain stores that sell automobile aftermarket parts. There are approximately 80 independent distributors for Seller's products, located in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and the Bahamas. The distributors for Seller are not limited to exclusive sales of Seller's products and Seller does not have any written agreements with its distributors. Compared with OEMs that generally sell only their own parts to service departments in a dealership network, Seller offers a relatively full line of replacement bumpers and facias for multiple automobile models and sells directly to distributors, body shops, automobile service centers and retail customers.

     Seller participates in industry and automotive trade shows each year, including shows by the Automobile Body Parts Association ("ABPA"), the Bumper Recyclers Association of North America ("BRANA") and the National Automotive Congress Expo ("NACE"), at which Seller promotes its lines of plastic bumpers, facias, support beams and brackets. Seller's products have been reviewed in national industry publications such as COLLISION PARTS JOURNAL, BODY LANGUAGE and VOICE OF THE AUTOMOTIVE BODY PARTS ASSOCIATION and approximately 68% of Seller's manufactured facias are listed in the CAPA Directory of Aftermarket Body Parts. Seller also promotes its products through advertisements in specialized trade and consumer magazines, through distribution of various professionally prepared product catalogs and brochures and through publication of a quarterly newsletter distributed to customers. In addition, Seller sponsors an annual conference with its major customers and suppliers to strengthen customer and supplier relations and facilitate feedback with respect to product performance, emerging technology and current market demands.

     COMPETITION

     The automotive aftermarket for plastic replacement bumpers and facias is highly competitive. The market is dominated by OEMs such as General Motors Corporation; Ford Motor Company; Chrysler Corporation; Toyota Motor Sales, USA, Inc. and Nissan Motor Corp., USA. These OEMs are more established and have greater financial resources than Seller. These larger OEMs, however, also generally charge higher prices than Seller for their products and generally distribute their products through their own automobile dealership networks rather than through independent distributors and body shops. Automobile insurance companies have successfully advocated the use of less expensive parts by body shops, and OEMs have lost market share in the collision parts market as a result. This may lead OEMs to reduce their prices or pursue such strategies as industrial rights litigation against aftermarket parts competitors.

     In addition, Seller competes with other non-OEM manufacturers of plastic bumpers for the automotive aftermarket industry in North America. Seller believes it is larger and offers a wider selection of products than any of its non-OEM competitors. Recycling companies and auto salvage companies also compete with Seller; however, Seller believes that such competitors are generally small in size, service only local or regional markets and offer products of varying quality.

     There are also a number of potential competitors to Seller for the non-OEM market. Certain companies based in Asia manufacture replacement plastic automobile bumpers and facias for imported and domestically made foreign automobiles. There can be no assurance that these foreign companies that manufacture plastic automotive replacement parts will not enter the domestic replacement bumper and facia market and directly compete with Seller's products.

     POSSIBLE INDUSTRIAL DESIGN CLAIMS AND LITIGATION

     Seller manufactures replacement automobile parts that substantially resemble original automotive parts manufactured by domestic and foreign OEMs. Seller marks and packages its products with its corporate name and distributes its products so as not to lead Buyers to conclude that they are purchasing OEM-manufactured collision parts. However, Seller is aware that some potential exists for marketplace confusion notwithstanding its efforts to avoid product confusion.

     Other companies in the collision parts industry have from time to time been the subject of claims and lawsuits brought by OEMs based on claims of intellectual property right infringements. While Seller has not to date been notified of any such claims or been subjected to any such litigation, there can be no assurance that future claims will not be made or that litigation will not be commenced against Seller based on allegations of infringements of intellectual property rights.
There also can be no assurance that, if any such claims are made or litigation commenced, such claims or litigation would not adversely affect Seller's operations.

     POSSIBLE FEDERAL INDUSTRIAL DESIGN LEGISLATION

     Legislation has been introduced in the United States House of Representatives on a number of occasions that would provide a mechanism for registration of certain product design features and would expand copyright protection for designs of replacement parts.
If enacted, such legislation might prohibit Seller from manufacturing and distributing its products using shapes and designs similar to those of OEMs that register design features of automobile bumpers or components. Such a prohibition could require Seller to commit significant additional funds to analyze the product design of products of its OEM competitors. Even if Seller were to undertake such additional analysis, there can be no assurance that Seller's product designs would not be subject to challenge by OEMs. Seller could be required to expend significant resources for the defense of such challenges, and it could be exposed to liability if it was found to have violated a valid design registration. Accordingly, passage of such legislation could effectively preclude Seller from continuing its operations. It is not possible to predict whether legislation will, in fact, ever be passed. If such legislation is enacted, however, it is probable that it would adversely affect Seller. Industrial design legislation has been opposed by representatives of the automobile collision repair industry, the automobile insurance industry and by various consumer organizations. However, there can be no assurance that such opposition will prevent the passage of "design-rights" legislation or the passage of compromise legislation that could extend design rights for OEM automobile parts.

     FOREIGN INDUSTRIAL DESIGN PROTECTION LAWS

     Seller presently distributes and sells its products in Canada and Mexico. Such sales represented 4.1% of total sales in 1997. Canadian law extends protection for a period of up to ten years to registered industrial designs having novelty in appearance as opposed to novelty of mechanical construction, physical composition or method of operation. Mexican law extends protection for a period of up to seven years to registered designs under ornamentality and novelty standards similar to Canadian law. Seller's management believes that most bumper and facia designs lack the requisite degree of novelty to qualify for design registration in Canada or Mexico. Seller has not been the subject of or threatened with any design right claims under Canadian or Mexican law; however, there can be no assurance that Seller will not be the subject of future design rights claims under Canadian or Mexican law or that Canada or Mexico will not amend existing laws or enact more restrictive protections for industrial design rights that could adversely affect sales of Seller's products in those countries.

     POSSIBLE ADDITION OF INDUSTRIAL DESIGN PROVISIONS TO GENERAL
AGREEMENT ON TARIFFS AND TRADE

     Representatives from numerous countries meet periodically to negotiate changes in the General Agreement on Tariffs and Trade ("GATT"), which was originally drafted in 1947. GATT determines many of the basic rules for trade between countries that are signatories to it. In April 1994, 124 countries, including the United States, concluded more than seven years of talks under the Uruguay Round of GATT. The Uruguay Round Agreement Act was approved by the U.S. Congress and signed by President Clinton in December in 1994 and took effect with respect to the United States on January 1, 1995.

     As extended in the Uruguay Round, GATT provides greater protection for intellectual property rights, such as patents, trademarks and copyrights. Although it was reported that restrictive protections for automotive parts made by OEMs and possible "industrial design rights" were considered, no provisions of GATT specifically require signatory nations to extend industrial design rights protection to any of the replacement products manufactured by Seller. If restrictive design rights for OEM automotive parts were ever adopted as a part of GATT, it might have a significant adverse impact on Seller's business. Under the Uruguay Round, GATT signatory nations are scheduled to reconvene in the year 2000 to consider further terms for market liberalization and trade expansion.

     EMPLOYEES

     As of September 18, 1998, Seller had approximately 121 full-time employees (including leased employees as described below), of which 10 were salaried managerial and administrative employees and approximately 111 were hourly employees. Of the total number of employees, 100 were in manufacturing, and the rest were in sales, marketing, administrative and executive positions. Seller considers its employee relations to be satisfactory.

     Approximately 111 of the hourly workers at the Milan facility are leased from Simplified Employment Services ("SES"), an employment brokerage service. SES provides paychecks and benefits to these employees and also pays the workers' compensation insurance and payroll taxes relating to these employees. Seller pays a service fee to SES in accordance with the contract between SES and Seller.

     ENVIRONMENTAL REMEDIATION

     As part of the lease agreement with the Property Seller for the Milan Property, Seller is also responsible for up to $2,000,000 of the costs of remediation of hazardous material, if any, that existed at this site prior to Seller's entering into the lease in June 1993.
To date, the Company has not spent any monies and does not have any knowledge of any hazard areas that would require clean up.
Seller has accrued reserves for cleanup costs. The cost of any remediation that may be required at the Milan facility is not expected to have a material adverse impact on the financial position of Seller.

THE COLONEL'S TRUCK ACCESSORIES, INC.

     GENERAL

     In 1995, the Company determined that it believed there to be an opportun-ity within the new and used vehicle accessories market. This opportunity was considered to be attractive for the Company because many of such accessories are produced from plastics that are already an integral part of Seller's current manufacturing capability and because such accessories share like, though not identical, distribution systems.

     As a result of this analysis, the Company formed CTA and launched the first accessory product to be manufactured and distributed by CTA. This first product is a truck bedliner. CTA has also started to manufacture shells and tonneau covers.

     Once the decision to enter this market was made, CTA required only 13 months to bring the manufacturing plant on line. The plant began operations in May 1996 and successfully commenced marketing and
distribution in the last two quarters of that year.   Prior to 1997,
these operations were conducted by Seller's former truck accessory division. Effective January 1, 1997, however, Seller transferred its truck bedliner operations to CTA.

     PRODUCTS

     Truck bedliners are plastic inserts that are placed into the rear beds of pickup trucks. Owners purchase these inserts to protect the paint and structural integrity of their truck beds. Many manufacturer/distributors of this product are already in the
marketplace.   Products range in quality from very poor to excellent.
Poor liners have bad fit and finish, may require special drilling into the vehicle to support mounting attachments and are of thinner gauge plastic. Excellent products do not have these deficiencies. Other differentiating features of better products include side wall reinforcements, drainage channels and other features. In the Company's opinion, CTA makes a highly competitive product.

     Shells are caps, made of fiberglass, that enclose the pickup truck bed. Shells are usually as high as the cab. Tonneau covers are flat fiberglass covers that cover the truck bed box at the rail level. Both the shells and tonneau covers are generally custom painted to match the color of the vehicle. Because these products are usually special ordered, the products are sold before they are manufactured.

     CTA's accessory product line currently consists mainly of truck bedliners that are made to fit a number of different models. CTA produces both under-the-rail and over-the-rail products. CTA manufactures approximately 47 different liners and also manufactures fiberglass tonneau covers for all makes and models of pickup trucks, as well as shells and caps. Additional products, such as tool boxes, running boards, tires, wheels, mats, bug shields, visors, grill covers, light covers, trim pieces, running lights and racks, are currently purchased by CTA for distribution through retail sales and distribution stores. However, CTA plans to manufacture many of these products in the future.

     MANUFACTURING

     CTA uses plastic sheet extrusion machines (2) and rotary vacuum formers (6) to produce liners. Raw materials, supplied by Phillips Petroleum, are maintained in large vessels in CTA's Owosso, Michigan plant. Keeping these materials inside avoids temperature and humidity changes that affect the extrusion process and the quality of the plastic sheet. This reduces variations in the quality of CTA's extruded sheets.

     CTA believes that it is unique among all United States liner manufacturers in the type of equipment and the control of product employed in this operation. The Company believes that CTA's ability to control every element of production, from raw materials to finished product, makes CTA's operation highly competitive.

     CTA's extruded plastic sheets are inserted into rotary vacuum formers in order to produce truck bedliners. After the product is made by the vacuum formers, it is hand trimmed and checked for quality assurance. The product is then inventoried against shipment to customers. Inventory is held within the Owosso plant facility and shipped by CTA's fleet of tractors and trailers.

     Total annual production capacity in the plant is estimated at over 700,000 units, assuming three shifts of operation. The facility currently runs one shift per day.

     Shells and tonneau covers are manufactured in Riverside, California. This modern fiberglass plant uses traditional hand laid up fiberglass molding techniques to produce highly polished fiberglass surfaces. The four station paint line preparation, painting, baking and drying allow the products to be custom painted to match each truck color.

     Because of their size, shells and tonneau covers are transported to customers on specially designed trailers that carry a maximum of 24 shells.

     DISTRIBUTION AND SALES

     Distribution is made to a highly fragmented network of distributors and dealers across the United States. Many of Seller's distributors for its collision repair parts may at some time enter this market and allow CTA to achieve significant efficiencies across its distribution channel.

     CTA is also testing retail sales points for its liners coupled with other accessory products produced by other manufacturers. The test market for retail sales is Los Angeles, California, one of the largest markets in the United States. The Los Angeles market has the largest number of truck registrations in the United States. If this model proves successful, it will be used as a template for retail sales operations in other major markets.

     Sales are directed from the Owosso facility through the marketing manager to a force of four outside salespeople. CTA expanded this sales department in 1997 to sustain the momentum created by the initial liner introduction and to penetrate new distribution channels.

     During 1997, CTA expanded distribution in areas where distributors were weak. In February, 1997, CTA purchased certain of the assets of Truckware, Inc. in Baldwin Park, California. This purchase was the first in a series of purchases that allow CTA increased access to distribution channels to facilitate retail sales of its manufactured products.

     In December, 1997, CTA purchased certain assets of Eastern Off Road, which has sales outlets in Pennsylvania, Maryland, Virginia and West Virginia. Eastern Off Road is an established truck accessories outlet chain that has been in the marketplace for over 20 years.

     By the end of 1997, CTA purchased three additional retail/ wholesale stores in California and started its own distribution warehouse in North Carolina.

     Since year end, CTA has added retail stores in Flint, Michigan; Nashville, Tennessee; St. Louis, Missouri; Thousand Oaks, California; Franklin, Tennessee; Santa Clara, California; Roseville, California; and South Sacramento, California.

     MARKET

     The market for liners is estimated at approximately 50% of the total volume of new pickups sold in the United States, both foreign and domestic, and is estimated to be 1,500,000 units per year. The pickup truck and sport utility vehicle market, which constitutes a substantial percentage of all vehicles sold, continues to grow. As this market expands, so does the auxiliary equipment market. CTA's truck accessories sold at retail targets this market. In addition, CTA has the ability to install all of the products that it manufactures at each of its sales/retail outlet stores.

     COMPETITION

     CTA estimates that there are approximately 12 other manufacturers of bedliners in the United States. The two largest, Durakon Industries, Inc. and PENDA Corporation, manufacture and sell the majority of all bedliners in the United States. The ten remaining manufacturers accounted for the remainder before CTA's entrance in the market. CTA estimates that it is currently the third largest manufacturer in this market.

     EMPLOYEES

     CTA employs approximately 214 people, including approximately 210 contract employees leased through SES. In connection with the transfer of the bedliner division from Seller to CTA, these employees are now employees of CTA. Management of CTA includes two former Durakon employees with long experience in this industry sector. John Carpenter, who is CTA's President, was formerly national sales manager for Durakon. Dennis Bills was formerly a production manager for Durakon and holds a similar position in CTA. The Company believes that these two individuals, along with CTA's other management personnel, bring a strong background to CTA's management team.

     PROPERTIES

     CTA manufactures bedliners in its Owosso, Michigan plant, which is leased from the Property Seller. The plant has 240,000 square feet of space, which CTA believes is adequate for current operations and planned expansion, and has 85 full-time employees. CTA's executive offices are located at 951 Aiken Road, Owosso, Michigan 48867.

     The Baldwin Park, California facility serves the west coast as the main retail sales point and warehouse facility. It also serves as the offices of the west coast sales manager and has seven full-time employees. The warehouse is 24,000 square feet and is located at 12907 Garney. Baldwin Park is in north central Los Angeles.

     The Riverside, California manufacturing facility is 40,440 square
feet on 2.87 acres and is located at 6727 Columbus Avenue.   Riverside
is on the southwest side of Los Angeles. The Riverside plant manufactures shells and tonneau covers and employs 47 full-time employees.

     The Charlotte, North Carolina facility is 15,500 square feet and acts as the southwestern regional warehouse. It operates as a wholesale warehouse and retail sales and installation center. It is located at 2116 Wilkinson Boulevard and has five full-time employees.

     The Flint, Michigan facility serves as CTA's home retail store. Located adjacent to the area's largest mall and car dealership complex, this old Firestone tire store of 14,000 square feet will allow for installation of all products that the store sells. This facility has six employees and is located at 30993 Linden Road.

     The Upland, California facility, located northeast of Los
Angeles, operates under the name CTA-Wild Bills and performs installation from bay doors located at the rear of the facility. Its 1,940 square feet serve mainly as a retail sales outlet. It has four full-time employees and is located at 567 Central Avenue. It is supplied by the Baldwin Park warehouse.

     The Los Angeles, California facility operates under the name CTA-Bedliner Kingdom and is located in the warehouse district in downtown Los Angeles. This facility mainly stocks and installs liners and bed mats. This 4,600 square foot facility, located at 1907 E. 7th Street, acts as a retail sales point. It employs two full-time employees.

     The Pomona, California facility, located at 4187 E. Mission
Boulevard, operates under the name CTA-Southland Shell. This 2.4 acre open air corner lot houses outside displays of bedliners, caps, shells and tonneau covers. The offices are housed in a trailer. The facility employs one part-time and two full-time employees.

     The Uniontown Central Warehouse, located on Route 119 in
Uniontown, Pennsylvania, is a 20,000 square foot leased facility that acts as a central warehouse for all the CTA-Eastern Off Road retail outlets. It acts as a central shipping and receiving point. It employs three full-time warehouse employees.

     Another location in Uniontown, Pennsylvania, is a CTA-Eastern Off Road retail sales point of 5,000 square feet, located on Route 40. The facility employs five full-time employees.

     The Robinson Township, Pennsylvania CTA-Eastern Off Road retail sales store is 2,400 square feet, and is located on Route 60 and Moon
Run on the outskirts of Pittsburgh.  It employs three full-time employees.

     The Greensburg, Pennsylvania facility, a CTA-Eastern Off Road retail store, consists of 3,500 square feet and is located on Route 3. It employs two full-time employees.

     The Morgantown, West Virginia facility is a CTA-Eastern Off Road retail sales point of 2,350 square feet, located at 57 S. University Avenue. It employs three full-time employees.

     The Glen Bernie, Maryland facility is a CTA-Eastern Off Road retail sales point of 2,400 square feet, located at 706 N. Cran
Highway and Dorsey Road.  It employs three full-time employees.

     The Wexford, Pennsylvania facility is a CTA-Eastern Off Road retail sales point of 2,000 square feet, located on Route 19 at Route
910.  It employs two full-time employees.

     The Norfolk, Virginia facility is a CTA-Eastern Off Road retail sales point of 6,000 square feet, located at 6320 Virginia Beach
Boulevard.  It employs three full-time employees.

     The Thousand Oaks, California facility was purchased in 1998. This 3,500 square feet facility operates under the name CTA-Road N Truck. It is a full retail sales and installation facility located approximately 80 miles north of Los Angeles. The facility employs four full-time employees and is located at 3234 E. Thousand Oaks Boulevard.

     The Nashville, Tennessee store was acquired in 1998. This 13,000 square foot facility, located at 85 Cleveland Street, acts as both a wholesale warehouse and a retail sales point for the Nashville area. Installations are performed in an installation facility adjacent to the newly constructed retail sales center. The facility employs nine full-time employees.

     The Collinsville, Illinois facility was purchased in 1998. It is located approximately 30 minutes from downtown St. Louis, Missouri, and operates under the banner of CTA-Dealer's Choice. This 15,000 square foot, newly renovated facility serves as a wholesale distribution point and retail sales store for the St. Louis area. Located on Route 159 at 775 W. Morrison Avenue, it employs 19 full-time employees.

     The Franklin, Tennessee facility was purchased in July 1998 and operates under the name Colonel's Sunshade Custom. This 4,800 square foot retail sales store is located at 277 Mallary Station Road, Suite 107 and acts as a remote sales outlet for the Nashville facility. Installations are performed at the back of the building. In addition to the traditional truck accessories that are sold by other similar stores, this facility also sells and installs window tinting for autos, commercial buildings and residential homes. It employs seven people.

     The Santa Clara, California facility was purchased in September 1998 and operates under the name Colonel's Accessories Plus. This 22,000 square foot warehouse and 6,000 square foot retail outlet store sells the complete line of truck accessory products under the name CTA - Accessories Plus. It is located at 2555 Lafayette Street and employs ten people.

     The Roseville, California facility was purchased in September 1998 and operates under the name Colonel's Truck Stuff. This 4,200 square foot facility serves as a retail outlet store. It is located at 106 N.
Sunrise Ave and employs two people.

     The South Sacramento, California location was purchased in September 1998 and operates under the name CTA - Truck Stuff. This 6,800 square foot facility sells to both retail and wholesale customers including dealerships and body customizing shops. It is located at 15-B Quinta Court and employs four people.

     All of the foregoing properties of CTA are leased from third parties.

RUGGED LINER, INC.

     GENERAL

     Rugged Liner was formed in March 1998 in connection with the April 1998 acquisitions by merger of four Pennsylvania corporations:
Rugged Liner, Inc., Triad Management Group, Inc., Aerocover, Inc., and Ground Force, Inc. (collectively, the "Rugged Liner Companies"). In these acquisitions, which were consummated in April 1998, each of the Rugged Liner Companies merged with and into Rugged Liner, with Rugged Liner being the surviving corporation.

     PRODUCTS

     Rugged Liner, which is located in Uniontown, Pennsylvania, manufactures non-skid bedliners and bed mats, as well as ground lowering kits for SUVs.

     MANUFACTURING

     At Rugged Liner's facility in Uniontown, Pennsylvania, extruded plastic sheets are inserted into a rotary vacuum former to produce truck bedliners. After the products are made by the vacuum formers, they are hand trimmed and checked for quality assurance. The products are then inventoried against shipment to customers. Inventory is held within the Rugged Liner facility and shipped by Rugged Liner's fleet of tractors and trailers and by common carrier. Total annual production capacity in the plant is estimated at over 250,000 units, assuming three shifts of operation. The facility currently runs one shift per day.

     MARKET

     Rugged Liner sells through a distributor network, through CTA retail stores, and manufacturer's representatives. It primarily targets export markets such as Central and South America and the Middle East. The Company does not have reliable data concerning the world market for bedliners.

     COMPETITION

     Rugged Liner estimates that there are approximately 12 other manufacturers of bedliners in the United States. The two largest, Durakon Industries, Inc. and PENDA Corporation, manufacture and sell the majority of all bedliners in the United States. The ten remaining manufacturers accounted for the remainder before CTA's entrance in the market. Rugged Liner estimates that it is currently the fourth largest manufacturer in this market.

     EMPLOYEES

     Rugged Liner employs approximately 64 people, including approximately 63 contract employees leased through SES. In connection with the acquisition of the Rugged Liner Companies, Mark German, formerly one of the principals of the Rugged Liner Companies, became the President of Rugged Liner and was appointed President of the Company in May 1998. The Company believes that Mr. German's long-term standing in the industry, along with CTA's management personnel, bring a strong complementing background to the Company's management team.

     PROPERTIES

     Rugged Liner has two leased properties. Rugged Liner manufactures bedliners for export and SUV ground lowering kits in a 160,000 square foot building in Uniontown, Pennsylvania, about one hour southeast of Pittsburgh, Pennsylvania. This facility also serves as a master warehouse for the Eastern Off Road retail outlet stores. Rugged Liner also has a 150,000 square foot distribution warehouse/service center in Pomona, California.

BRAINERD INTERNATIONAL RACEWAY, INC.

     GENERAL OPERATIONS

      BIR and its predecessors have operated the Brainerd International Raceway, which is located at 4343 Highway 371 North, Brainerd, Minnesota 56401 (the "Raceway"), since June 1973. At the Raceway,
BIR organizes and promotes various spectator events such as road and drag races, including races for sports cars, motorcycles and go-karts, and derives a substantial portion of its revenues from ticket sales and spectator attendance. In addition, BIR permits the use of the Raceway by others who organize and promote racing events, and by individuals or commercial organizations who may use the Raceway for things such as automobile road testing or filming. All racing events, whether or not organized by BIR, are conducted over a two to four-day period, usually encompassing a weekend.

     SOURCES OF REVENUE

     BIR derives its revenues from four principal sources: (i) ticket sales; (ii) camping fees, concession sales, and track rentals; (iii) entry fees; and (iv) sponsorship fees. Sponsors promote their names and products at and in connection with the racing events. Sponsorship fees are contracted for and often paid in whole or in part several months prior to the commencement of each racing season. Entry fees are received from race participants.

     BIR permits overnight camping during racing events on the Raceway grounds. Camping revenues were received by BIR for only five spectator events in 1998. A local non-profit organization managed the camping activities on a commission basis for BIR in 1998 and is expected to do so again in 1999.

     Beer, soft drinks, candy and fast food items such as hot dogs, barbecued chicken and ribs are served at concession stands at various locations around the Raceway, but principally near the grandstand area. BIR allowed both for-profit and nonprofit organizations to operate the concession stands for the five principal spectator events in 1998. BIR receives a percentage of the gross sales of all concessions, but neither BIR nor any affiliate of BIR operates any of the food concession stands. BIR currently plans to continue its practice of allowing independent for-profit and nonprofit organizations to operate the food concession stands.

     BIR rents the Raceway to other organizations to conduct races, hold driving schools or to test or film motor vehicle operations. BIR has also rented the Raceway for use as the site of a camping convention. The fee charged for such uses varies and is negotiated in each case.

     EVENTS AND ACTIVITIES

     During 1998, BIR organized and promoted several major spectator events, including two drag races (the "Federal-Mogul Drag Racing Series" and the NHRA "Visioneer Northstar Nationals"), two special events (the "Tires Plus Show & Go" and the "Tires Plus Muscle Car Shoot-Out"), one motorcycle race (the "AMA Hitching Post Classic") and one "Cruisin' to Lakes" hot rod custom car show.

     The Federal-Mogul Drag Racing Series, held on June 6 and 7, 1998, was a drag racing event sponsored nationally by Federal-Mogul Corporation. A drag race is generally conducted between two vehicles from a standing start over a one-quarter mile track, using sophisticated starting and timing systems. The Federal-Mogul Drag Racing Series was sanctioned by the National Hot Rod Association (the "NHRA") and was one of a series of five events in the Central States Division of the NHRA. The Federal-Mogul Drag Racing Series was organized and promoted jointly by BIR and the NHRA, and included both professional and amateur drivers who paid BIR an entry fee. A similarly sponsored event has been held at the Raceway annually since 1977, with the exception of 1984, when there was a scheduling conflict. The Sponsorship Agreement with Federal-Mogul Corporation for this event will expire in 2002.

     The Tires Plus Show & Go event, held on July 4 and 5, 1998, was sponsored by Tires Plus under an agreement which extends through 2002. This event featured "street rods," "street machines," antiques and other classic cars that participated in both a car show and drag races emphasizing a "back-to-the-fifties" style. The drag racing portion of the event was sanctioned by the NHRA. The Tires Plus Muscle Car Shoot-Out was held on July 5, 6, 1998. As with the Show & Go event, this event is both a car show and a drag race. The Muscle Car Shoot-Out involves 1955 to 1974 model year vehicles.

     The AMA Hitching Post Classic, co-sponsored by Coca-Cola and held on July 31 through August 2, 1998, was one of a series of nine races conducted throughout the United States pursuant to the sanction of the American Motorcyclist Association (the "AMA"). The event, previously known as the Suzuki Classic, featured six races of motorcycles operating on the road course. The races involved motorcycles of 250cc, 600cc, 750cc and the Harley Davidson Twin Sport and Superbike classes.

     The Northstar Nationals event, held on August 20 through 23, 1998, was sponsored by Visioneer, Inc. under an agreement with the NHRA. This event, previously known as the Champion Auto Stores Nationals, features all professional drivers, most of whom have national reputations, and was one of a series of drag races conducted throughout the United States under the national sponsorship of the R.J. Reynolds Tobacco Company and the sanction of the NHRA. The four-day event features a series of drag races in the following classes: Top Pull Dragster, Funny Car, Pro Stock, Pro Truck, Pro Stock Motorcycle, Alcohol Drag, Alcohol Funny, all Sportsman's categories and Muscle Sled Snowmobile Drags. The Northstar Nationals are organized and promoted by the NHRA. The NHRA leases the Raceway from BIR for a rental equal to one-half of the net profit of this event, as defined in the lease agreement. Such profit is earned primarily through the receipt of promotional fees and ticket sales. BIR's responsibilities in this event are, among other things, to provide the Raceway, ticket sellers and takers and security personnel, and to assist in the management and operation of the event. The lease agreement with the NHRA has been extended through the 2001 racing season. Under the lease agreement, BIR is not permitted to conduct any drag races at the Raceway that are not sanctioned by the NHRA.

     BIR also organized and sponsored four weekend drag racing "bracket" events in 1998, primarily for non-professional drivers from Minnesota and surrounding states. In bracket racing, each driver attempts to predict his car's performance; whether he wins or loses a particular race will depend partially on how much his actual time over a one-quarter mile distance exceeds his predicted time. While spectators are encouraged to attend these drag racing events and BIR receives revenues from ticket sales, camping fees and concessions, they are not highly promoted.

     In addition to the spectator events and the bracket races discussed above, there are racing events conducted on approximately 20 other weekends that are primarily for nonprofessional drivers and are often organized and sponsored by local and regional racing clubs, some of which may be members of or affiliated with national sanctioning organizations. While spectators attend these events, BIR does not receive any revenues from ticket sales or engage in any significant promotion of these events.

     In 1998, two weekend events involved sports car racing and were sponsored by the "Land O' Lakes" regional affiliate of The Sports Car Club of America (the "SCCA"), which sanctions these events. In addition, in 1998, four motorcycle racing events were held, each of which was sponsored by the Central Roadracing Association, a club located in the Minneapolis/St. Paul, Minnesota area and associated with the AMA. During 1998, the Northland Region Karting Association, affiliated with the World Karting Association (the "WKA"), organized and sponsored several go-kart racing events, and the Nord Stern Regional Club of the Porsche Club of America organized four weekend racing events for Porsche cars. A similar schedule has been established for 1999.

     BIR will rent the Raceway to various individuals or organizations for their own unsanctioned events. Chrysler Corporation currently uses the track for winter cold weather testing, driving schools and to test or film the operation of various motor vehicles.

     In addition to attempting to continue to schedule the events discussed above, BIR is also seeking to establish additional revenue producing uses for the Raceway. Events under consideration include additional spectator racing events and music festivals.

     SANCTIONING ORGANIZATIONS

     Most racing events conducted at the Raceway, including the five principal spectator events held by BIR in 1998, are sanctioned by an organization which establishes, publishes and enforces rules relating to a specific class or type of participating vehicle. These rules generally relate to the specifications that each class of car or other vehicle must meet to be eligible to race, to driver conduct and to other racing matters. BIR enters into agreements annually with the various applicable sanctioning bodies with respect to each race it organizes and promotes. These agreements provide that the appropriate sanctioning organization will sanction the race and provide personnel to interpret and enforce its rules. The sanctioning bodies include the SCCA (governing sports cars), the NHRA (governing drag racing), the AMA (governing motorcycles) and the WKA (governing go-karts).

     COMPETITION

     The closest comparable race track which conducts road racing events similar to those conducted by BIR is located at Elkhart Lake, Wisconsin, which is approximately 75 miles northwest of Milwaukee, Wisconsin, approximately 475 miles from the Raceway and approximately 350 miles from Minneapolis/St. Paul, Minnesota. While there are drag race strips in Fargo, North Dakota, and Eau Claire, Wisconsin, the closest drag race strips that own equipment and conduct major drag race events comparable with that owned or conducted by BIR are located in Indianapolis, Indiana and Denver, Colorado. While other regional race tracks are not generally considered competitive with BIR, other events in BIR's market area, such as sporting events, festivals and concerts, may tend to attract persons who might otherwise attend BIR's racing events. BIR does not generally consider the schedules of other spectator events when scheduling its own events.

     SEASONAL BUSINESS/WEATHER

     Substantially all of BIR's revenues arise from operation of the Raceway during the period of April through October of each year.
BIR's revenues are derived primarily from ticket sales for racing events, and adverse weather could materially diminish the revenues that might otherwise be received by BIR. While sports car, stock car and motorcycle races may be conducted in nearly all weather conditions, spectator attendance is significantly reduced when it rains. A drag racing event cannot be held in rain and adverse weather could require the rescheduling of such events or the cancellation of the event and the return of ticket sale proceeds to ticket Buyers. A substantial majority of BIR's revenues arise from drag racing events. In addition to adversely affecting attendance and concession sales, adverse weather requires rescheduling of events, which results in increased operating costs for the events. For example, the Brainerd 200 snowmobile race, held over the 1994-1995 New Years' weekend, was adversely affected by limited snowfall occurring prior to the event, which reduced the number of snowmobile riders who traditionally visit the Brainerd area during that weekend. Bad weather was not a significant factor in 1998.

     EMPLOYEES

     BIR employs four full-time employees, including Richard L. Roe, BIR's Vice President and Operations Manager. From April through October, BIR employs four full-time grounds and track maintenance personnel. In addition, BIR engages various independent contractors to handle matters such as public relations, drag racing events, perimeter and grounds security, ticket sales and ticket handling, emergency medical service, concessions and camping. None of the independent contractors engaged by BIR are affiliated with BIR as an officer or director.

     PROPERTIES

     BIR owns and operates a three-mile race track, including a one-quarter mile drag strip, located approximately six miles northwest of Brainerd, Minnesota. The Raceway was initially constructed and first utilized for competitive racing in 1968. The site of the Raceway consists of approximately 611 acres. The terrain of the site is slightly rolling and partially wooded. The track and various access roads are composed of blacktop.

     The Raceway is enclosed by a five-foot chain link fence. The site provides camping facilities and parking for approximately 15,000 vehicles. The Raceway contains several buildings, including a four-story tower containing eleven executive viewing suites, a control tower, three enclosed racing maintenance buildings divided into stalls for participant repairs and various single story buildings containing concession stands, restrooms and storage and service facilities located throughout the property. The buildings are concrete or wood frame construction. Grandstand bleachers for approximately 53,000 spectators are primarily located along the dragstrip.

     BIR made substantial improvements to the Raceway during the past two years. In connection with the drag racing facility, BIR spent approximately $600,000 on the following: replacement and upgrading of the concrete guard rail on the straightaway, construction of a new restroom facility in pit area, construction of a new administration building behind the grand stands, construction of additional office space and renovation of the Winston suites, installation of irrigation and drainage and new paved roads, replacement of the burn out boxes, replacement of retention walls to new heights for safety, construction of more bathrooms, garage area pads, and improvement of the bridge and improvement of concession and camping areas.

     BIR's executive offices are located at 17113 Minnetonka
Boulevard, Suite 214, Minnetonka, Minnesota 55345, where BIR leases approximately 1,100 square feet of office space. The lease term expires in February 2002.

LEGAL PROCEEDINGS

     The Company has reserved a total of $291,000 against claims asserted by opposing parties in various unrelated lawsuits, including the following.

     The Company has been served with three complaints, filed in 1995 and 1996, pertaining to a class action suit arising from the production of bedliners. These three lawsuits have been consolidated in the United States District
Court for the Southern District of Mississippi. The suits, which were brought against Seller, CTA, Rugged Liner and various other bedliner manufacturers and seek money damages, allege that the bedliners insulate a gas can when filled in the back of a truck which may allow a static charge that may result in a fire. Although the class action suit targets bedliner manufacturers, the Company believes that other organizations should also be involved, such as the service stations, gas can manufacturers, gas pump manufacturers, etc. The Company has formed a coalition with the other bedliner manufacturers to defend this class action suit. The coalition currently is in settlement negotiations with the plaintiffs and has reached a tentative settlement whereby the Company's liability would be $150,000. The Company does not believe that any liability resulting from these lawsuits will significantly affect its financial position, results of operations, or cash flows.

     The Company is involved in various other legal proceedings that have arisen in the normal course of its operations. While the results of such proceedings and those discussed in the preceding paragraph cannot be predicted with certainty, management believes that any amounts that may be required to be paid in connection with the final outcome of such matters, in addition to amounts presently accrued, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The Company's Common Stock has been traded on Nasdaq SmallCap Market since January 2, 1996. The number of holders of record of Common Stock in the Company on October 2, 1998 was 250.

     The table below sets forth the high and low bid prices by calendar quarter for the Company's Common Stock for the first two quarters of 1998, and all four quarters of 1997 and 1996. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                         1998                 1997             1996
                     HIGH     LOW        HIGH      LOW     HIGH     LOW
January-March       $8.50      $5.75   $11.00   $4.75        $7.50    $5.00
April-June          $9.375     $7.75   $11.00   $4.25        $9.00    $6.00
July-September                         $ 5.50   $3.25        $9.00    $5.50
October-December                       $ 9.50   $3.75        $7.50    $3.00

     During 1997 and 1996, and to date in 1998, the Company did not declare or pay any cash dividends on its Common Stock. The Company does not anticipate declaring or paying any dividends in the foreseeable future. Management intends to apply earnings, if any, to the development of the business of its subsidiaries. The Company's loan agreements prohibit the Company from paying dividends without the prior consent of the Company's lending institution. See Note 8 to the Company's Audited Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 included in Appendix B to this Proxy Statement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO THE SIX MONTHS
ENDED JUNE 30, 1997

     Revenues for the Company were $26,040,000 for the six months ended June 30, 1998, compared to $22,056,000 for the same period in 1997. The increase in 1998 was primarily due to increased sales by CTA, and from acquisitions. Seller's bumper sector revenues for the first six months of 1998 were $3,849,000 less than for the same period in 1997, primarily due to unseasonably warm winter conditions that resulted in less than normal snowfall, thus lowering the number of automobile accidents.

     Cost of sales decreased from 72.4% of sales for the six months ended June 30, 1997, to 70.7% for the same six-month period in 1998. This decrease is primarily due to greater efficiencies that the bedliner operation experienced by increased sales volume.

     Selling, general and administrative expenses as a percentage of sales for the first six months of 1998 grew to 15.7%, compared to 13.4% of sales in the same period of 1997. This increase was due to the increased staffing needed by headquarters to handle the increased volume of support services for the retail outlet stores.

     Interest expense increased by $302,000 for the six months ended June 30, 1998 over the same period of 1997. The increase was the result of a higher average outstanding balance under the term note added in May 1997 that replaced the previous term note, and the interest associated with the line of credit obtained in April 1998 in connection with the acquisitions of the Rugged Liner Companies.

     The Company's income tax provision for the first six months of 1998 was approximately $660,000, compared to $871,000 for the same period in 1997, due to certain tax carryforwards of the Rugged Liner Companies.

     As a result of the above factors, net income increased $230,000 for the six months ended June 30, 1998 as compared to the six months ended June 30, 1997.

     YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER
     31, 1996

     Revenues for the Company were $46,350,000 and $40,263,000 for the years ended December 31, 1997 and 1996, respectively. The $6,000,000 growth in 1997 was primarily due to the addition of revenues from the bedliner plant and acquisitions. Seller continues to aggressively market its products through improved quality, services and delivery.

     Cost of sales increased to 72% of sales in 1997 compared to approximately 70% of sales during the period ended December 31, 1996. Although general economic increases in the cost of supplies and labor have occurred over the past two years, Seller has been able to offset many of these increases by operating more efficiently. Start up costs for the newly acquired Riverside manufacturing facility and other retail warehouses in North Carolina and Pennsylvania contributed to the increase. Gross profits for 1997 and 1996 reflected approximately 28% and 30% of sales, respectively.

     Selling, general and administrative expenses decreased from $6,931,000 in 1996 to $6,790,000 in 1997. These expenses represented

15% and 17% of sales in 1997 and 1996, respectively. This decrease was primarily due to the installation of a new computer program that allows information at the warehouse level to transfer automatically to Milan. In addition, all accounts payable operations were moved to Milan, resulting in a savings of personnel costs.

     Interest expense increased from $1,214,000 in 1996 to $1,299,000 in 1997. This increase is due to the additional debt which was used to finance the new equipment for the bedliner manufacturing facility and working capital for inventory at the new warehouses.

     Interest income increased in 1997 by $98,000 over the 1996 period. Additional interest income in 1997 was generated by assessing customer finance charges and interest on loans that the Company made.

     The Company's net income before income taxes was $5,354,000, or 12% of sales in 1997, compared to $4,070,000, or 10% of sales in 1996.

     YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER
     31, 1995

     The financial statements contain only the results of operations of the Company and do not include any results of operations of Brainerd for the year ended December 31, 1995 (as the merger with Brainerd was not effective until December 31, 1995). For the year ended December 31, 1996, the consolidated financial statements contain the results of operations for both entities.

     Revenues for the Company were $40,263,000, and $28,503,000, for the years ended December 31, 1996 and 1995, respectively. The $11,760,000 growth in 1996 was primarily due to the addition of income for the first time from BIR as well as from CTA and the new factory warehouse in New Jersey in the amount of $2,765,000, $3,780,000, and $1,033,000, respectively. Existing operations contributed an additional $4,182,000 in growth during 1996.

     In prior years, the Company offered free freight for full-truck purchases. This policy was begun in 1993 in an effort to attract the customers who had left after a fire in June 1993. This policy is no longer in place. However, the Company continues to aggressively market its products through improved quality, services and delivery.

     Cost of sales have consistently been approximately 70% of sales during the two-year period ended December 31, 1996. Although general economic increases in the cost of supplies and labor have occurred over the past two years, the Company has been able to offset these increases by operating more efficiently. Also included in cost of sales for 1996 are start-up costs for CTA and the New Jersey factory outlet. Gross profits from 1995 to 1996 remained steady at approximately 30% of sales.

     Selling, general and administrative expenses significantly increased from $3,534,000 in 1995 to $6,931,000, or 17% of sales, in
1996 due to the addition of the warehouse in New Jersey and the addition of the CTA plant in Owosso, Michigan.

     Interest expense rose from $971,000 in 1995 to $1,214,000 in 1996. This increase is due to the additional debt which was used to finance the new equipment for the CTA manufacturing facility.

     Interest income increased in 1995 by $13,000 but decreased in 1996 by $47,000. During 1995, the Company received insurance proceeds which were invested until the funds were needed, resulting in increased interest income. Additional interest income was generated by assessing customer finance charges.

     The Company's net income before income taxes was $4,070,000, or 10% of sales, in 1996, compared to $4,195,000, or 15% of sales, in 1995.

     The Company operated as an "S" corporation until the merger with Brainerd and related transactions took place on December 31, 1995. As a result of the merger, the Company changed its status to a "C" corporation. This status change resulted in a charge to income of $2,333,000, which represents the net amount of deferred taxes recorded at December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     JUNE 30, 1998 AS COMPARED TO DECEMBER 31, 1997

     The Company's consolidated current assets increased from $16,267,000 at December 31, 1997 to $19,896,000 at June 30, 1998.
Consolidated current liabilities increased from $13,160,000 at December 31, 1997 to $17,599,000 at the end of the second quarter of 1998.

     Cash decreased from $1,723,000 at December 31, 1997 to $583,000 at June 30, 1998, primarily due to the sale of the Company's Boynton Beach, Florida property, which occurred on the last day of December 1997. The proceeds from this sale ($1,025,000) were used to pay down accounts payable and other debt.

     The accounts receivable balance at June 30, 1998 increased by approximately $1,509,000 compared to December 31, 1997, primarily due to the acquisition of the Rugged Liner Companies, which added
$1,287,000, and other additional businesses that were acquired or started during the second quarter of 1998.

     A note receivable from the majority shareholder was established during the third quarter of 1997 for $1,044,000. The balance at both December 31, 1997 and June 30, 1998 was $1,044,000. The note receivable bears interest at 8% annually.

     The inventory balance increased from $9,214,000 at December 31, 1997 to $12,398,000 as of June 30, 1998. This was primarily due to the addition of new locations and the broadening of inventories at Eastern Off Road to a more optimum level.

     Property, plant and equipment increased by $2,620,000 between December 31, 1997 and June 30, 1998. During this period of 1998, Seller added $5,092,000 in fixed assets, of which $4,242,000 was from acquisitions and $850,000 was from purchases. Depreciation expense was approximately $2,194,000 for the six months ended June 30, 1998. The Company used the best estimates and available information to preliminarily allocate the purchase price to the net assets acquired in the Rugged Liner acquisition. Any subsequent adjustments that may be required will be offset to goodwill.

     Deposits increased from $630,000 at December 31, 1997 to $2,247,000 at June 30, 1998. The increase relates to progress payments toward various new tools that are on order for Seller and CTA. The Company holds payments toward uncompleted tools in deposits until the tool is completed, at which time the tool is transferred to property, plant and equipment. There were no other significant capital commitments as of June 30, 1998.

     Goodwill increased from $379,000 as of December 31, 1997 to $3,227,000 at June 30, 1998. The $2,848,000 increase is related to the acquisition of the Rugged Liner Companies and is being amortized over seven years.

     Notes payable increased by $579,000 as the Company drew down on its line of credit to purchase the balance of its interest in Dealers Choice.

     Accounts payable increased from $1,837,000 at December 31, 1997 to $3,459,000 at June 30, 1998. The increase is primarily a result of the acquired accounts payable of $575,000 from the Rugged Liner Companies and $339,000 from the acquisition of Dealers Choice, Road and Truck and Duraliner of Nashville, plus an increase in inventory levels.

     Accrued expenses increased $396,000 due to a credit for merchandise granted in connection with an asset acquisition and an increase in advance ticket sales by BIR.

     OUTSTANDING DEBT

     In May 1997, the Company entered into a $7,000,000 term note which requires monthly payments of $167,000 plus interest at prime plus 0.25%. The term note has a maturity date of November 1, 2000. The loan is secured by all of the Company's assets and had a balance of $4,829,000 at June 30, 1998.

     The Company's line of credit was renegotiated in April 1998. The Company's $6,000,000 line of credit was increased to $8,000,000 and now expires in May 1999. The line of credit is secured by all of the Company's assets. Interest is paid at prime on a monthly basis. From time to time the Company funds its line of credit with Eurodollars that allow the Company to borrow at a rate below prime for a fixed period of time. The outstanding balance on the line of credit was $6,579,000 at June 30, 1998.

     BIR has a $300,000 line of credit which is secured by all of its assets. There was a balance of $40,000 outstanding at June 30, 1998.

     BIR has a mortgage with a balance of $469,000 at June 30, 1998, which is secured by property. This loan requires quarterly interest payments at 2% above prime and a single $50,000 principal payment in the third quarter of each year through 2004.

     In 1996, Seller acquired three capital leases to finance equipment for CTA. Seller leased $6,435,000 worth of equipment under a six-year agreement with monthly payments of approximately $100,000. Each lease includes an option to purchase the equipment for $1.00 upon expiration of the lease term. The leases are collateralized by the machinery. At June 30, 1998, the balance due on these three capital leases was $4,815,000.

     During 1997, the Company also entered into a 24-month lease extension on the semi-tractor trailers that it was already leasing from its lending institution. Pursuant to the extension agreement, the Company continues to lease the vehicles for an aggregate monthly payment of $15,000. Under the extension agreement, the Company has an option to buy the trailers for $1.00 upon completion of the extended term. The balance on this capital lease was $226,000 at both June 30, 1998 and December 31, 1997.

     In April 1998, the Company secured a $7,500,000 acquisition line of credit with its primary lending institution, part of which was utilized in the acquisition of the Rugged Liner Companies. The Company will pay interest only on the outstanding balance until December 1998 when the balance will be rolled into a term note where monthly payments of both principal and interest will be due. The interest rate is equal to prime. The balance at June 30, 1998 was $4,075,000.

     In connection with the purchase of Dealers Choice, the Company assumed a Small Business Administration (SBA) loan. The balance on this loan as of June 30, 1998 was $210,000. Also, the Company assumed a real estate loan with the balance of $145,000 at June 30, 1998. The Company plans to pay off both loans in the near future.

     The Company has financed vehicles to be used at the sales retail outlet stores. The collective balance on these vehicles at June 30, 1998 was $204,000. The collective balance on financed vehicles for all other operations at June 30, 1998 was $111,000.

     The Company anticipates that future capital requirements and acquisitions will be financed through earnings from operations, amounts under its line of credit, and amounts available on the acquisition line of credit.

     ACQUISITIONS THIS PERIOD

     CTA made six acquisitions during the first six months of 1998:
Road N Truck, in Thousand Oaks, California; Duraliner, in Nashville, Tennessee; the Rugged Liner Companies, as described above; Sun Shade Custom, in Franklin, Tennessee; Dealers Choice Distribution, Inc., in Collinsville, Illinois; and DC Sales, Inc. in Collinsville, Illinois.

     YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     During the year ended December 31, 1997, the Company has funded its working capital and capital expenditure requirements using cash flows from operations and bank borrowings under revolving lines of credit and bank notes.

     The Company's consolidated current assets increased from $13,638,000 at December 31, 1996 to $16,267,000 at December 31, 1997. This increase primarily relates to the $1,402,000 increase in cash as a result of the year end sale of the Boynton Gardens property that the Company held in Florida, inventory increase of $866,000 as a result of the addition of the new stores and the $368,000 increase in accounts receivable. See below for further discussion of these changes. The Company's consolidated current liabilities decreased from $16,659,000 at December 31, 1996 to $13,160,000 at December 31, 1997. This decrease primarily relates to a $1,695,000 decrease in accounts payable, a decrease of $1,426,000 in accrued expenses and a reduction of $269,000 in income taxes payable.

     Cash increased at year-end 1997 because of the sale of the Boynton Gardens property. The sale of the land for $1,207,000 was completed on

December 31, 1997. Proceeds were subsequently used to pay down the line of credit.

     Accounts receivable increased by approximately $368,000 as of December 31, 1997 over 1996 due to increased sales and the addition of 12 new warehouse distribution stores. The Company's subsidiaries continue to offer early payment discounts and incentives for prompt payments to their customers.

     Inventories increased by approximately $867,000 at the end of 1997 as compared to year end 1996, primarily due to the new warehouses and distribution stores.

     Prepaid Expenses increased $199,000 between December 31, 1996 and 1997 due to advance payment of rents.

     Plant, property and equipment net book value decreased from $27,028,000 as of December 31, 1996 to $26,328,000 at December 31, 1997. This was due to normal scheduled depreciation of $4,357,000, the sale of the Florida property and other various items, net of accumulated depreciation, for $1,128,000 and additions of $4,785,000.

     Note receivable of $1,044,000 at December 31, 1997 is from the majority shareholder of the Company.

     Deposits on tools and machinery decreased by approximately $526,000 during 1997 as various equipment and tools were placed in service. The Company separately classifies deposits made toward tools and machinery from its regular assets until the equipment has been delivered, made operational and placed in service. At December 31, 1997, approximately $630,000 remains in deposits for tools currently under construction.

     As a result of the merger with Brainerd, the value paid for BIR exceeded the value of its assets by $425,000. Additionally, several of the businesses from which the Company purchased assets in 1997 resulted in goodwill. Goodwill is being amortized over a seven-year period and totals $379,000 at December 31, 1997.

     EFFECTS OF INFLATION

     The Company believes that the relatively moderate inflation rate over the last few years has not had a significant impact on the Company's revenues or profitability. The Company does not expect inflation to have any near-term material effect on the sales of its products, although there can be no assurance that such an effect will not occur in the future.

     NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported in the stockholders' equity section of the balance sheet and establishes standards for reporting of comprehensive income and its components in a full set of general purpose financial statements. Adoption of this standard will require additional disclosure only. The Company adopted this standard effective January 1, 1998, as required.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This standard requires certain information regarding segments of a business enterprise to be reported based on the way management organizes and evaluates segments within the Company. The standard also requires disclosures regarding products and services, geographical areas and major customers. Adoption of this standard will require the Company to include additional detail in its disclosures, including certain disaggregated operating information. The Company will adopt this standard in 1998, as required, but is not currently planning to elect early adoption for interim financial periods during the year. At this time, before giving effect to the Sale management anticipates that the Company's reported segments will be composed of its three wholly owned subsidiaries: Seller, BIR and CTA.

     EFFECTS OF YEAR 2000

     The "year 2000 issue" is the result of computer programs being written using two digits rather than four digits to define the applicable year. Accordingly, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation could result in a system failure or miscalculations causing disruptions to operations. The year 2000 issue is not limited to computer programs or information technology systems, however. Instead, machinery and other equipment could have date-sensitive "embedded technology" that could result in failures or interruptions as a result of the year 2000 issue.

     With respect to the Company's computer systems, the Company continues to implement changes designed to provide accurate date recognition and data processing with respect to the year 2000, including modifying existing computer programs and converting to new programs. The Company believes that these activities are substantially complete at CTA, Rugged Liner and BIR. Activities with respect to Seller are expected to begin in late 1998. These activities generally will require the replacement of approximately twenty personal computers and software updates for each of Seller's five primary locations.

     With respect to the Company's machinery and other equipment, the Company's management has met with representatives of the primary manufacturer of such equipment and has been assured that the equipment will not experience any material system interruptions or failures as a result of the year 2000 issue. While the Company has no reason to believe that the manufacturer's statements are incorrect, the Company has not undertaken an independent investigation of the year 2000 readiness of all of its machinery and other equipment.

     The Company is in the process of initiating formal communications with its significant suppliers and customers to determine the extent to which the Company may be vulnerable to a failure by any of these third parties to remediate their own year 2000 problems. The Company has been informed by two of its significant suppliers, as well as certain other parties with whom the Company conducts business, that they are year 2000 compliant or will be in the near future. Because the Company does not have any computer or other data links with its customers, suppliers or others, the failure of such parties to remediate their year 2000 problems is not expected to interfere materially with the Company's systems.

     In the aggregate, CTA, BIR and Rugged Liner have spent approximately $269,000 to date to address this issue. Seller expects to spend approximately $50,000 to replace the computers and update the software described above. Such costs are being expensed as incurred and are not expected to have a material impact on the Company's results of operations, liquidity or financial position. The projected costs of year 2000 modifications and the projected date on which the Company believes it will complete the project are management's best estimates, based on a variety of assumptions. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

     Management does not expect any material disruptions to the Company's operations arising from the failure of the Company's computer systems or other equipment to properly handle the year 2000 issue.
In most cases, the Company's inventories of products should be sufficient to support sales for some period of time following any such failure. If such problems were to continue for an extended period of time, however, they could have a material impact on the Company's results of operations, liquidity and financial position. In addition, the Company could face potential adverse effects if external systems, such as telephone lines or electrical service, were rendered inoperable due to the year 2000 issue. Furthermore, while as noted above the Company has received assurances from certain third parties that they are year 2000 compliant or will be in the near future, there can be no assurances that such third parties will not experience year 2000 problems of their own, thereby disrupting the Company's operations.

     As of the date of this Proxy Statement, the Company has not developed a formal contingency plan for addressing the year 2000 issue. The Company believes that certain business operations currently conducted using computers could be accomplished manually for some period of time without material difficulties. The Company plans to investigate the development of a contingency plan.

FORWARD-LOOKING STATEMENTS

     With the exception of historical matters, the matters discussed in this Proxy Statement, particularly descriptions of the Company's plans to develop and expand the business of CTA, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the industries in which the Company operates, the economy, and about the Company itself. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

     Future Factors include, but are not limited to, uncertainties relating to changes in demand for the Company's products; the cost and availability of inventories, raw materials and equipment furnished to the Company; the degree of competition by the Company's competitors; changes in government and regulatory policies; changes in interest rates or tax laws; and changes in economic conditions. These matters are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a forward-looking statement.


                          DISSENTERS' RIGHTS

     Holders of Common Stock are entitled to dissenters' rights under the MBCA pursuant to which such holders may dissent from the Sale and obtain payment for their shares of Common Stock in accordance with the provisions of Sections 761 through 774 of the MBCA (the "Dissenters'

Rights Statute"), copies of which are attached to this Proxy Statement as Appendix C.

     The following is a summary of the Dissenters' Rights Statute and the procedures for dissenting from the Sale and demanding dissenters' rights thereunder. This summary is qualified in its entirety by reference to the Dissenters' Rights Statute, which is reprinted in full as Appendix C to this Proxy Statement. Any holder of Common Stock who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so should refer to the Dissenters' Rights Statute and consult counsel prior to taking any action. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     The Dissenters' Rights Statute provides that persons in whose name shares of Common Stock are registered in the records of the Company, or beneficial owners of shares to the extent of the rights granted by a nominee certificate on file with the Company, and persons who are beneficial owners of shares held by nominees as the record holders (collectively defined, for purposes of this section only, as "shareholders") are entitled to dissenters' rights, but only if they comply with the provisions set forth in the Dissenters' Rights Statute.

     Shareholders who wish to exercise dissenters' rights:

     (a) must deliver to the Company, before the vote with respect to the Asset Purchase Agreement is taken, written notice of their intent to demand payment for their shares if the Asset Purchase Agreement is approved; and

     (b) must not vote their shares in favor of approval of the Asset Purchase Agreement.

     Shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters' Rights Statute. Although shareholders electing to exercise dissenters' rights under the Dissenters' Rights Statute must not vote FOR approval of the Asset Purchase Agreement and the Sale, such shareholders are not required to vote against approval of the Asset Purchase Agreement and the Sale to exercise dissenters' rights. If a shareholder returns a signed proxy, but does not specify a vote against approval of the Asset Purchase Agreement and the Sale or a direction to abstain, the proxy will be voted for approval of the Asset Purchase Agreement and the Sale, and cause the waiver of that shareholder's dissenters' rights. A vote against approval of the Asset Purchase Agreement and the Sale is not sufficient to comply with the notice requirements described above.

     If the Asset Purchase Agreement and the Sale are approved, the Company must notify all shareholders entitled to assert dissenters' rights under the Dissenters' Rights Statute that the action was taken and send them a dissenters' notice no later than 10 days after the Closing of the Sale.

     Upon receipt of the dissenters' notice, dissenters must make a payment demand by the date set by the Company in the notice. A shareholder who elects to exercise dissenters' rights must mail or deliver his or her written demand to: The Colonel's International, Inc., Attn: Corporate Secretary, 620 South Platt Road, Milan, Michigan 48160. The written demand for payment should comply with the provisions of the Dissenters' Rights Statute and should specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is demanding payment for his or her shares. The shareholder also must certify that the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his or her share certificates in accordance with the terms of the dissenters' notice. Failure to make a payment demand or to deposit the share certificates where required, each by the date set forth in the dissenters' notice, shall forfeit the shareholder's entitlement to payment for his or her shares under the Dissenters' Rights Statute.

     Within seven days after the Sale is consummated or a payment demand is received, whichever occurs later, the Company will pay dissenting shareholders who complied with the Dissenters' Rights Statute the amount that the Company estimates to be the fair value of the dissenters' shares, plus accrued interest.

     A dissenting holder of Common Stock may notify the Company in writing of his or her own estimate of the fair value of his or her shares of Common Stock and the amount of interest due, and demand payment of that estimate, less any payment made by the Company as described above (or reject the Company's offer, if any, made to shareholders who were not beneficial holders of Common Stock prior to the time that the transaction was publicly announced), if (a) the dissenter believes that the amount paid by the Company (or offered as described above) is less than the fair value of such shares or that interest was incorrectly calculated or (b) the corporation fails to make payment within 60 days after the date set for demanding payment in the dissenters' notice. This demand must be made within 30 days after the Company made (or offered as described above) payment to the shareholder. A shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid (or offered) by the Company.

     If a dissenter has rejected the Company's offer and demanded payment of the fair value of the shares and interest due, the Company must (unless it accepts the dissenter's demand) commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters' Rights Statute, to determine the fair value of the shares and accrued interest.

     All dissenters whose demands remain unsettled will be made parties to such a judicial proceeding, the purpose of which is to determine the fair value of the shares. To this end, the court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus interest, minus the amount, if any, that the Company previously paid such dissenter for his or her shares. The court shall assess the costs against the Company, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the Dissenters' Rights Statute.

                           SHARE OWNERSHIP

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

     Holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were 24,631,832 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

     The following table sets forth information concerning the number of shares of Common Stock held by each shareholder who is known to the Company's management to be the beneficial owner of more than 5% of the outstanding shares as of the Record Date:

NAME AND ADDRESS              AMOUNT OF             NATURE OF
OF BENEFICIAL                 BENEFICIAL            BENEFICIAL                           PERCENT OF
OWNER OF COMMON STOCK         OWNERSHIP             OWNERSHIP                            CLASS<F1>
Donald J. Williamson<F2>   11,934,580 shares   Sole voting and investment power           48.32%
620 South Platt Road                0 shares   Shared voting and investment power          0.00%
Milan, MI 48160

Patsy L. Williamson<F2>   11,639,870 shares    Sole voting and investment power           47.12%
620 South Platt Road               0 shares    Shared voting and investment power          0.00%
Milan, MI 48160

____________________
<F1>  See note 1 to the following table.
<F2>  See note 2 to the following table.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of shares of Common Stock, held as of the Record Date by each director, each of the named executive officers and by all directors and executive officers of the Company as a group:

        NAME                     AMOUNT OF                    NATURE OF
    OF BENEFICIAL                BENEFICIAL                   BENEFICIAL                    PERCENT OF
OWNER OF COMMON STOCK            OWNERSHIP                    OWNERSHIP                      CLASS<F1>
---------------------            ----------                   ----------                    ----------
John Carpenter                           0 shares     Sole voting and investment power         <F*>
                                         0 shares    Shared voting and investment power        <F*>

J. Daniel Frisina<F3><F5>            7,895 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>

Ted M. Gans<F3><F5>                  7,895 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>

Mark German<F6>                    413,167 shares    Sole voting and investment power       1.67 <F*>
                                         0 shares    Shared voting and investment power        <F*>

Donald R. Gorman<F3><F5>             7,370 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>
                                      -67-

Michael J. McCloskey<F4>                 0 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>

Ben C. Parr<F3><F5>                  7,370 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>

William Singleterry<F7>              5,000 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>

Mark D. Stevens<F3>                  5,700 shares    Sole voting and investment power          <F*>
                                         0 shares    Shared voting and investment power        <F*>

Donald J. Williamson<F2><F3>    11,934,580 shares    Sole voting and investment power      48.32 <F*>
                                         0 shares    Shared voting and investment power        <F*>

Patsy L. Williamson<F2><F3><F4> 11,639,870 shares    Sole voting and investment power      47.12 <F*>
                                         0 shares    Shared voting and investment power        <F*>

Directors and Officers          24,035,847 shares    Sole voting and investment power      97.30 <F*>
as a group                               0 shares    Shared voting and investment power     0.00 <F*>

----------------------------------
<F*>    Does not exceed 1%.

<F1> PERCENTAGES:  The percentages set forth in this column were calculated on the basis of (i) 24,631,832 shares of Common Stock outstanding as of the Record Date plus (ii) 68,715 shares of Common Stock subject to options that were exercisable on the Record Date or that will become exercisable within 60 days after the Record Date. Shares subject to such options are considered to be outstanding for purposes of this chart.

<F2> THE WILLIAMSONS:  In the mergers by which Brainerd, the Company's predecessor, merged with and into the Company and by which Seller became a wholly owned subsidiary of the Company, a total of 23,500,000 shares of Common Stock in the Company were issued to Donald J. Williamson and Patsy L. Williamson, proportionate to their ownership of shares of common stock of Seller. Mrs. Williamson also has options to acquire 6,735 shares of Common Stock that were exercisable as of the Record Date.

<F3> STOCK OPTION GRANTS TO DIRECTORS: Pursuant to the Company's 1995
     Long-Term Incentive Plan (the "LTIP"), the Company's Board of Directors in February 1997 granted each non-employee Director of the Company (Mrs. Williamson, Mr. Parr, Mr. Gorman, Mr. Darcy, Mr. Frisina and Mr. Gans) options to acquire up to 5,000 shares



                                      -68-

     of Common Stock. These stock options were exercisable as of the Record Date. The Board of Directors also granted Mr. Stevens options to acquire 5,000 shares of Common Stock, which options were exercisable as of the Record Date. Mrs. Williamson is not currently a Director of the Company.

<F4> MICHAEL J. MCCLOSKEY:  Mr. McCloskey resigned as Chief Executive
     Officer as of June 30, 1997. Mr. McCloskey had been granted certain options to acquire Common Stock. However, these options were canceled upon Mr. McCloskey's resignation.

<F5> AUTOMATIC STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS:   Under
     the LTIP, each non-employee director of the Company receives an automatic grant of options in March and September of each year. The number of shares subject to each option started at 500 when the LTIP was inaugurated in 1996. Under the terms of the LTIP, for each grant after that time the number of shares subject to each option increases by 5% from the previous grant. When a new non-employee Director is elected or appointed to the Board, he or she will immediately receive an option in an amount equal to the last grant. Messrs. Frisina and Gans each received options to purchase a total of 1,185 shares of Common Stock pursuant to these automatic grant provisions during 1997. Messrs. Parr and Gorman and Mrs. Williamson each received options to purchase a total of 1,735 shares pursuant to these provisions in 1997, in part due to the fact that each of them received options to purchase 550 shares upon their appointment to the Board of Directors in February 1997. All of the foregoing options are currently exercisable. Messrs. Frisina, Gans, Parr and Gorman and Ms. Williamson were each granted options to purchase 635 shares of Common Stock on March 1, 1998. These options are currently exercisable. Messrs. Frisina, Gans, Parr and Gorman were each granted options to purchase 660 shares of Common Stock on September 1, 1998. These options are not yet exercisable.

<F6> MARK GERMAN: Mr. German is the former majority shareholder of the
     Rugged Liner Companies, four Pennsylvania corporations acquired by the Company in April 1998. In these acquisitions, Mr. German was issued a total of 413,167 shares of the Company's Common Stock. Mr. German's father, mother and sister each were issued 13,620 shares of Common Stock. Mr. German disclaims beneficial ownership of the shares owned by his family members and such shares are not included in the number shown in the table.

<F7> STOCK OPTION GRANTS TO OFFICERS: In February 1997, Mr. Singleterry was
     granted options to acquire up to 5,000 shares of Common Stock. These stock options are currently exercisable.

                    INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Deloitte & Touche LLP, the Company's independent accountants for the current fiscal year and the past fiscal year, are expected to be present at the Special Meeting, will have an opportunity to make a statement if they so desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                        SHAREHOLDER PROPOSALS

     Proposals of shareholders must be received by the Company no later than January 15, 1999 to be considered for inclusion in the Company's proxy statement for its 1999 annual meeting of shareholders. Such shareholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 620 South Platt Road, Milan, Michigan 48160. All other shareholder proposals must be received by the Company no later than March 31, 1999 to be considered to have been timely submitted to the Company.

                                APPENDIX A










                         ASSET PURCHASE AGREEMENT

                Dated as of the 14th day of September, 1998

                               by and among

                        COLONEL'S ACQUISITION CORP.

                                    and

                            THE COLONEL'S, INC.

                     THE COLONEL'S INTERNATIONAL, INC.

                           DONALD J. WILLIAMSON

                             TABLE OF CONTENTS

ARTICLE I.  PURCHASE AND SALE OF THE PURCHASED ASSETS. . . . . . . . . .A-1

     Section 1.01.  Purchase and Sale of Purchased Assets. . . . . . . .A-1
     Section 1.02.  Purchase Price . . . . . . . . . . . . . . . . . . .A-2
     Section 1.03.  Adjustments to Purchase Price. . . . . . . . . . . .A-3
     Section 1.04.  Assumed Liabilities. . . . . . . . . . . . . . . . .A-6
     Section 1.05.  Allocation of Purchase Price . . . . . . . . . . . .A-6

ARTICLE II. REPRESENTATIONS AND WARRANTIES
            OF SELLER AND THE SHAREHOLDER. . . . . . . . . . . . . . . .A-6

     Section 2.01.  Title to Property. . . . . . . . . . . . . . . . . .A-7
     Section 2.02.  Authority; Consent . . . . . . . . . . . . . . . . .A-7
     Section 2.03.  Consents and Approvals . . . . . . . . . . . . . . .A-8
     Section 2.04.  Corporate Organization . . . . . . . . . . . . . . .A-8
     Section 2.05.  Financial Statements . . . . . . . . . . . . . . . .A-8
     Section 2.06.  Absence of Undisclosed Liabilities . . . . . . . . .A-8
     Section 2.07.  Transactions with Certain Persons. . . . . . . . . .A-8
     Section 2.08.  Tax Matters. . . . . . . . . . . . . . . . . . . . .A-8
     Section 2.09.  Compliance with Laws; No Default or Litigation . . .A-9
     Section 2.10.  Real Property-Owned Premises . . . . . . . . . . . A-10
     Section 2.11.  Real Property-Leased Premises. . . . . . . . . . . A-10
     Section 2.12.  Personal Property-Owned. . . . . . . . . . . . . . A-11
     Section 2.13.  Personal Property-Leased . . . . . . . . . . . . . A-11
     Section 2.14.  Contracts. . . . . . . . . . . . . . . . . . . . . A-11
     Section 2.15.  Accounts and Notes Receivable; Inventory . . . . . A-12
     Section 2.16.  Equipment and Machinery. . . . . . . . . . . . . . A-12
     Section 2.17.  Supplies . . . . . . . . . . . . . . . . . . . . . A-13
     Section 2.18.  Licenses and Permits . . . . . . . . . . . . . . . A-13
     Section 2.19.  Intellectual Property. . . . . . . . . . . . . . . A-13
     Section 2.20.  Claims Against Third Parties . . . . . . . . . . . A-13
     Section 2.21.  Labor Relations; Employees . . . . . . . . . . . . A-13
     Section 2.22.  Employee Benefit Plans . . . . . . . . . . . . . . A-14
     Section 2.23.  Environmental Compliance . . . . . . . . . . . . . A-16
     Section 2.24.  No Guarantees. . . . . . . . . . . . . . . . . . . A-17
     Section 2.25.  Insurance. . . . . . . . . . . . . . . . . . . . . A-17
     Section 2.26.  Power of Attorney. . . . . . . . . . . . . . . . . A-18
     Section 2.27.  No Brokers' or Finders' Fees . . . . . . . . . . . A-18
     Section 2.28.  Sole Shareholder . . . . . . . . . . . . . . . . . A-18
     Section 2.29.  Disclosure . . . . . . . . . . . . . . . . . . . . A-18
     Section 2.30.  Absence of Certain Changes or Events . . . . . . . A-18
     Section 2.31.  Year 2000. . . . . . . . . . . . . . . . . . . . . A-20
     Section 2.32.  Representations and Warranties as of Date
                    Hereof . . . . . . . . . . . . . . . . . . . . . . A-20
     Section 2.33.  Disclosure . . . . . . . . . . . . . . . . . . . . A-20

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . A-20

     Section 3.01.  Authority; Consent . . . . . . . . . . . . . . . . A-21
     Section 3.02.  Consents and Approvals . . . . . . . . . . . . . . A-21
     Section 3.03.  Litigation . . . . . . . . . . . . . . . . . . . . A-21
     Section 3.04.  Corporate Organization . . . . . . . . . . . . . . A-21
     Section 3.05.  No Brokers' or Finders' Fees . . . . . . . . . . . A-22
     Section 3.06.  Payment of Assumed Liabilities . . . . . . . . . . A-22
     Section 3.07.  Access to Information. . . . . . . . . . . . . . . A-22
     Section 3.08.  Disclosure . . . . . . . . . . . . . . . . . . . . A-22
     Section 3.09.  Representations and Warranties as of Date Hereof . A-22

ARTICLE IV.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . A-22

     Section 4.01.  Taxes. . . . . . . . . . . . . . . . . . . . . . . A-22
     Section 4.02.  Cooperation on Tax Matters . . . . . . . . . . . . A-22
     Section 4.03.  Form 8594. . . . . . . . . . . . . . . . . . . . . A-23

ARTICLE V.   EMPLOYEES AND EMPLOYEE PLANS. . . . . . . . . . . . . . . A-23

     Section 5.01.  Termination of Existing Employees. . . . . . . . . A-23
     Section 5.02.  Offers of Employment . . . . . . . . . . . . . . . A-23
     Section 5.03.  Terms of Employment. . . . . . . . . . . . . . . . A-23
     Section 5.04.  Benefit and Employee Plans . . . . . . . . . . . . A-23
     Section 5.05.  COBRA Obligations. . . . . . . . . . . . . . . . . A-23

ARTICLE VI.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. . . . . . . A-24

     Section 6.01.  Deliveries by Seller . . . . . . . . . . . . . . . A-24
     Section 6.02.  Representations and Warranties of Seller and
                    the Shareholder. . . . . . . . . . . . . . . . . . A-24
     Section 6.03.  Compliance . . . . . . . . . . . . . . . . . . . . A-24
     Section 6.04.  Compliance Certificate . . . . . . . . . . . . . . A-24
     Section 6.05.  Authorizations and Consents. . . . . . . . . . . . A-24
     Section 6.06.  No Change in Business or Financial Condition;
                    Operation of Business in Ordinary Course . . . . . A-24
     Section 6.07.  Employment Agreements. . . . . . . . . . . . . . . A-24
     Section 6.08.  Noncompetition Agreements. . . . . . . . . . . . . A-25
     Section 6.09.  Milan Property Real Estate Purchase Agreement. . . A-25
     Section 6.10.  Consent of Simplified Employment Services. . . . . A-25
     Section 6.11.  Perfection of Title. . . . . . . . . . . . . . . . A-25
     Section 6.12.  Results of Due Diligence . . . . . . . . . . . . . A-25
     Section 6.13.  Audit Commitment . . . . . . . . . . . . . . . . . A-25
     Section 6.14.  License Agreement. . . . . . . . . . . . . . . . . A-25
     Section 6.15.  No New Lease Agreements. . . . . . . . . . . . . . A-25
     Section 6.16.  Environmental Reports. . . . . . . . . . . . . . . A-25
     Section 6.17.  Transfer of Tax Abatement Certificates . . . . . . A-25
     Section 6.18.  Designation of Neutral Accounting Firm . . . . . . A-26

     Section 6.19.  West Memphis Lease Agreement . . . . . . . . . . . A-26
     Section 6.20.  Subordination Agreement. . . . . . . . . . . . . . A-26

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER . . . . . . A-26

     Section 7.01.  Deliveries by Buyer. . . . . . . . . . . . . . . . A-26
     Section 7.02.  Representations and Warranties of Buyer. . . . . . A-26
     Section 7.03.  Compliance . . . . . . . . . . . . . . . . . . . . A-26
     Section 7.04.  Compliance Certificate . . . . . . . . . . . . . . A-26
     Section 7.05.  Authorizations and Consents. . . . . . . . . . . . A-26
     Section 7.06.  Employment Agreement . . . . . . . . . . . . . . . A-26
     Section 7.07.  Noncompetition Agreements. . . . . . . . . . . . . A-26
     Section 7.08.  Milan Property Real Estate Purchase Agreement. . . A-26
     Section 7.09   Designation of Neutral Accounting Firm . . . . . . A-26
     Section 7.10   West Memphis Lease Agreement . . . . . . . . . . . A-27
     Section 7.11   Subordination Agreement. . . . . . . . . . . . . . A-27

ARTICLE VIII. CLOSING AND POST-CLOSING MATTERS . . . . . . . . . . . . A-27

     Section 8.01.  Closing Date . . . . . . . . . . . . . . . . . . . A-27
     Section 8.02.  Deliveries by Seller . . . . . . . . . . . . . . . A-27
     Section 8.03.  Deliveries by Buyer. . . . . . . . . . . . . . . . A-27
     Section 8.04.  Subsequent Documentation . . . . . . . . . . . . . A-28

ARTICLE IX.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . A-28

     Section 9.01.  Indemnification by Seller and TCI. . . . . . . . . A-28
     Section 9.02.  Indemnification by Buyer . . . . . . . . . . . . . A-29
     Section 9.03.  Notice . . . . . . . . . . . . . . . . . . . . . . A-29
     Section 9.04.  Defense of Claims. . . . . . . . . . . . . . . . . A-29
     Section 9.05.  Limitations on Indemnification . . . . . . . . . . A-30
     Section 9.06.  Payment of Losses; Set-Off Rights. . . . . . . . . A-30
     Section 9.07.  Survival . . . . . . . . . . . . . . . . . . . . . A-30
     Section 9.08.  Limitations. . . . . . . . . . . . . . . . . . . . A-31
     Section 9.09.  Environmental Indemnity Obligations. . . . . . . . A-31
     Section 9.10.  Assignment of Claims . . . . . . . . . . . . . . . A-31

ARTICLE X.    OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . A-31

     Section 10.01. Operation of Business. . . . . . . . . . . . . . . A-31
     Section 10.02. Buyer Representative . . . . . . . . . . . . . . . A-32
     Section 10.03. Due Diligence. . . . . . . . . . . . . . . . . . . A-32
     Section 10.04. Confidentiality. . . . . . . . . . . . . . . . . . A-32
     Section 10.05. Earnest Money Deposit. . . . . . . . . . . . . . . A-33
     Section 10.06. Environmental Obligations. . . . . . . . . . . . . A-33

ARTICLE XI.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . A-33

     Section 11.01. Conditions of Termination. . . . . . . . . . . . . A-33
     Section 11.02. Effect of Termination. . . . . . . . . . . . . . . A-34

ARTICLE XII.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . A-34

     Section 12.01. Counterparts . . . . . . . . . . . . . . . . . . . A-34
     Section 12.02. Cooperation. . . . . . . . . . . . . . . . . . . . A-34
     Section 12.03. Further Assurances . . . . . . . . . . . . . . . . A-34
     Section 12.04. Expenses . . . . . . . . . . . . . . . . . . . . . A-34
     Section 12.05. Public Announcements . . . . . . . . . . . . . . . A-34
     Section 12.06. Access to Records and Records Retention. . . . . . A-34
     Section 12.07. Index and Captions . . . . . . . . . . . . . . . . A-35
     Section 12.08. Notices. . . . . . . . . . . . . . . . . . . . . . A-35
     Section 12.09. Entire Agreement . . . . . . . . . . . . . . . . . A-37
     Section 12.10. Governing Law. . . . . . . . . . . . . . . . . . . A-37
     Section 12.11. Choice of Forum; Waiver of Jury Trial. . . . . . . A-37
     Section 12.12. Construction . . . . . . . . . . . . . . . . . . . A-37
     Section 12.13. Waiver of Compliance . . . . . . . . . . . . . . . A-38
     Section 12.14. Validity of Provisions . . . . . . . . . . . . . . A-38
     Section 12.15. Schedules and Exhibits . . . . . . . . . . . . . . A-38
     Section 12.16. No Intention to Benefit Third Parties. . . . . . . A-38
     Section 12.17. Successors and Assigns . . . . . . . . . . . . . . A-38

                         ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 14th day of September, 1998 (the "Execution Date"), by and among The Colonel's Acquisition Corp. ("Buyer"), a newly-formed corporation organized under the law of the State of Delaware, The Colonel's, Inc. ("Seller"), a corporation incorporated and organized under the law of the State of Michigan, The Colonel's International, Inc., a corporation incorporated and organized under the law of the State of Michigan and the sole shareholder of Seller ("TCI"), and Donald J. Williamson, an individual residing in the State of Michigan and a major shareholder of TCI (the "Shareholder").

                                WITNESSETH:

     WHEREAS, Seller is engaged in the business of manufacturing and selling replacement bumpers, facias and related parts (the "Business"). TCI is the sole shareholder of Seller, and the Shareholder beneficially owns a majority of the stock of TCI.

     WHEREAS, Buyer, in reliance upon the representations, warranties and covenants of Seller, TCI and the Shareholder set forth herein, desires to purchase from Seller, and Seller desires to sell, transfer and convey substantially all of the properties, assets, and interests in properties and assets of Seller relating to the Business which are owned or leased by Seller at Closing (the "Purchased Assets"), and in connection therewith, Buyer has agreed to assume certain liabilities of Seller, all on the terms and conditions set forth in this Agreement.

     WHEREAS, 620 Platt Road, L.L.C., a Michigan limited liability company (the "Property Seller") owns the real property and buildings located at 620 South Platt Road, Milan, Michigan (the "Milan Property") which is leased to Seller in connection with the operation of the Business and, in addition to the Buyer's purchase of the Purchased Assets, Buyer has agreed to purchase the Milan Property from the Property Seller.

     NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

                                ARTICLE I.

                 PURCHASE AND SALE OF THE PURCHASED ASSETS

     SECTION 1.01. PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, at Closing, Buyer shall purchase from Seller and Seller shall sell, transfer, assign and deliver to

Buyer, all of the right, title and interest in and to the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances, easements, encroachments, rights of third parties, or other interests of any kind or character whatsoever, except (i) liens, encumbrances and other obligations with respect to the "Assumed Liabilities" set forth in SECTION 1.04 below and (ii) the liens specifically set forth on SCHEDULE 1.01(a) below (which shall be referred to herein as the "Permitted Liens"). The Purchased Assets shall include all of the properties, assets, and interests in properties and assets of Seller relating to the Business which are owned or leased by Seller at Closing, except for Seller's cash and those assets specifically set forth on SCHEDULE 1.01(b) (the "Excluded Assets"). Except for the Excluded Assets, the Purchased Assets shall include without limitation the following items:

     (a)  all accounts and notes receivable;

     (b) all inventory of raw materials, work-in-process, finished goods, components, spare parts, replacement parts, shop supplies and other items of personal property;

     (c) all fixed assets, including plant equipment, office furniture and equipment, vehicles and all other fixed assets and items of personal property or fixtures;

     (d)  all real estate identified on SCHEDULE 1.01(c);

     (e) all rights in, to and under leases of real estate, equipment, machinery, vehicles and other items of personal property (collectively, the "Assumed Leases");

     (f) all rights in, to and under contracts, purchase orders, work orders and similar agreements with third parties (collectively, the "Purchased Contracts");

     (g)  all prepaid expenses, security deposits and prepaid insurance;

     (h) all intangibles, including, without limitation, any trademarks or tradenames and derivations thereof, the benefit of third party representations, warranties and guarantees, customer lists, supplier lists, business plans and strategies, know-how, correspondence, manuals, sales literature and promotional material, trade secrets, computer software and programs the telephone and telefax numbers used in the Business prior to Closing, and all other intellectual property and proprietary rights of any kind, whether or not patentable or registrable;

     (i) to the extent assignable, all licenses, permits, franchises, certificates, approvals and authorizations necessary to own and operate the Purchased Assets and to conduct the Business;

     (j) all software (whether proprietary or not) used in the operation of the Business and all licenses thereto;

     (k) all books, records and other information relating to the Purchased Assets, other than the minute books, corporate records, stock certificates, records and transfer ledgers, corporate seal, correspondence and other records of Seller that constitute records or communications with Seller or TCI's shareholders, directors or officers (collectively, the "Corporate Records"), provided that Seller shall, at Buyer's request, provide Buyer with a copy of any Corporate Records that relate to any of the Purchased Assets;

     (l) all other miscellaneous assets, including, without limitation stationary, purchase order and sale order forms and invoices, brochures, advertising materials and similar items; and

     (m)  all assets is set forth on SCHEDULE 1.01(D).

     SECTION 1.02. PURCHASE PRICE. The aggregate consideration (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Assets shall be an amount equal to Fifty Five Million Fifty Two Thousand Dollars ($55,052,000), plus the Assumed Liabilities (not to exceed $1,260,000), payable as follows:

     (a) the sum of Forty Five Million Fifty Two Thousand Dollars ($45,052,000), payable at the Closing (as defined in SECTION 6.01) by wire transfer of immediately available funds to an account in the United States pursuant to the payment instructions of Seller (the "Closing Payment");

     (b) the assumption of the Assumed Liabilities (as identified and subject to the cap set forth in SECTION 1.04);

     (c) the sum of Ten Million Dollars ($10,000,000), as adjusted pursuant to the terms of SECTION 1.03, to be paid in full on the fifteen-year anniversary of the Closing Date. This sum shall be represented by a note in the form set forth on
          EXHIBIT 1.02(c)(i), issued by Buyer and accruing interest at 8% annually (the "Note"). Payments on the Note shall be made as follows: (i) equal annual payments of principal and interest shall be made on the first and second anniversaries of the Closing, (ii) equal monthly payments of principal and interest shall be made after the second anniversary and until the Note has been paid in full, and (iii) all outstanding principal and interest on the Note shall be paid in full on the fifteenth anniversary of the Closing. Payments of interest and principal are subject to set-off by Buyer as set forth in SECTION 1.03(c) and SECTION 9.06. The Note shall be secured by a first mortgage in favor of the Seller on the Milan Property to be purchased from the Property Seller by Buyer as a condition to and simultaneously with the Closing of the transaction described in this Agreement.

     SECTION 1.03.  ADJUSTMENTS TO PURCHASE PRICE.

     (a) NET WORKING CAPITAL ADJUSTMENT. The Purchase Price shall be increased or reduced, as the case may be, dollar for dollar, to the extent the Net Working Capital attributable to the Business on the Closing Date is greater than or less than the amount of Net Working Capital attributable to the Business on December 31, 1997 as set forth on SCHEDULE 1.03(a) (the "Year End Net Working Capital"). If the Net Working Capital as of the Closing is greater than the Year End Net Working Capital, Buyer will pay Seller the difference, which payment will be treated as an increase in the Purchase Price and added to the principal balance of the Note. If the Net Working Capital as of the Closing is less than the Year End Net Working Capital, Seller shall pay Buyer the difference, which payment will be treated as a reduction in the Purchase Price and subtracted from the principal balance of the Note. Any adjustments to the principal balance of the Note made hereunder shall be made retroactive to the Closing Date. Notwithstanding the foregoing, the maximum amount of any adjustment to the Purchase Price under this SECTION 1.03(a) shall be One Million Dollars ($1,000,000).

          For purposes of this SECTION 1.03(a),"Net Working Capital" shall mean the difference between the Current Assets of the Business and the Current Liabilities of the Business. "Current Assets of the Business" shall mean accounts receivable (excluding intercompany receivables), prepaid expenses and inventory. "Current Liabilities of the Business" shall mean all accounts payable, as determined by generally acceptable accounting principles (excluding intercompany receivables) and accrued expenses. Current Liabilities of the Business shall equal the actual value of such Current Liabilities of the Business on the Closing Date and shall not be limited to the Assumed Liabilities.

     (b) NET WORTH ADJUSTMENT. To the extent the net book value of the Purchased Assets as of the Closing Date (the "Actual Net Worth"), as disclosed on the Closing Balance Sheet (as defined herein), is less than the net book value of the Purchased Assets as reflected on the audited financial statements of TCI as of December 31, 1997 and set forth on SCHEDULE 1.03(b), (the "Minimum Net Worth"), the Purchase Price shall be reduced by the difference between the Minimum Net Worth and the Actual Net Worth (the "Net Worth Adjustment"). This reduction, if any, will be treated as a reduction in the Purchase Price and subtracted from the principal balance of the Note. The Net Worth Adjustment shall be made retroactive to the Closing Date. Any adjustment to the Net Working Capital made pursuant to Section 1.03(a) shall be taken into account, and appropriate corresponding adjustments made, in calculating the Net Worth Adjustment.

     (c) EXAMPLES. (i) The following example illustrates the appropriate method of calculating the Net Working Capital Adjustment using the TCI Audited Financials but using, for purposes of example only, the unaudited balance sheet of TCI for the five months ending on May 31, 1998. This example is only intended for purposes of illustration; the calculation contained herein is in no way intended to serve as the Net Working Capital Adjustment or to bind the parties hereto.

                                                    12/31/97        5/31/98
                                                    --------        -------
          Accounts Receivable<F*>                 $2,998,759     $2,473,942
          Inventory                                6,744,954      6,632,070
          Prepaid Expenses                           307,962        322,265
                                                 -----------     ----------
          Current Assets of Business             $10,051,675     $9,428,277
                                                 -----------     ----------
          -LESS-
          Accounts Payable<F*>                       840,897         10,529
          Accrued Expenses                         1,060,772        459,993
                                                   ---------        -------
          Current Liabilities of Business          1,901,669        470,522
                                                   ---------        -------
          NET WORKING CAPITAL                      8,150,006      8,957,755

<F*>Excludes intercompany

               Based on the above illustration, Net Working Capital adjustment would have resulted in an upward adjustment to the Purchase Price of $807,749.

          (ii) Using the same financial information referenced in SECTION 1.03(c)(i) above, again for purposes of example only, the Minimum Net Worth of the Seller would be $16,505,127, the Actual Net Worth would be $19,355,831.

               No adjustment would be necessary as the Minimum Net Worth does not exceed the Actual Net Worth.

     (d) MANNER OF CALCULATION. For purposes of calculating the Net Working Capital adjustment and the Net Worth Adjustment, Seller shall cause D&T, as defined in SECTION 6.13, (or other nationally recognized accounting firm reasonably acceptable to both parties) to conduct the closing audit and provide a Closing Balance Sheet in accordance with the Audit Commitment described in SECTION 6.13 herein. After the Closing Balance Sheet is delivered to Seller by D&T (or other nationally recognized accounting firm reasonably acceptable to both parties), Seller shall, within five (5) business days of receipt thereof, calculate the Net Working Capital adjustment and Net Worth Adjustment in accordance with the methodologies set forth in SECTION 1.03(a) and SECTION 1.03(b) and provide Buyer with (a) written notice of its determination of each adjustment and (b) a brief written explanation of how the determination of each was reached. Buyer shall be entitled to full access to the relevant records and working papers prepared by or for Seller (including all records and working papers prepared by D&T (or other nationally recognized accounting firm reasonably acceptable to both parties) in connection with the closing audit or the preparation of the Closing Balance Sheet) to aid in its review of the calculation of the Net Working Capital adjustment and the Net Worth Adjustment. If Buyer believes that either the Net Working Capital adjustment or the Net Worth Adjustment calculation or both (hereinafter "Calculations") have not been properly calculated in accordance with the methodologies set forth in SECTIONS 1.03(a) or 1.03(b), it shall, within thirty (30) days after receipt of the Calculations, give written notice (the "Buyer's Objection") to Seller, setting forth the basis of the Buyer's Objection in reasonable detail and, to the extent practicable, the adjustments to the Calculations which Buyer believes should be made. Failure to so notify Seller shall constitute acceptance and approval of the Calculations. If Seller agrees that any change proposed by Buyer is appropriate, the change shall be made to the Calculations. If the proposed change is disputed by Seller, then Seller and Buyer shall negotiate in good faith to resolve such dispute as expeditiously as possible.

               If, after a period of thirty (30) days following the date on which Buyer gives Seller notice of any such proposed change as provided for in the preceding paragraph, any such proposed change still remains disputed, then a nationally recognized accounting firm with no ties to Buyer or Seller mutually acceptable to Buyer and Seller and designated prior to the Closing Date (the "Neutral Accounting Firm"), shall be engaged by Buyer and Seller to resolve any remaining disputes. The Neutral Accounting Firm shall act as an arbitrator to determine only those issues still in dispute and the determination of the Neutral Accounting Firm shall either adopt the position of the Seller or Buyer or result in an adjustment that is within the range of positions of Seller and Buyer. If possible, the Neutral Accounting Firm shall make its determination based solely on presentations by Seller and Buyer; provided that if the Neutral Accounting Firm is unable to reach a conclusion on this basis, the Neutral Accounting Firm shall review such additional information and perform such additional procedures as the Neutral Accounting Firm deems reasonably necessary in the exercise of its professional judgment. Buyer and Seller shall provide the Neutral Accounting Firm with access to the records of the business (including the work papers of D&T). The Neutral Accounting Firm's determination, based upon the calculation methodologies set forth in SECTION 1.03(a) AND 1.03(b) shall be made as promptly as practicable following the date on which the dispute is submitted, shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, binding and conclusive on the parties. The fees and any expenses of the Neutral Accounting Firm shall be paid by Buyer and Seller as follows: (a) if the Neutral Accounting Firm adopts the position of Seller, Buyer shall bear such fees and expenses; (b) if the Neutral Accounting Firm adopts the position of Buyer, Seller shall bear such fees and expenses; and (c) if the Neutral Accounting Firm adopts a position within the range of the positions of Buyer and Seller, each party shall bear that percentage of such fees and expenses deemed reasonable by the Neutral Accounting Firm in light of the final determination and the original positions of Buyer and Seller. If a retainer is required by the Neutral Accounting Firm, the retainer shall be split equally between Buyer and Seller; provided, however, that the retainer shall be considered part of the fees and expenses of the Neutral Accounting Firm and if either party has paid a portion of such retainer, that party will be entitled to be reimbursed by the other party to the extent required to comply with clauses (a), (b) and (c) above. In the event a party does not comply with the procedure and time requirements contained herein or such other procedure or time requirements as the parties otherwise elect in writing, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either of the parties.

     (e) SET-OFF AGAINST NOTE. In addition to (i) the Set-Off Right described in SECTION 9.06 herein and (ii) the right to set-off against the Note which may be necessary for purposes of effecting the Net Working Capital Adjustment described in SECTION 1.03(a) to the extent any of the accounts receivable of Seller as of Closing purchased by Buyer prove to be uncollectible within ninety (90) days of the Closing Date or such later date as such accounts receivable may be due in accordance with their terms provided such due date and terms are commercially reasonable in the replacement part industry (the "Uncollectible Receivables"), Buyer shall have the right to offset the Uncollectible Receivables against interest and principal payments on the Note until the Uncollectible Receivables are exhausted. Any Uncollectible Receivables shall thereafter become the property of Seller, PROVIDED, HOWEVER, that Seller shall have no right to pursue any amounts remaining outstanding. Buyer shall thereafter continue to pursue the Uncollectible Receivables in the ordinary course of business and, to the extent any proceeds are subsequently collected from the Uncollectible Receivables, immediately forward such proceeds directly to Seller.

     (f) ADJUSTMENTS TO NOTE. All adjustments to the Purchase Price allowed under this SECTION 1.03 shall be made to the principal balance of the Note and made retroactive to the Closing Date.

     SECTION 1.04.  ASSUMED LIABILITIES.

     (a) At the Closing, Buyer shall assume all ongoing liabilities and obligations of Seller under (i) all trade payables and accrued expenses of Seller as of the Closing Date as identified on
          SCHEDULE 1.04(a)(i) and up to a maximum aggregate amount of $1,260,000, and (ii) the Purchased Contracts and those Assumed Leases agreed to be assumed by Buyer in Buyer's sole discretion are specifically set forth on SCHEDULE 1.04(a)(ii) (collectively, the "Assumed Liabilities").

     (b) Except for the Assumed Liabilities, Buyer shall not assume or be liable to pay any liabilities or obligations of Seller, TCI or any of their affiliates. All other obligations and liabilities of Seller as of the Closing shall be paid and satisfied in full by Seller in accordance with their terms, subject to Seller's good faith assertion of any defenses thereto. Any liability of Seller that is not an Assumed Liability shall constitute an "Excluded Liability" under this Agreement and will remain the obligation of Seller and TCI, as the case may be. All liabilities and obligations of TCI, Brainerd International Raceway, Inc. and The Colonel's Truck Accessories, Inc. are expressly included as Excluded Liabilities hereunder.

     SECTION 1.05. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as mutually agreed upon by the parties hereto and set forth on SCHEDULE 1.05. Seller shall not deviate from the allocation set forth in SCHEDULE 1.05, as revised, on any return to be filed with any taxing entity, including but not limited to IRS Form 8594, without the express written consent of Buyer. Within thirty (30) days after the final determination of the Purchase Price, as adjusted, the Purchase Price allocation shall be revised, as may be necessary, to reflect any adjustments to the Net Working Capital components.

                                ARTICLE II.

                      REPRESENTATIONS AND WARRANTIES
                    OF SELLER, TCI AND THE SHAREHOLDER

     As a material inducement to Buyer to enter into this Agreement and all other agreements and documents executed by Buyer in connection with this Agreement, including but not limited to the Note, the Bill of Sale, the Assignment and Assumption of Assumed Liabilities, the Noncompetition Agreements (as defined herein), and the License Agreement (as defined herein) (the "Related Agreements") and to consummate the transactions contemplated by this Agreement and the Related Agreements, each of Seller, TCI and the Shareholder jointly and severally make the representations and warranties set forth in this ARTICLE II.

     Except as otherwise expressly provided herein, Seller and TCI will, prior to the execution of this Agreement attach to this Agreement individually numbered schedules (collectively, the "Disclosure Schedule") corresponding to the subsections of this ARTICLE II. Each individual schedule in the Disclosure Schedule will contain exceptions to the specifically identified section and subsection contained in this Article
II. Any exception to the representations and warranties contained in a section or subsection of Article II will be described in the Disclosure Schedule. Any such exception in the Disclosure Schedule shall qualify all representations and warranties in this Article II that relate to the subject matter of the exception. Seller and TCI will deliver to Buyer
SCHEDULE 2.05, as described herein, as soon as the items to be included on
SCHEDULE 2.05 have been prepared by D&T. The date on which SCHEDULE 2.05 is received by Buyer shall be known as the "Delivery Date." After the Delivery Date, Buyer shall have the right, in its sole discretion, to terminate this Agreement pursuant to and in accordance with SECTION 11.01 of this Agreement by sending a written notice of such termination to Seller within five (5) business days of the Delivery Date. If Buyer does not deliver such termination notice to Seller by the end of this five-day period, SCHEDULE 2.05 shall be deemed accepted by Buyer.

     SECTION 2.01.  TITLE TO PROPERTY.  Except as set forth in
SCHEDULE 2.01, Seller has good, valid and marketable title to its properties, interests in properties and assets (other than those held by lease), real or personal, tangible or intangible, that are used in the Business, free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances, easements, encroachments, rights of third parties, or other interests of any kind or character.

     SECTION 2.02. AUTHORITY; CONSENT. Seller, TCI and the Shareholder each have the full capacity, right, power and authority to enter into, execute and deliver this Agreement and the Related Agreements, to consummate the transactions contemplated by this Agreement and any Related Agreements, and to comply with and fulfill the terms and conditions of this Agreement and any and all Related Agreements. Seller has the full capacity, right, power and authority to sell, transfer, assign and deliver all of the Purchased Assets held by it to Buyer. The execution and delivery of this Agreement and all Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby or thereby has been duly and validly authorized by all necessary action on the part of the Board of Directors and TCI, the sole shareholder of Seller. This Agreement and all Related Agreements each constitute a valid and binding obligation of Seller enforceable in accordance with their respective terms and conditions, subject as to enforcement to applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors rights generally. No further action is necessary by Seller or TCI, the sole shareholder of Seller, to make this Agreement or any Related Agreements valid and binding upon it and enforceable against Seller in accordance with the terms hereof or thereof or to carry out the transactions contemplated hereby or thereby, except that TCI must obtain the approval of its shareholders in order for Seller and TCI to consummate the transactions contemplated by this Agreement. Except as set forth in SCHEDULE 2.02, neither the execution and delivery of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions of this Agreement or any Related Agreement will:

     (a) Conflict with, violate, result in a breach of, constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of the Articles of Incorporation or Bylaws of Seller, or any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound;

     (b) Violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental agency or body applicable to Seller or any properties or assets of Seller; or

     (c) Constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of Seller, or upon the Purchased Assets, or cause the maturity of any liability, obligation, or debt of Seller to be accelerated or increased.

     SECTION 2.03.  CONSENTS AND APPROVALS.  Except as set forth on
SCHEDULE 2.03, the execution, delivery, and performance of this Agreement and any Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby or thereby will not require any notice to, or consent, authorization or approval from any court or governmental authority or any other third party. Except as set forth in SCHEDULE 2.03, any and all notices, consents, authorizations and approvals set forth on
SCHEDULE 2.03 have been made and obtained or will be made and obtained prior to the Closing.

     SECTION 2.04. CORPORATE ORGANIZATION. Seller is a corporation duly organized and validly existing under the laws of the State of Michigan. Seller is duly qualified as a foreign corporation to transact business in the states set forth in SCHEDULE 2.04. Except as set forth on SCHEDULE 2.04, Seller has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller prior to the Closing will deliver to Buyer (a) true and complete copies of the Articles of Incorporation of Seller, including all amendments thereto, (b) a Certificate of Good Standing for Seller issued by the Michigan Department of Consumer and Industry Services and (c) copies of the Bylaws of Seller, including all amendments thereto.

     SECTION 2.05. FINANCIAL STATEMENTS. True and complete copies of the audited consolidated financial statements of TCI as of December 31 in each of the years 1995, 1996 and 1997 and the financial statements of the Business as of December 31 in each of the years 1995, 1996 and 1997 (collectively the "Annual Financial Statements") and the reviewed balance sheets and income statements of Seller as of June 30, 1998 for the six (6) months then ended (the "Interim Financial Statements") are attached hereto as SCHEDULE 2.05 (collectively the "Financial Statements"). The Financial Statements are true and correct in all material respects and have been prepared by D&T and, as applicable, Seller from the books and records of Seller and, as applicable, TCI, in accordance with generally accepted accounting principles and contain and reflect all necessary adjustments or accruals necessary for a fair presentation of the financial condition or results of operation of Seller and, as applicable, TCI. The balance sheets included in the Financial Statements fairly present in all material respects the financial condition of Seller and, as applicable, TCI, as of the date thereof, and the income statements and statements of cash flows fairly present the results of the operations of Seller and, as applicable, TCI, for the periods indicated. The Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities and adequate reserves for all reasonably anticipated material losses and costs and expenses.

     SECTION 2.06. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 2.06, Seller has no material indebtedness or liability relating to the Business which is not shown on the Financial Statements or provided for thereon, other than liabilities incurred or accrued in the ordinary course of business.

     SECTION 2.07. TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth in SCHEDULE 2.07, and except as incurred in the ordinary course of the conduct of the Business, Seller is not owed any amount from, and does not owe any amount to, or have any contracts with or commitments to (a) (i) any shareholder of Seller or TCI, including Donald J. Williamson or (ii) anyone related to any such shareholder (including individuals related to such shareholders by marriage), (b) any key employees of Seller, or (c) any person, firm or corporation which directly or indirectly, alone or together with others, controls, is controlled by, or is under common control with any person described in SECTION 2.07(a)(i) or (ii) or (b) above. Except as set forth in SCHEDULE 2.07, no assets or properties owned by any person specified in SECTION 2.07(a)(i) and (ii), (b) or (c) above are used by Seller in connection with the Business.

     SECTION 2.08.  TAX MATTERS.

     (a) Until December 31, 1995 Seller was an "S Corporation" within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), and had, from January 1, 1986 until that time, been an "S Corporation." Prior to January 1, 1986, Seller was a "C" Corporation." Prior to December 31, 1995, Seller, TCI and/or Shareholder had not taken any action that would cause a termination, of Seller's status as an "S Corporation."

     (b)  Except as set forth in SCHEDULE 2.08:

          (1) All federal, state, county and local taxes, and all other taxes of any kind or character, including, without limitation, income (including gross and adjusted gross), receipts, property (including real, personal and intangible), sales, use, franchise, value added, excise, recording, financial institutions, employees' income and social security withholding, and all other withholding, and social security and unemployment taxes, which are due and payable by or on behalf of Seller, and all interest and penalties thereon (collectively, the "Taxes" and individually a "Tax"), have been paid (and, to the extent applicable, withheld) in full (or are adequately reflected as a liability in the Interim Financial Statements). All shareholders of Seller have reported their share of any individual pass through items of income and loss as shown on the federal and state tax returns of the Seller and have paid the associated income taxes generated from those pass through items.

          (2) Seller has filed all currently due federal, state, county, local and other tax returns, statements, forms, reports and similar documents with respect to Taxes required to be filed with the appropriate third parties and governmental agencies in all jurisdictions in which such returns, statements, forms, reports and similar documents are required to be filed (collectively, the "Returns"); and all such Returns are true, correct and complete in all material respects.

          (3) There is not now in force any extension of time with respect to the date on which any Return was or is due to be filed by or on behalf of or with respect to Seller, or any waiver or agreement by Seller for an extension of time for the assessment of any Tax.

          (4) Seller is not subject to any penalty by reason of a violation of any order, rule or regulation of, or with respect to any Return or any other Tax return or report required to be filed with, any Taxing authority.

          (5) Seller does not have any pending requests for ruling with any Taxing authority.

          (6) There are no liens for Taxes upon the assets of Seller except liens for current Taxes not yet due.

     SECTION 2.09. COMPLIANCE WITH LAWS; NO DEFAULT OR LITIGATION. Except as set forth in SCHEDULE 2.09:

     (a) Seller is not in default or violation (nor is there any event which, with notice or lapse of time or both, would constitute a default or violation) in any material respect (i) under any contract, agreement, lease, consent order, or other commitment to which Seller is a party or the Business of Seller is subject or bound or (ii) under any law, rule, regulation, writ, injunction, order or decree of any court or any federal, state, local, or other governmental department, commission, board, bureau, agency, or instrumentality (including, without limitation, applicable laws, rules and regulations relating to environmental protection, antitrust, civil rights, health and occupational health and safety);

     (b) There are no actions, suits, claims, investigations, or legal arbitration or administrative proceedings in progress, pending or, to the knowledge of Seller, threatened by or against Seller (or any of its assets or properties) whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, county, local, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign nor has Seller been charged with or received any notice of any violation of any rule, regulation, ordinance, law, order, decree, or requirement relating to Seller, its properties, assets, or the transactions contemplated by this Agreement;

     (c) There are no unsatisfied judgments against the Seller, the Business or the Purchased Assets; and

     (d) No action, suit or proceeding has been instituted or, to the knowledge of Seller, threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

     SECTION 2.10. REAL PROPERTY-OWNED PREMISES. SCHEDULE 2.10 contains a list and brief description of all real property owned by Seller (collectively, the "Owned Premises"). Seller has good and marketable title in fee simple to the Owned Premises, and owns all improvements (including buildings and other structures) thereon. Except as set forth in
SCHEDULE 2.10 all improvements (including buildings and other structures) on the Owned Premises conform in all material respects to applicable federal, state and local laws and regulations, including, but not limited to, those relating to environmental protection, conservation, occupational safety and health, zoning and business ordinances) and the Owned Premises are zoned for the purpose for which Seller uses the Owned Premises. All improvements (including buildings and other structures) are in good condition and repair, and there does not exist any condition which materially interferes with the economic value or use thereof.

     SECTION 2.11. REAL PROPERTY-LEASED PREMISES. SCHEDULE 2.11 contains a list and brief description of all real property leased by any third party to Seller or from Seller to any third party (collectively, the "Leased Premises"). With respect to the Leased Premises:

     (a) Seller is the owner and holder of the entire interest in the leasehold estates purported to be granted by their respective leases;

     (b) All leases related thereto are in full force and effect and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms; and

     (c) There are no defaults currently existing, no notices of default have been received by Seller and, to the knowledge of Seller, no events have occurred which with the lapse of time, notice, or otherwise would constitute a default under any of the leases.

Seller prior to the Closing will deliver to Buyer written copies of all leases for the Leased Premises. No consent of any lessor of the Leased Premises is required in connection with the transactions contemplated by this Agreement, except as set forth in SCHEDULE 2.11. Except as set forth in SCHEDULE 2.11, all improvements (including buildings and other structures) on the Leased Premises conform in all material respects to applicable federal, state and local laws and regulations, including, but not limited to, those relating to environmental protection, conservation, occupational safety and health, zoning and business ordinances) and the Leased Premises are zoned for the purpose for which Seller uses the Leased Premises. All improvements (including buildings and other structures) are in good condition and repair, and there does not exist any condition which materially interferes with the economic value or use thereof.

     SECTION 2.12. PERSONAL PROPERTY-OWNED. SCHEDULE 2.12 sets forth a list of all tools, furniture, machinery, supplies, vehicles, equipment, and other items of tangible personal property owned by Seller and used in the Business having a book value in excess of Two Thousand Dollars ($2,000.00) (the "Personal Property").

     SECTION 2.13. PERSONAL PROPERTY-LEASED. SCHEDULE 2.13 contains a list of all leases and other agreements under which Seller is a lessee of, or holds or operates any tools, furniture, machinery, vehicles, equipment, or other personal property used in the Business that is owned by any third party and under which payments to such third party exceed Five Thousand Dollars ($5,000.00) per annum (the "Leased Personal Property"). Seller on or before the Closing will deliver to Buyer copies of the leases in writing listed in SCHEDULE 2.13. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. No consent of any lessor of the Leased Personal Property is required in connection with the transactions contemplated by this Agreement, except as set forth in SCHEDULE 2.13. None of Seller, Shareholder or TCI has knowledge of any facts or circumstances that would render any lease respecting the Leased Personal Property unenforceable against any other party thereto.

     SECTION 2.14.  CONTRACTS.

     (a) SCHEDULE 2.14 lists the following contracts and leases (other than those described in SCHEDULE 2.11 and SCHEDULE 2.13), including all amendments thereto, to which Seller is a party which relate to the Business (the "Contracts"):

          (1) All loans, lines of credit, and related security agreements in excess of $25,000;

          (2)  All agreements of guaranty or indemnification;

          (3) All agreements, contracts and commitments containing any covenant limiting the right of Seller to engage in any line of business or compete with any person;

          (4)  All material distribution agreements;

          (5) All material Contracts with suppliers and vendors of parts, equipment and other items used by Seller in the ordinary course of business and valued in excess of $10,000;

          (6) All software, computer technology and related agreements, including licenses;

          (7)  All material licensing agreements; and

          (8)  All employment agreements and employee leasing agreements.

     (b) All of the Contracts which are Purchased Assets ("Purchased Contracts") are valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, are in full force and effect, and, except as otherwise specified in SCHEDULE 2.14, will continue in full force and effect without the consent of any other party so that, after the Closing, Buyer will be entitled to the full benefits thereof. Except as set forth in SCHEDULE 2.14, none of the Purchased Contracts contain any provisions that are triggered by any of the transactions contemplated by this Agreement or any related agreement. Except as disclosed in SCHEDULE 2.14, there are no material defaults currently existing and, to the knowledge of the Seller, no events have occurred or have failed to occur which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under the Purchased Contracts. No notices of default, termination, or expiration have been received by Seller with respect to such Purchased Contracts, and none of Seller, Shareholder or TCI has knowledge of any facts or circumstances that would render any of the Purchased Contracts unenforceable against any other party thereto.

     SECTION 2.15.  ACCOUNTS AND NOTES RECEIVABLE; INVENTORY.

     (a) The aggregate amount of accounts and notes receivable, rights to refunds, and deposits of Seller relating to the Business (the "Accounts and Notes Receivable") as of the respective dates of the Financial Statements are reflected in the Financial Statements, and all Accounts Receivable arising since the date of the Interim Financial Statements, represent or shall represent, net of reserves for doubtful accounts, bona fide claims against debtors for sales, services performed, or other charges arising in the ordinary course of business, and, to the knowledge of Seller, no debtor thereunder has asserted any defense thereto.
          To the knowledge of Seller, all Accounts Receivable are collectible in the ordinary course of business (without the necessity of legal proceedings) within ninety (90) days after invoicing therefor or within such later commercially reasonable date as payment may be due under the terms thereof.

     (b) All of the finished goods, raw materials, work in progress, and supplies owned by Seller and relating to the Business and all rights of Seller to warranties received from its suppliers with respect to the foregoing (to the extent assignable) and related claims, credits, and rights of recovery with respect thereto (the "Inventory") reflected on the Financial Statements or acquired after the date of the Interim Financial Statements and prior to the Closing Date, consists of or shall consist of a quality and quantity useable or saleable in the ordinary course of business. All Inventory had or shall have a commercial value at least equal to the value shown on the Financial Statements and is or shall be valued in accordance with generally accepted accounting principles at the lower of cost or market.

     SECTION 2.16.  EQUIPMENT AND MACHINERY.

     (a)  SCHEDULE 2.16 sets forth a list of, or otherwise describes,
          (i) all material equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies, and vehicles owned or leased by Seller and used in the Business (including all leases of such property and any existing contract rights to or for such property which has been purchased or ordered by Seller but not yet delivered to or received by Seller), (ii) any rights of Seller to warranties applicable to the foregoing (to the extent assignable) and licenses received from manufacturers and sellers of any such item and (iii) any related claims, credits, and rights of recovery with respect thereto (the "Equipment and Machinery"). Except as set forth on SCHEDULE 2.16, Seller has good title, free and clear of all material liens to the Equipment and Machinery, except for any Equipment and Machinery which has been sold in the ordinary course of conduct of the Business since the date of the Interim Financial Statements. Except as set forth on SCHEDULE 2.16, Seller holds good and transferable leasehold interests in all Equipment and Machinery leased by it, and, to the knowledge of Seller, each such lease constitutes a valid and binding obligation of the lessor thereunder, enforceable against such lessor in accordance with its terms. None of Seller, Shareholder or TCI has knowledge of any facts or circumstances that would render any such lease unenforceable against any other party thereto.

     (b) The Equipment and Machinery are in good operating condition and repair (except for ordinary wear and tear), are sufficient for the operation of the Business as presently conducted, and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations relating thereto currently in effect.

     SECTION 2.17. SUPPLIES. Except as set forth in SCHEDULE 2.17, Seller has not experienced any shortages of raw materials, components or other supplies used in the Business (collectively "Supplies") within the twelve
(12) month period preceding the Execution Date.

     SECTION 2.18. LICENSES AND PERMITS. Seller possesses all franchises, licenses, permits, certificates, approvals, consents, clearances, notifications, registrations, and other authorizations necessary to conduct the Business as now conducted (the "Permits"), except where the failure would not have a material adverse effect on the Purchased Assets or the value of the Business as a going concern. To the knowledge of Seller and except as set forth on SCHEDULE 2.18, all such Permits are freely transferrable and will continue in full force and effect without the consent of any other party, so that, after the Closing, Buyer will be entitled to the full benefits of any Permits.

     SECTION 2.19. INTELLECTUAL PROPERTY. Seller owns or possesses only those corporate names, trade names, trademarks, service marks, mailing lists, copyrights, works of art, trade secrets, computer programs, know-how, proprietary processes and formulae, technology and all other proprietary technical information, whether patentable or unpatentable, and all applications and registrations of the foregoing set forth on SCHEDULE
2.19 (collectively, "Intellectual Property"). SCHEDULE 2.19 also contains a list and brief description of all such Intellectual Property in written form which has been registered with any state trademark office, with the U.S. Patent and Trademark Office or with the U.S. Copyright Office. Except as set forth in SCHEDULE 2.19, Seller is not, to the knowledge of the Seller, infringing upon or otherwise acting adversely to, or engaging in the unauthorized use or misappropriation of, any intellectual property, rights of publicity, or rights of privacy which are owned by any other person or entity, and there is no claim or action by any such person or entity pending or, to the knowledge of Seller, threatened with respect thereto.

     SECTION 2.20. CLAIMS AGAINST THIRD PARTIES. SCHEDULE 2.20 contains a list and brief description of all of Seller's breach of contract and tort claims against third parties related to the conduct of the Business.

     SECTION 2.21. LABOR RELATIONS; EMPLOYEES. As of July 31, 1998, Seller employed a total of approximately seven employees in connection with the Business ("Business Employees"). In addition, as of July 31, 1998 Seller leased approximately 150 persons to perform services from Simplified Employment Services (the "Leased Employees"). All written employment agreements, contracts, policies and commitments with or between Seller and any of its Business Employees, directors, or officers, including, without limitation, those relating to severance and all written agreements with Business Employees as a group are listed in SCHEDULE 2.21. Listed on
SCHEDULE 2.21 are the names and related compensation of those Business Employees receiving compensation (including itemized salary and bonuses) in excess of $50,000 per year, based on 1997 W-2 statements. As of the date of this Agreement, except as set forth in SCHEDULE 2.21:

     (a) Seller has paid in full or accrued to all of its Business Employees all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof;

     (b) To the knowledge of the Seller, Seller is in compliance in all material respects with (i) all federal, state and local laws, ordinances and regulations dealing with employment and employment practices of any kind, and (ii) all wages and hours requirements and regulations;

     (c) There is no unfair labor practice, safety, health, discrimination or wage claim, charge, complaint or suit pending or, to the knowledge of Seller, threatened against or involving Seller before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor, or any other federal, state or local agency;

     (d) There is no labor dispute, strike, work stoppage, interference with production or slowdown in progress or, to the knowledge of Seller, threatened against or involving Seller;

     (e) To the knowledge of Seller, there is no question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the Business Employees of Seller;

     (f) There is no employment-related grievance pending or, to the knowledge of Seller, threatened against Seller;

     (g) There exists no collective bargaining agreement to which Seller is a party, and there is no collective bargaining agreement currently being negotiated or subject to negotiation or renegotiation by Seller; and

     (h) There is no dispute, claim, or proceeding pending with or, to the knowledge of Seller, threatened by the Immigration and Naturalization Service with respect to Seller.

Seller will be solely responsible for payment of all of its Business Employees and Leased Employees all wages, salaries, commissions, bonuses, fringe benefit payments (including any accrued vacation pay) and all other direct and indirect compensation of any kind for all services performed by them and each of them as of the Closing Date. All such sums will be paid by Seller before or within three (3) days after the Closing Date.

     SECTION 2.22.  EMPLOYEE BENEFIT PLANS.

     (a) SCHEDULE 2.22(a) contains a list of each (i) employee welfare benefit plan (as defined in SECTION 3(1) of the EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended ("ERISA")) (hereinafter referred to as "Employee Welfare Benefit Plan"), and
          (ii) employee pension benefit plan (as defined in Section 3(2) of ERISA) (hereinafter referred to as "Employee Pension Benefit Plan"), (a) which was maintained or administered by Seller within the three-year period immediately prior to Closing, (b) to which Seller contributed to, or was legally obligated to contribute to for the three-year period immediately prior to Closing, or
          (c) under which Seller had any liability for the three-year period immediately prior to Closing, with respect to its current or former employees or independent contractors. Also contained on
          SCHEDULE 2.22(a) is a list of each employee benefit plan, program, arrangement, agreement, policy or commitment whether insured or uninsured, funded or unfunded, that is not an Employee Welfare Benefit Plan or an Employee Pension Benefit Plan, relating to deferred compensation, bonuses, or compensation in additional to regular pay or wages, stock options, employee stock purchases, severance, unemployment, flexible benefits, disability, vacation, sickness, leave of absence, fringe benefits, employee awards, educational assistance or reimbursement, equity participation (including but not limited to stock appreciation and phantom stock plans), restricted stock, employee discounts, excess benefits, rabbi, secular or voting trust, child or dependent care, long term and nursing home care and profit sharing (i) which is sponsored, maintained or administered by Seller, (ii) to which Seller contributes or is legally obligated to contribute, or (iii) under which Seller has any liability with respect to current or former employees or any individuals providing services to Seller (an "Employee Plan"). Solely for purposes of this SECTION 2.22(a), the Employee Welfare Benefit Plans, Employee Pension Benefit Plans and Employee Plans are collectively referred to as "Employee Benefit Plans" and individually referred to as an "Employee Benefit Plan".

     (b) Seller shall provide Buyer no later than fifteen (15) business days prior to the Closing Date with true and correct copies of
          (i) all Employee Benefit Plans listed on SCHEDULE 2.22(a), including all amendments, (ii) the most recent summary plan description for each Employee Benefit Plan, and (iii) the IRS Form 5500 most recently filed for each Employee Benefit Plan.

     (c) Each of the Employee Benefit Plans is in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to the Employee Benefit Plans, and each Employee Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified. None of the Employee Benefit Plans is subject to Title IV of ERISA or to section 412 of the Code. All contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans or the Code have been timely made. Each of the Employee Benefit Plans has been administered at all times in all material respects in accordance with its terms. To the knowledge of Seller there are no pending investigations by any governmental agency involving the Employee Benefit Plans, except with respect to this transaction no termination proceedings involving the Employee

          Benefit Plans, and no pending or, to the knowledge of the Seller, threatened claims (except for claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against any Employee Benefit Plan or assertion of any rights or claims to benefits under any Employee Benefit Plan.

     (d) No Employee Benefit Plan fiduciary has engaged in a "prohibited transaction" (as such term is defined in section 4975 of the Code or section 406 of ERISA) which could subject any Employee Benefit Plan or Seller to the tax or penalty on prohibited transactions imposed by such section 4975 or the sanctions imposed under Title I of ERISA.

     (e) Seller is not obligated to contribute to any multiemployer plan (as defined in ERISA Section 3(37)).

     (f) Seller has no obligation to provide any medical or health benefits to any former employees or retired employees, except to the extent required by COBRA. Seller is not subject to any excise tax under Code Section 4980B for the current or any prior taxable year.

     (g) To the knowledge of the Seller, Seller has complied with the requirements of COBRA and the rules and regulations thereunder. Seller shall be solely responsible and liable for providing any and all benefits to employees or others (or their covered dependents) of Seller required under COBRA arising from any qualifying event as defined under Code Section 162(k)(3) and ERISA Section 603 occurring on or before the Closing Date.
          SCHEDULE 2.22(g) contains a list of: (i) all persons who have elected or who are eligible to elect COBRA continuation coverage under any Employee Welfare Benefit Plan, (ii) the dates of each qualifying event and COBRA continuation coverage periods for each person and (iii) the claims experience of each such person for the preceding twelve (12) months plus pending claims for benefits which as of the Closing Date have not yet been paid.

     SECTION 2.23.  ENVIRONMENTAL COMPLIANCE.  For purposes of this
SECTION 2.23, the following definitions apply:

     "Environmental Claims" shall mean all accusations, allegations, investigations, warnings, notice letters, notices of violations, liens, orders, claims, demands, suits or administrative or judicial actions for any injunctive relief, fines, penalties or any damage, including without limitation personal injury, property damage (including any depreciation of property values), lost use of property, natural resource damages, or environmental response costs arising out of Environmental Conditions or under Environmental Requirements.

     "Environmental Conditions" shall mean the state of the environment, including natural resources (E.G., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal, release or threatened release of Hazardous Materials, whether or not yet discovered which could or does result in Environmental Claims. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating or otherwise emanating from, to or located at, under or on the Owned Premises or the Leased Premises.

     "Environmental Expenses" shall mean any liability (including strict liability), loss, cost, penalty, fine, punitive damages, encumbrance or expense relating to any Environmental Claim or Environmental Conditions, or incurred in compliance with any Environmental Requirements, including without limitation the costs of investigation, cleanup, remedial, monitoring, corrective or other responsive action, compliance costs, settlement costs, lost property value, and related legal and consulting fees and expenses.

     "Environmental Requirements" shall mean all applicable present laws, rules, regulations, ordinances, codes, policies, guidance documents, approvals, plans, authorizations, licenses, permits issued by all government agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states, and political subdivisions thereof and any foreign government body and all judicial, administrative, and regulatory decrees, judgments and orders relating to human health, pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface or surface strata), including without limitation (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of Hazardous Materials. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act ("SARA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any federal, state, or other governmental authority or foreign governmental body.

     "Hazardous Materials" shall mean any substance which is or becomes defined as a "hazardous substance," "hazardous waste," "hazardous materials," pollutant, or contaminant under any environmental law which is applicable to Seller, including but not limited to CERCLA, SARA, RCRA, and any analogous federal, state, local or foreign law, and petroleum (including crude oil and any fraction thereof) and any natural or synthetic gas (whether in liquid or gaseous state).

     Except as set forth in SCHEDULE 2.23:

     (a) The Owned Premises and the Leased Premises and all operations and activities conducted thereon are, and at all times during possession thereof by Seller have been, and to the knowledge of Seller at all times prior to possession thereof were, in compliance with all applicable Environmental Requirements, in all material respects.

     (b) No Hazardous Material has ever been generated, manufactured, refined, used, transported, treated, stored, handled, disposed, transferred, produced, or processed at or on the Owned Premises or the Leased Premises except in compliance with Environmental Requirements.

     (c) There are no existing or, to Seller's knowledge, potential Environmental Claims relating to the Owned Premises or the Leased Premises; and Seller has not received any notification or knowledge of alleged, actual, or potential responsibility for, any disposal, release, or threatened release at any location of any Hazardous Material generated at or transported from the Owned Premises or the Leased Premises by or on behalf of Seller.

     (d) (i) no underground storage tank or other underground storage receptacle (or associated equipment or piping) for Hazardous Materials is currently located on the Owned Premises or the Leased Premises, and there have been no releases of any Hazardous Materials from any such underground storage tank or related piping at any time prior to the Closing; and (ii) there have been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of Hazardous Materials at, on, to or from the Owned Premises or the Leased Premises in violation of any Environmental Requirements.

     (e) There are no PCBs or friable asbestos located at or on the Owned Premises or the Leased Premises.

     (f) No lien or other encumbrance has been imposed on the Owned Premises or Leased Premises by any federal, state, local or foreign governmental agency or authority due to either the presence of any Hazardous Material on or off the Owned Premises or Leased Premises or a violation of any Environmental Requirement.

     (g) There are no pending or, to the knowledge of Seller, threatened Environmental Claims with respect to the Owned Premises or Leased Premises.

     (h) Seller has received no notices pursuant to the citizen's suit provision of any Environmental Requirement Relating to the Owned Premises or Leased Premises or any facility or operations thereon.

     (i) Seller has not received any request for information, notice, demand, letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Conditions or violation of any Environmental Requirement relating to the Owned Premises or Leased Premises or any facility or operations thereon.

     SECTION 2.24. NO GUARANTEES. Except as disclosed in SCHEDULE 2.24, none of the obligations or liabilities of Seller relating to the Business is guaranteed by any other person, firm or corporation, nor has Seller guaranteed the obligations or liabilities of any other person, firm or corporation.

     SECTION 2.25.  INSURANCE.

     (a) Seller is insured (i) with respect to its properties used in connection with the Business and (ii) the conduct of the Business by insurers that are not affiliates of Seller and that, to the knowledge of Seller, are reputable. SCHEDULE 2.25 contains:

          (1) A list of all policies of liabilities, theft, fidelity, life, fire, product liability, workmen's compensation, health, and other forms of insurance held by Seller in connection with the Business, and specifies the insurer, amount of coverage, premiums, deductibles, type of insurance and policy number; and

          (2)  A list of all pending claims under such policies.

     (b) The policies listed in SCHEDULE 2.25 are in full force and effect, and all premiums due and payable with respect to such policies are currently paid. To the knowledge of Seller, the insurance coverage provided by the policies listed in

          SCHEDULE 2.25 satisfies all contractual and statutory requirements applicable to Seller. Seller has delivered or will deliver to Buyer prior to the Closing copies of all insurance policies listed on SCHEDULE 2.25.

     SECTION 2.26. POWER OF ATTORNEY. SCHEDULE 2.26 contains a list of the names of all persons, firms, associations or business organizations holding general or special written powers of attorney from Seller and a summary of the terms thereof.

     SECTION 2.27.  NO BROKERS' OR FINDERS' FEES.  Except as provided in
SCHEDULE 2.27, no agent, broker, investment banker, person or firm acting on behalf of Seller or under the authority of Seller, is or will be entitled to any broker's or finder's fee or expenses or any other commission or similar fee or expense directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated by this Agreement or any Related Agreements. Seller shall indemnify and hold Buyer harmless from any cost or expense arising out of or relating to any claim for a broker's or finder's fee incurred as a result of any agreement of Seller in connection with the transactions provided for in this Agreement.

     SECTION 2.28. SOLE SHAREHOLDER. TCI is the sole shareholder of Seller.

     SECTION 2.29. DISCLOSURE. This Agreement and the Exhibits and Schedules hereto (to the extent such Exhibits and Schedules have been provided by Seller) do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein contained not misleading.

     SECTION 2.30. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 2.30, since January 1, 1998, Seller has operated its business in the ordinary course consistent with past practice and, in connection with the Business there has not been any:

     (a) material adverse change in the assets, operations, business, prospects or financial condition of the Business;

     (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable to or to become payable to any Business Employee of Seller whose total compensation for services rendered to Seller is at an annual rate of $50,000 or higher as of January 1, 1998, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Business Employee of

          Seller, (iii) employee welfare, pension, retirement, profitsharing or similar payment or arrangement made or agreed to by Seller for any Business Employee of Seller other than in the ordinary course of business, or (iv) new employment agreement been entered into by Seller with any Business Employee of Seller;

     (c) addition to or modification of the Employee Benefit Plans, other than (i) the extension of coverage to any employees of Seller who became eligible after the date of the Interim Financial
          Statements, or (ii) changes required by law;

     (d) sale, assignment or transfer of any of the assets of Seller material to the Business singly or in the aggregate;

     (e) cancellation of any indebtedness or waiver of any rights having a value of $25,000 or greater to Seller in the Business, whether or not in the ordinary course of business;

     (f) execution and delivery, amendment, cancellation or termination of any contract, license or other instrument material to the Business;

     (g) capital expenditure or the execution of any lease or any incurring of liability therefore in connection with the Business involving payments in excess of $25,000 in the aggregate;

     (h) failure to repay any material obligation, except where such failure would not have a material adverse effect on Seller or the Business;

     (i) failure to operate the Business in the ordinary course or to preserve the Business intact, to keep available to Seller the services of the employees of Seller and to preserve for Seller the goodwill of Buyer's suppliers, customers, and others having relations with the Business, except where such failure would not have a material adverse effect on the Seller or the Business;

     (j)  change in accounting methods or practices;

     (k) revaluation by Seller of any of the Purchased Assets, including without limitation writing off Accounts Receivable other than in the ordinary course of conduct of the Business;

     (l) damage destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets or the Business;

     (m)  mortgage, pledge or encumbrance of any of the Purchased Assets;

     (n) declaration, setting aside or payment of dividends or distributions in respect of any outstanding securities of Seller, any redemption, purchase or other acquisition of any of Seller's outstanding securities, or any other payments, including the payment of any amounts due on obligations of Seller to its shareholders or directors;

     (o) issuance or commitment to issue any shares or other equity securities of Seller or obligations or securities convertible into or exchangeable for shares or other equity securities of Seller;

     (p) indebtedness incurred for borrowed money or any commitment to borrow money by Seller, or any loans made or agreed to be made by Seller, or any guarantee, assumption, endorsements of, or other assumption of any obligation by Seller with respect to any liabilities or obligations of any other persons except in the normal course of business;

     (q) incurrence of any liability involving $5,000 or more, except in the ordinary course of business, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves of Seller;

     (r) issuance of any purchase order, or group of related purchase orders, for an aggregate amount in excess of $5,000 except in the ordinary course of business;

     (s) payment, discharge, satisfaction or compromise of any liabilities or contingent liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Interim Financial Statements, and (ii) of other liabilities or contingent liabilities involving $5,000 or more singly and $25,000 or more in the aggregate;

     (t)  agreement by Seller to do any of the foregoing;

     (u)  loss of any material customer or supplier; or

     (v) other event or condition of any character which in any one case or in the aggregate has had, or any event or condition known to Seller which Seller reasonably expects will, in any once case or in the aggregate, have a material adverse effect on Seller or the Business.

     SECTION 2.31.  YEAR 2000.

     (a) To the best of Seller's knowledge, Seller and the Business will be Year 2000 Ready by December 30, 1999, provided that all plans and programs of Seller described on SCHEDULE 2.31 are fully carried out, whether before or after closing and whether by Buyer or Seller. "Year 2000 Ready" means that Seller and its systems (including all software systems, whether proprietary or not) and processes (including manufacturing processes) ("Systems"), will in all material respects correctly identify, recognize and process four-digit year dates, and the Systems will in all material respects continue to function properly with respect to dates before, during and after January 1, 2000 with no material errors or material Systems interruptions.

     (b) Seller has made no express or implied warranties regarding the Year 2000 Readiness of itself, or any of its products, except as set forth on SCHEDULE 2.31.

     SECTION 2.32. REPRESENTATIONS AND WARRANTIES AS OF DATE HEREOF. The representations and warranties contained in the foregoing SECTION 2.01 through SECTION 2.31 inclusive are made as of the date hereof, except as otherwise expressly indicated therein.

     SECTION 2.33. DISCLOSURE. Neither Seller, Shareholder, nor TCI shall be deemed to have made to Buyer any representations or warranty other than as expressly made by the Seller, Shareholder or TCI in this Agreement or the Related Agreements to which it is a party. Without limiting the generality of the foregoing, and notwithstanding any other express representations and warranties made by TCI, Shareholder or Seller in this Agreement or the Related Agreements to which Seller, Shareholder or TCI is respectively a party, neither Seller, Shareholder nor TCI makes any representation or warranty to Buyer with respect to (i) any projections, estimates, financial plans or budgets delivered or made available prior to the Closing to Buyer of future revenues, expenses or expenditures or future results or operations; or (ii) except as expressly covered by a representation or warranty contained in this Agreement or the Related Agreements to which it is a party, any other information or documents financial or otherwise made available to Buyer or their counsel, accountants or advisers with respect to Seller.

                               ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF BUYER

     As a material inducement to Seller to enter into this Agreement and any Related Agreements and documents and to consummate the transactions contemplated by this Agreement and any Related Agreements, Buyer represents and warrants to Seller that:

     SECTION 3.01. AUTHORITY; CONSENT. Buyer has the full capacity, right, power and authority to enter into, execute and deliver this Agreement and any and all Related Agreements, to consummate the transactions contemplated by this Agreement and any Related Agreements, to comply with and fulfil the terms and conditions of this Agreement and any Related Agreements, and to purchase the Purchased Assets from Seller. The execution and delivery of this Agreement and all Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary action on the part of the Board of Directors and Shareholders of Buyer. This Agreement and all Related Agreements each constitutes a valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, subject as to enforcement to applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors rights generally. No further action is necessary by Buyer to make this Agreement or any Related Agreements valid and binding upon Buyer and enforceable against Buyer in accordance with the terms hereof or thereof or to carry out the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions of this Agreement or any Related Agreement will:

     (a) Conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of Buyer's Articles of Incorporation or Bylaws or under any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which either Buyer is a party or by which either Buyer or any of its respective properties or assets may be bound;

     (b) Violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental agency or body applicable to Buyer or any properties or assets of Buyer; or

     (c) Constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of Buyer, or cause the maturity of any liability, obligation, or debt of Buyer to be accelerated or increased.

     SECTION 3.02.  CONSENTS AND APPROVALS.  Except as set forth in
SCHEDULE 3.02, to the knowledge of Buyer, the execution and delivery of this Agreement and any Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby will not require any notice to, or consent, authorization, or approval from any court or governmental authority or any other third party. Except as set forth in
SCHEDULE 3.02, any and all notices, consents, authorization and approvals set forth in SCHEDULE 3.02 have been made and obtained.

     SECTION 3.03. LITIGATION. Except as set forth in SCHEDULE 3.03, there is no action, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the knowledge of Buyer, threatened in writing or orally threatened against Buyer which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

     SECTION 3.04. CORPORATE ORGANIZATION. Buyer is a corporation formed, organized and validly existing under the laws of the State of Delaware. Buyer has all the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. Buyer prior to closing will deliver to Seller (a) true and complete copies of the Articles of Incorporation of Buyer, including all amendments thereto; (b) a Certificate of Good Standing for Buyer issued by the Secretary of State of the State of Delaware; and (c) copies of the Bylaws of Buyer, including all amendments thereto, of Buyer.

     SECTION 3.05.  NO BROKERS' OR FINDERS' FEES.  Except as provided in
SCHEDULE 3.05, no agent, broker, investment banker, person or firm acting on behalf of Buyer or under the authority of Buyer, is or will be entitled to any broker's or finder's fee or expenses or any other commission or similar fee or expense directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated by this Agreement or any Related Agreements. Buyer shall indemnify and hold Seller harmless from any cost or expense arising out of or relating to any claim for a broker's or finder's fee incurred as a result of any agreement of Buyer in connection with the transactions provided for in this Agreement.

     SECTION 3.06. PAYMENT OF ASSUMED LIABILITIES. Buyer will pay in full each Assumed Liability on a timely basis in accordance with the terms of such Assumed Liability.

     SECTION 3.07. ACCESS TO INFORMATION. All documents, records and books which Buyer has requested pertaining to this transaction have been made available for inspection by Buyer, its attorneys and/or accountants and Buyer has had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of Seller concerning the ownership interest and, as Buyer deems necessary, to verify the information provided by Seller, and all such questions have been answered and all such information has been provided to the full satisfaction of Buyer. To Buyer's knowledge, the Disclosure Schedule does not state any basis for Buyer or its officers, directors, employees, agents or affiliates to recover any claim for indemnification pursuant to ARTICLE IX of this Agreement.

     SECTION 3.08. DISCLOSURE. This Agreement and the Exhibits and Schedules hereto (to the extent such Exhibits and Schedules have been provided by Buyer) do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein contained not misleading.

     SECTION 3.09. REPRESENTATIONS AND WARRANTIES AS OF DATE HEREOF. The representations and warranties contained in the foregoing SECTION 3.01 through SECTION 3.08 inclusive are made as of the date hereof, except as otherwise expressly indicated therein.

                                ARTICLE IV.

                                   TAXES

     SECTION 4.01. TAXES. Seller shall pay all state and local sales, transfer, excise or other similar taxes (including without limitation all state and local taxes in connection with the transfer of the Owned Premises) and any deficiency, interest or penalty asserted with respect thereto, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment or delivery by Seller of the Purchased Assets. Seller shall be responsible for the preparation and filing of all required Returns and (except for Taxes assumed by the Buyer pursuant to SECTION 1.04) shall be liable for the payment of any and all Taxes relating to all periods through the Closing Date (including all Taxes resulting from the sale and transfer by Seller of the Purchased Assets).

     SECTION 4.02. COOPERATION ON TAX MATTERS. Seller shall furnish or cause to be furnished to Buyer, as promptly as practicable, whether before or after the Closing Date, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing by Buyer of any Return, claim for refund, or other required or optional filings relating to tax matters, for the preparation by Buyer for, and proof of facts during, any tax audit, for the preparation by Buyer for any tax protest, for the prosecution or defense by Buyer of any suit or other proceeding relating to tax matters, or for the answer by Buyer to any governmental or regulatory inquiry relating to tax matters.

     Buyer shall retain possession of all files and records transferred to Buyer hereunder and coming into existence after the Closing Date which relate to the Business before the Closing Date, for a period of at least five (5) years from the Closing Date. Buyer may dispose of or destroy any files and records prior to that time in accordance with any reasonable document retention policy hereinafter adopted by Buyer, provided that Buyer provides Seller with an opportunity to copy such files and records prior to disposal or destruction by Buyer. Any files or records so copied shall be held by Seller in strict confidence, used only for the purposes set forth in this Agreement. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, Buyer shall provide access to Seller and its attorneys, accountants, and other representatives, at Seller's expense, to such files and records as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any such Return, filing, audit, protest, claim, suit, inquiry, or other proceeding.

     SECTION 4.03. FORM 8594. Seller and Buyer shall cooperate in the timely filing of Internal Revenue Service Form 8594 (or other appropriate forms), which shall be prepared in accordance with the allocation of the purchase price among the Purchased Assets (as set forth in SCHEDULE 1.05) pursuant to Section 1060 of the Code, and any forms or documents required to be filed with respect to such matters with state or local taxing authorities.

                                ARTICLE V.

                       EMPLOYEES AND EMPLOYEE PLANS


     SECTION 5.01. TERMINATION OF EXISTING EMPLOYEES. On the Closing Date and prior to the Closing, Seller will terminate all Business Employees.

     SECTION 5.02. OFFERS OF EMPLOYMENT. Prior to Closing and as soon as practicable thereafter, Buyer will provide applications for employment and consider for employment all Business Employees of Seller as of Closing. Notwithstanding the foregoing, Buyer will have no obligation to offer employment to any employee of Seller except those employees identified in
SECTION 6.07, and Buyer reserves the right to conduct substance abuse testing prior to offering employment to any employee of Seller. All Business Employees of the Business who are offered employment as of the Closing Date will be considered "Transferred Employees" as of the date they become employees of Buyer.

     SECTION 5.03. TERMS OF EMPLOYMENT. Buyer will use its best efforts to offer to any Transferred Employees a compensation and benefits package comparable to the compensation and benefits package provided to the

Transferred Employees by Seller prior to Closing. To the extent allowable by law, the Transferred Employees will receive credit, for eligibility and vesting purposes, for their length of service as employees of Seller.

     SECTION 5.04. BENEFIT AND EMPLOYEE PLANS. Buyer will, at a minimum, continue to offer comparable benefits and employee plans to Transferred Employees which were offered by Seller prior to Closing.

     SECTION 5.05. COBRA OBLIGATIONS. Seller shall retain and remain solely responsible for any and all obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to provide any medical benefits, and to provide any notices with respect to such benefits as may be required under COBRA, which arise on or before the Closing Date with respect to Business Employees and Leased Employees.

                                ARTICLE VI.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions, any one or more of which may be waived in writing by Buyer in its sole discretion:

     SECTION 6.01. DELIVERIES BY SELLER. Seller shall have executed and delivered to Buyer the documents and items specified in SECTION 8.02 herein.

     SECTION 6.02. REPRESENTATIONS AND WARRANTIES OF SELLER, TCI AND THE SHAREHOLDER. Each of the representations and warranties by Seller, TCI and the Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date.

     SECTION 6.03. COMPLIANCE. Seller, TCI and the Shareholder shall have performed and complied in all material respects with all the covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

     SECTION 6.04. COMPLIANCE CERTIFICATE. Seller shall have delivered to Buyer a certificate, dated the Closing Date, as to the fulfillment of the conditions specified in SECTIONS 6.02 and 6.03 hereof, in substantially the form attached as EXHIBIT 6.04.

     SECTION 6.05. AUTHORIZATIONS AND CONSENTS. Approval of the transaction by Seller's Board of Directors and shareholder, all permits, authorizations, approvals and consents of any governmental body, state or

Federal, and all consents of other third parties that may reasonably be required in connection with the execution of this Agreement or the effectuation of the transaction contemplated herein shall have been duly obtained and shall be in full force and effect on the Closing Date.

     SECTION 6.06. NO CHANGE IN BUSINESS OR FINANCIAL CONDITION; OPERATION OF BUSINESS IN ORDINARY COURSE. The business, operations, financial condition, assets, liabilities, employee relations, customer relations, and supplier and vendor relations of Seller as of the Closing Date shall not have changed in a materially adverse manner since January 1, 1998. Since January 1, 1998, Seller shall have operated the Business and maintained its assets and liabilities (including the Purchased Assets and the Assumed Liabilities) in the ordinary course of business consistent with past practices including: (a) paying payables when due, (b) diligently collecting the full amount of all receivables in the ordinary course of business, (c) maintaining all property and operating equipment in good operating condition, (d) replacing all worn or obsolete property and equipment in accordance with past practices, (e) maintaining all property and liability insurance in accordance with past practices, (f) not incurring any extraordinary or non-ordinary expense or obligations and (g) not selling, encumbering or otherwise disposing of any assets except in the ordinary course of business and in accordance with all other provisions of this Agreement.

     SECTION 6.07.  EMPLOYMENT AGREEMENTS.  Gary Moore, Richard
Schoenfeldt, Terry Sheir and Ludd Rupff shall have entered into an employment and noncompetition agreements with Buyer, in the form of EXHIBIT
6.07 attached hereto and incorporated herein by this reference (the "Employment Agreements").

     SECTION 6.08. NONCOMPETITION AGREEMENTS. Seller, TCI and the Shareholder each shall have entered into noncompetition agreements with Buyer, in the form of EXHIBIT 6.08 attached hereto and incorporated herein by this reference (the "Noncompetition Agreements").

     SECTION 6.09. MILAN PROPERTY REAL ESTATE PURCHASE AGREEMENT. The Property Seller shall have, simultaneously with the Closing of the transaction contemplated hereby, consummated the transaction set forth in a real estate purchase agreement between Buyer and Property Seller in the form of EXHIBIT 6.09 attached hereto and incorporated herein by this reference (the "Seller Real Estate Agreement").

     SECTION 6.10. CONSENT OF SIMPLIFIED EMPLOYMENT SERVICES. Seller shall have obtained the consent of Simplified Employment Services to the transfer to Buyer of its existing employee leasing services agreement with Seller, or Buyer and Simplified Employment Services shall have entered into a replacement leasing services agreement reasonably acceptable to Buyer.

     SECTION 6.11. PERFECTION OF TITLE. Seller shall execute and deliver in form satisfactory to Buyer all documents necessary to perfect title to or interest in any of the Purchased Assets.

     SECTION 6.12. RESULTS OF DUE DILIGENCE. Buyer shall be satisfied, in its sole discretion, with the results of the operational, market, financial, legal, and environmental and governmental due diligence review performed by Buyer and its affiliates, employees, auditors, legal counsel and other authorized representatives, as provided in SECTION 10.02.

     SECTION 6.13. AUDIT COMMITMENT. Seller shall have entered into an agreement (the "Audit Commitment") with Deloitte & Touche LLP ("D&T") (or other nationally-recognized accounting firm reasonably acceptable to Seller and Buyer) pursuant to which such firm will, at Seller's expense, (a) conduct a closing audit and procedural review of Seller and (b) prepare a balance sheet, income statement and cash flows of Seller as of the Closing Date (the "Closing Balance Sheet") within sixty (60) days after the Closing. The scope of the audit and the procedural review described in the Audit Commitment shall be satisfactory to Buyer in Buyer's reasonable discretion. To the extent Buyer has not approved the Audit Commitment prior to the execution of this Agreement, Buyer shall continue to use reasonable efforts to work with D&T (or such other firm as the case may be) to agree upon a satisfactory Audit Commitment and Buyer will, as soon a satisfactory Audit Commitment has been agreed upon, provide Seller with written notice of its satisfaction with the Audit Commitment.

     SECTION 6.14. LICENSE AGREEMENT. Seller and TCI shall have entered into a license agreement granting Buyer certain rights to use the "The Colonel's" registered and unregistered trademarks and tradenames, in the form of EXHIBIT 6.14 attached hereto and incorporated herein by this reference (the "License Agreement").

     SECTION 6.15. NO NEW LEASE AGREEMENTS. Between the Execution Date and the Closing Date, neither Seller nor TCI shall have (i) entered into any Lease for real property for use in connection with the Business or
(ii) renewed or extended any existing lease for the Leased Premises without the prior written consent of Buyer. For purposes of this SECTION 5.15, renewing or extending any lease shall include taking any affirmative action which would result in a binding obligation or, with respect to any existing leases, failing to take any action which, if not taken, would result in a binding obligation.

     SECTION 6.16. ENVIRONMENTAL REPORTS. Seller shall have caused, at Seller's sole expense, an environmental consulting firm chosen by Buyer to conduct a Phase I environmental survey and compliance audit of the Milan Property and Buyer shall be satisfied, in its sole discretion, with the results of the survey and audit.

     SECTION 6.17.  TRANSFER OF TAX ABATEMENT CERTIFICATES.   Seller and
Buyer shall have obtained the written consent of all applicable taxing authorities to a transfer of all tax abatement certificates, if any, relating to real or personal property used in the Business, and such transfers shall have been made prior to or at Closing.

     SECTION 6.18. DESIGNATION OF NEUTRAL ACCOUNTING FIRM. Buyer and Seller shall have mutually agreed upon the Neutral Accounting Firm and designated such firm in writing.

     SECTION 6.19. WEST MEMPHIS LEASE AGREEMENT. Buyer and Seller shall have entered into a lease agreement pursuant to which Seller shall lease to Buyer at a rental rate mutually acceptable to Buyer and Seller the real property located at 110 East Jefferson Street, West Memphis, Arkansas, which lease agreement shall be in the form of EXHIBIT 6.19 attached hereto and incorporated herein by reference (the "Lease Agreement.")

     SECTION 6.20. SUBORDINATION AGREEMENT. Seller shall have executed a subordination agreement substantially similar to the form attached hereto as EXHIBIT 6.20.

                               ARTICLE VII.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:

     SECTION 7.01. DELIVERIES BY BUYER. Buyer shall have executed and delivered to Seller the documents and items specified in SECTION 8.03 herein.

     SECTION 7.02. REPRESENTATIONS AND WARRANTIES OF BUYER. Each of the representations and warranties by Buyer contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date.

     SECTION 7.03. COMPLIANCE. Buyer shall have performed and complied with all the covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

     SECTION 7.04. COMPLIANCE CERTIFICATE. Buyer shall have delivered to Seller a certificate, dated the Closing Date, as to the fulfillment of the conditions specified in SECTIONS 7.02 and 7.03 hereof, in substantially the form attached as EXHIBIT 7.04.

     SECTION 7.05. AUTHORIZATIONS AND CONSENTS. Approval of the transaction by Buyer's members and Board of Managers, all permits, authorizations, approvals and consents of any governmental body, state or Federal, and all consents of other third parties that may reasonably be required in connection with the execution of this Agreement or the effectuation of the transaction contemplated herein shall have been duly obtained and shall be in full force and effect on the Closing Date.

     SECTION 7.06. EMPLOYMENT AGREEMENTS. Buyer shall have entered into the Employment Agreements.

     SECTION 7.07. NONCOMPETITION AGREEMENTS. Buyer shall have entered into the Noncompetition Agreements.

     SECTION 7.08. SELLER REAL ESTATE PURCHASE AGREEMENT. Buyer and Property Seller shall have simultaneously with the Closing of the transaction contemplated hereby, consummated the transaction set forth in the Seller Real Estate Agreement.

     SECTION 7.09. SHAREHOLDER VOTE. This Agreement and the consummation of the transactions contemplated therein shall have been approved by the requisite vote of the shareholders of TCI and Seller.

     SECTION 7.10. DESIGNATION OF NEUTRAL ACCOUNTING FIRM. Buyer and Seller shall have mutually agreed upon the Neutral Accounting firm and designated such firm in writing.

     SECTION 7.11. LEASE AGREEMENT. Buyer and Seller shall have entered into the Lease Agreement.

                               ARTICLE VIII.

                     CLOSING AND POST-CLOSING MATTERS

     SECTION 8.01. CLOSING DATE. The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place within five (5) business days after TCI provides Buyer with written notice of the approval of this Agreement and the transactions contemplated hereby by TCI's shareholders at a special meeting of the shareholders, PROVIDED, HOWEVER, that the closing shall not take place earlier than October 31, 1998 unless mutually agreed upon by the parties hereto. The date on which the closing occurs shall be known as the"Closing Date". The Closing shall take place at 9 a.m. at the offices of Dean & Fulkerson, P.C., Fifth Floor, 801 West Big Beaver Road, Troy, Michigan, or at such other place or time as the parties shall mutually agree.

     SECTION 8.02. DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following duly executed documents and other items in form satisfactory to Buyer in its sole discretion:

     (a) All assignments and such other instruments of sale, transfer, conveyance and assignment of the Purchased Assets as Buyer reasonably may request, including a Bill of Sale in substantially the form attached as EXHIBIT 8.02(a);

     (b) A Certificate of Good Standing of Seller issued by the Michigan Department of Consumer and Industry Services, dated as of a date no later than ten (10) days prior to the Closing;

     (c)  A Compliance Certificate, in substantially the form attached as
          EXHIBIT 6.04;

     (d)  The Employment Agreements;

     (e)  The Noncompetition Agreements as described in SECTIONS 6.08 and
          8.07;

     (f)  The Seller Real Estate Agreement;

     (g)  The License Agreement;

     (h)  The Lease Agreement;

     (i) All documents reasonably deemed by Buyer as being necessary to perfect title to or interest in any of the Purchased Assets; and

     (j) The written legal opinion of Warner Norcross & Judd LLP, counsel for Seller, dated the Closing Date, substantially in the form attached as EXHIBIT 8.02(j).

     (k) A subordination agreement substantially similar to the form attached as EXHIBIT 6.20.

     SECTION 8.03. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following duly executed documents and other items in form satisfactory to Seller in its sole discretion:

     (a) The sum of Forty Five Million Fifty Two Thousand Dollars ($45,052,000) as specified in SECTION 1.02(a);

     (b)  An assumption of the Assumed Liabilities in the form attached as
          EXHIBIT 8.03(b) and such other instruments of assumption as Seller reasonably may request;

     (c) A Note representing the sum of Ten Million Dollars ($10,000,000) as set forth in SECTION 1.02(c);

     (d)  A Compliance Certificate, substantially in the form attached as
          EXHIBIT 7.04;

     (e) A Certificate of Good Standing for Buyer issued by the Secretary of State of the State of Delaware, dated as of the most recent practicable date prior to the Closing;

     (f)  The Employment Agreements;

     (g)  The Noncompetition Agreements;

     (h)  The Lease Agreement;

     (i)  The Seller Real Estate Agreement; and

     (j) The written legal opinion of Ice Miller Donadio & Ryan, Indianapolis, Indiana, counsel for Buyer, dated the Closing Date, substantially in the form attached as EXHIBIT 8.03(j). For matters implicating Michigan law, Ice Miller Donadio & Ryan may rely fully on the written legal opinion of Dean & Fulkerson, P.C., Troy, Michigan.

     SECTION 8.04. SUBSEQUENT DOCUMENTATION. At any time and from time to time after the Closing Date, Seller shall, upon the request of Buyer, and Buyer shall, upon the request of Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery hereunder of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities, the Purchased Contracts and the Assumed Leases, leases and agreements, and the performance by the parties of any of their other respective obligations under this Agreement.

                                ARTICLE IX.

                              INDEMNIFICATION

     SECTION 9.01. INDEMNIFICATION BY SELLER AND TCI. Subject to the terms of this ARTICLE IX, Seller and TCI jointly and severally agree to indemnify, defend, and hold Buyer harmless from and against any and all demands, claims, actions, or causes of action, assessments, losses, settlements, penalties, forfeitures, expenses, damages and liabilities (collectively, an "Indemnity Loss") asserted against, suffered, incurred, sustained or required to be paid by Buyer arising out of, relating to, or as a direct or proximate result of: (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Seller, TCI or the Shareholder contained in this Agreement, Schedule, Exhibit, Related Agreement, certificate or other instrument or document furnished or required to be furnished by Seller by this Agreement or a Related Agreement; (b) any Excluded Liability, liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Seller or relating to the Purchased Assets or the operation of the Business prior to the Closing and not expressly assumed by Buyer pursuant to this Agreement;
(c) any Environmental Expenses, any Environmental Claims, any Environmental Conditions or any material violation of any Environmental Requirements relating to the Owned Property, Lease Real Property or Seller's operation of the Business in all cases arising out of conditions in existence on the Closing Date; (d) without limiting the generality of the foregoing, the failure of Seller to withhold, collect, pay or remit any sales or use Tax or payroll or employment Tax imposed by any state or local Taxing authority in connection with the sale of any product or good or the payment of any wages or compensation or the employment of any persons (including Lease Employees who are determined to have been or claim to have been employees of Seller) by Seller on or before the Closing Date, (e) without limiting the generality of the foregoing, the failure of the Seller or any of its shareholders to pay any federal or state income tax due from the operation of the Business prior to the Closing; and (f) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

     In addition, Seller and TCI shall indemnify and hold Buyer and Buyer's lenders, if any, harmless from and against any loss, claim, expense, damage, or liability (including reasonable attorneys' fees and expenses) to which Buyer and/or the Purchased Assets may become subject insofar as such loss, claim, damage, or liability (or actions in respect thereof) arises out of or is based upon a breach or alleged breach of, or failure to comply with any provision of, or to give any notice or make any filing pursuant to, any bulk sales law or similar statute, Buyer understands that no notice or filings are being made in respect of the Purchased Assets under any such law or statute.

     SECTION 9.02. INDEMNIFICATION BY BUYER. Buyer agrees to indemnify, defend, and hold Seller harmless from and against any and all Indemnity Loss asserted against, suffered, incurred, sustained or required to be paid by Seller arising out of, relating to, or as a direct or proximate result of (a) any Assumed Liability; (b) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Buyer contained in this Agreement, Schedule, Exhibit, Related Agreement, certificate or other instrument or document furnished or required to be furnished by Seller by this Agreement or a Related Agreement; (c) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Buyer or relating to the Purchased Assets or the operation of the Business after the Closing except with respect to any Excluded Liabilities; and (d) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

     SECTION 9.03. NOTICE. If an indemnified party (the "Claimant") believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the "Indemnifying Party") promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity. If any action at law, suit in equity, or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this ARTICLE IX, it shall promptly notify the Indemnifying Party in writing of such action or suit, describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity.

     SECTION 9.04. DEFENSE OF CLAIMS. The Indemnifying Party shall have thirty (30) business days after receipt of the notice referred to in
SECTION 9.03 to notify the Claimant that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the Indemnifying Party does not give the foregoing notice, the Claimant shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of its exclusive discretion and the Indemnifying Party shall reimburse the Claimant, on a monthly basis, for all reasonable expenses incurred by Claimant in so defending, contesting, settling, or compromising such actions or suit, including attorneys' fees. If the Indemnifying Party gives the foregoing Election Notice, the Indemnifying Party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the written consent of the Claimant; (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant except as provided in clause (c) below; and (c) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this ARTICLE IX, for the full amount of any Indemnity Loss resulting from such action or suit and all reasonable expenses related to such Indemnity Loss incurred by the Claimant, except fees and expenses of counsel for the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party. So long as the Indemnifying Party is contesting any such action or suit in good faith, the Claimant shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Claimant shall have the right to pay or settle any such action or suit, provided that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this ARTICLE IX. Notwithstanding the foregoing, each party shall have the right to the benefit of any insurance maintained by the other if such insurance insures against any claim brought against either party.

     SECTION 9.05.  LIMITATIONS ON INDEMNIFICATION.

     (a) INSURANCE PROCEEDS. The amount of Indemnity Losses hereunder shall be computed after giving effect to the receipt of any and all insurance proceeds with respect thereto.

     (b) LIMITATION BASED ON KNOWLEDGE. Buyer will not be entitled to recover any Indemnity Losses with respect to any breach of any representation, warranty, agreement or covenant by Seller made in the Agreement or otherwise, if prior to the signing of the Agreement or the Closing Date, Philip Storm, Robert Bedrosian or Richard Schoemer had actual knowledge of any fact, circumstance or occurrence that constitutes a breach of such representation, warranty, agreement or covenant. Unless this Agreement is otherwise terminated pursuant to the terms of this Agreement, Buyer shall, between the signing of this Agreement and the Closing Date, conduct a continuing due diligence investigation of the Business and its operations of the scope and depth as is typical of a purchaser in any transaction of this size and nature.

     (c) OFFSETS. The aggregate amount of Indemnity Losses in respect of Taxes will be reduced by the amount, if any, of a refund on Taxes paid or accrued for the periods ending on or prior to the Closing; provided that such refund is paid to Buyers. The amount of any Indemnity Losses in respect of Accounts Receivable shall be reduced by the amount, if any, of collection of Accounts Receivable due on or before the Closing in excess of the reserve for bad debt as reflected in the Financial Statements.

     SECTION 9.06. PAYMENT OF LOSSES; SET-OFF RIGHTS. The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this ARTICLE IX, such payment to be made within fifteen (15) business days after such amount is finally determined either by mutual agreement of the parties or the date on which both such amount and the Claimant's obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding. In addition to the foregoing, Buyer shall have the option of recouping all or any part of any amount that Buyer is owed pursuant to the preceding sentence or pursuant to SECTION
9.04 (in lieu of seeking a cash payment from Seller pursuant to the preceding sentence) by notifying Seller that Buyer is reducing any amount of principal or accrued interest owed to Seller under the Note (the "Set-off Rights"). Any reduction made pursuant to this SECTION 9.07 shall be deemed effective as of the date on which the event giving rise to the indemnifiable loss in question occurred.

     SECTION 9.07. SURVIVAL. Notwithstanding the foregoing, the Indemnifying Party shall have no liability with respect to any Indemnity Loss notice of which is not received by the Indemnifying Party pursuant to
SECTION 9.03 hereof on or before the 18-month anniversary of the Closing Date; PROVIDED, HOWEVER, (i) the representations contained in SECTION 2.08 relating to Taxes shall survive for so long as any Taxing authority shall have the power to make any claim, assessment or reassessment with respect thereto; (ii) the representations contained in SECTION 2.22 relating to Environmental Compliance shall survive for a period of five years from and after the Closing Date; (iii) those representations contained in SECTIONS 2.01, 2.02, 2.03, 2.04, 3.01, 3.02 or 3.04 shall survive indefinitely; (iv) all covenants shall survive until fully performed; and
(v) with respect to a particular matter for which a notice of an Indemnity Loss has been timely presented, the claims period shall be extended until such matter has been fully resolved.

     SECTION 9.08.  LIMITATIONS.  Except as expressly provided in SECTION
9.09 herein, no party hereto shall be entitled to any payment pursuant to
ARTICLE IX hereof until (and only to the extent that) the aggregate amount of its Indemnity Losses exceeds One Hundred Seventy Five Thousand Dollars ($175,000). No party hereto shall be entitled to indemnification pursuant to ARTICLE IX hereof when its Indemnity Losses exceed an aggregate amount of Twenty Five Million Dollars ($25,000,000).

     SECTION 9.09. ENVIRONMENTAL INDEMNITY OBLIGATIONS. Buyer shall be entitled to full indemnification from Seller, and Seller shall fully and completely indemnify Buyer for any demands, claims, actions, or causes of action, assessments, losses, settlements, penalties, forfeitures, expenses (including reasonable attorneys' and environmental consultants' fees), damages and liabilities, including Environmental Expenses and Environmental Claims (as those terms are defined in SECTION 2.23 herein, arising from any of the matters identified on SCHEDULE 9.09 hereto (each an "Environmental Matter"). The indemnification described in this SECTION 9.09 shall not be subject to the limitations set forth in SECTION 9.08 hereunder.

     SECTION 9.10. ASSIGNMENT OF CLAIMS. To the extent Seller indemnifies Buyer for any Indemnity Losses arising from any third party claim(s), Buyer shall assign its rights to pursue such claim(s) to Seller. Buyer agrees to participate, at Seller's expense and upon Seller's request, in any action by Seller against such third party or parties and agrees to transfer to Seller all amounts paid to Buyer as a result of such rights or claims against such third party or parties.

                                ARTICLE X.

                               OTHER MATTERS

     SECTION 10.01. OPERATION OF BUSINESS. After the Execution Date, and prior to the Closing, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Seller will use its best efforts to keep its Business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

     (a) Without limiting the generality of the foregoing, each of Seller and the Shareholder shall, between the Execution Date and the Closing Date use its best efforts to:

          (1) preserve Seller's present business organization intact and conserve its goodwill;

          (2) keep available and maintain the services of all officers, employees, agents and representatives on the same or substantially the same term (except as provided in SECTION 5.01);

          (3) continue and preserve good relationships with suppliers, customers, lenders and others having business dealings or relationships with Seller;

          (4) maintain in full force and effect all permits, authorizations, approvals and consents required for the business as presently conducted; and

          (5) maintain and keep in good order, consistent with past practice, all of Seller's tangible assets.

     (b) Between the Execution Date and the Closing, neither Seller nor the Shareholder shall, without the prior written consent of
          Buyer:

          (1) incur any indebtedness, except trade payables incurred in the ordinary course of business consistent with past practices;

          (2) issue any equity securities or options, warrants, rights or convertible securities,

          (3) declare, set aside or pay any dividends or other distributions or payments on or in respect to its outstanding shares;

          (4) knowingly take any action or omit to take any action which would cause or causes a material breach or default in any of Seller's contracts, commitments or obligations;

          (5) materially increase the annual level of compensation of any employee; increase at all the annual level of compensation of any person whose compensation from Seller in the last preceding fiscal year exceeded $40,000; or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, directly or consultant, except in amounts in keeping with past practices by formulas or otherwise;

          (6) increase, terminate, amend or otherwise modify any Employee Benefit Plan; or

          (7)  enter into any agreement to do any of the foregoing.

     SECTION 10.02. BUYER REPRESENTATIVE. After the Execution Date, and prior to the Closing, Seller shall allow a representative of Buyer to be present at all times and have reasonable and unrestricted access to, Seller's Milan facility during normal business hours. Seller shall cause its executive officers, including but not limited to its chief financial officer, to (i) cooperate with this representative, (ii) provide this representative with any information regarding the Business reasonably requested by this representative and (iii) communicate on a regular basis with this representative regarding the day-to-day business operations of the Business.

     SECTION 10.03. DUE DILIGENCE. Prior to the Closing Date, Seller shall permit Buyer and Buyer's affiliates, employees, auditors, legal counsel and other authorized representatives to conduct an operational, market, financial, legal, environmental and governmental due diligence review of Seller. In connection with this investigation and evaluation, Seller shall provide such assistance as reasonably requested and shall give access during reasonable business hours to all books, records, facilities and personnel related to the Business. In addition, Seller shall permit Buyer to (i) contact Seller's customers and suppliers to discuss any and all aspects of Seller's Business and (ii) discuss any past, pending or potential legal issues with Seller's counsel. All due diligence will be coordinated with and in deference to Seller and shall be conducted with Seller's full approval.

     SECTION 10.04. CONFIDENTIALITY. Buyer and Seller each acknowledge that all written information provided any by party hereto to any other party in connection with this Agreement, including all Schedules and Exhibits hereto and all other information delivered prior to execution hereof constitute proprietary and confidential information of the disclosing party, provided that the confidential information of Seller will become the proprietary and confidential information of Buyer as of the Closing Date. In the event this Agreement fails to close, all information and documents delivered to any party hereunder shall be immediately returned to the disclosing party and the recipient of the information shall retain no copies thereof. If this Agreement fails to close, each party hereto covenants and agrees that it will not use any such confidential and proprietary information in any way to compete with, or to solicit or engage in business transactions with the other party's customers, suppliers or employees unless such information (i) becomes available to such party through a non-confidential means or otherwise comes into the public domain; or (ii) is required to be disclosed by law. The covenants and agreements of the parties contained herein may be enforced by equitable action for specific performance as well as damages.

     SECTION 10.05. EARNEST MONEY DEPOSIT. Upon execution of this Agreement by the parties hereto, Buyer shall deposit into a trust account in the name of Ted Gans, Esq., an earnest money deposit of One Hundred Thousand Dollars ($100,000) (the "Earnest Money Deposit"). The Earnest Money Deposit shall be held in trust by Ted Gans, Esq. and disbursed as follows: (i) if the transaction described herein is consummated, the Earnest Money Deposit shall be credited to the Purchase Price at Closing, and the Closing Payment to be made to Seller by Buyer shall be reduced by the amount of the Earnest Money Deposit, (ii) if the transaction described herein is not consummated, and the reason the transaction is not consummated is a reason other than a Refund Reason (as defined herein), the Earnest Money Deposit shall be paid to Seller as liquidated damages, (iii) if the transaction described herein is not consummated as a result of (a) Seller's inability to obtain approval of the transaction from the shareholders of TCI by November 30, 1998, to the extent such approval is necessary, (b) a material breach by Seller of any covenant, representation or warranty contained in this Agreement (c) rejection by Buyer of SCHEDULE
2.05 within five business days of the Delivery Date thereof pursuant to the preamble of ARTICLE II of this Agreement or (d) the failure of the Seller's adjusted EBIT for fiscal year 1997, calculated in accordance with SCHEDULE 10.05, to equal or exceed $10,200,000 (collectively, the "Refund Reasons"), the Earnest Money Deposit shall be returned to Buyer.

     SECTION 10.06. ENVIRONMENTAL OBLIGATIONS. Seller shall, between the Execution Date and the Closing, take all actions necessary to successfully remediate each Environmental Matter set forth on SCHEDULE 9.09 hereto. Seller shall be solely responsible for the cost of all such remediation. For purposes of this Agreement, each Environmental Matter shall be considered "successfully remediated" when an environmental consultant mutually agreeable to Buyer and Seller certifies to Buyer that the real property, method of operation or other property or activity affected by such Environmental Matter is in full compliance with all applicable Environmental Requirements (as that term is defined in SECTION 2.23). Successful remediation of all Environmental Matters shall relieve Seller from its indemnification obligations described in SECTION 9.09 herein. Notwithstanding SECTION 6.03 or any other provision of this Agreement, Seller's successful remediation of all Environmental Matters shall not be a condition precedent to Buyer's obligation to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Seller shall be responsible for any costs incurred in successfully remediating all Environmental Matters.

                                ARTICLE XI.

                                TERMINATION

     SECTION 11.01. CONDITIONS OF TERMINATION. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing by mutual consent of Buyer and Seller. Buyer may unilaterally terminate this Agreement by giving written notice to Seller on or before the Closing Date if (i) the Closing shall not have occurred before November 30, 1998 through no fault of Buyer; (ii) Buyer is not reasonably satisfied with the results of its continuing operational, market, financial, legal, environmental and governmental due diligence review of Seller; (iii) Seller's adjusted EBIT for fiscal year 1997, calculated in accordance with
SCHEDULE 10.05, shall not equal or exceed $10,200,000; (iv) Buyer rejects
SCHEDULE 2.05 within five business days of the Delivery Date thereof pursuant to the preamble of Article II of this Agreement; or (iv) Buyer shall have reasonably concluded that all of the conditions to Closing set forth in ARTICLE V cannot be satisfied. Seller may unilaterally terminate this Agreement by giving written notice to the Buyer on or before the Closing Date if (i) the Closing shall not have occurred before November 30, 1998 through no fault of Seller or the Shareholder; or (ii) Seller shall have reasonably concluded that all of the conditions to Closing set forth in ARTICLE VI cannot be satisfied.

     SECTION 11.02.  EFFECT OF TERMINATION.  Except as provided in
SECTION 12.04, in the event of termination pursuant to SECTION 11.01, this Agreement shall terminate and have no further effect, with no liability on the part of any party hereto.

                               ARTICLE XII.

                               MISCELLANEOUS

     SECTION 12.01. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 12.02. COOPERATION. The parties agree that after the Closing they will from time to time, upon the request of the other party, and without further consideration, execute, acknowledge, and deliver in proper form any further instruments, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement.

     SECTION 12.03. FURTHER ASSURANCES. Each party hereto, after the execution of this Agreement, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by the other, and will take any other action consistent with the terms of this Agreement that may reasonably be requested.

     SECTION 12.04. EXPENSES. Buyer and Seller shall each bear their own legal, accounting and out-of-pocket expenses in connection with the preparation and closing of this Agreement and the negotiation and consummation of the transaction contemplated herein. The provisions of this SECTION 12.04 shall not apply with respect to expenses incurred by the parties in connection with any action for breach of this Agreement. Notwithstanding the foregoing, in the event the transaction contemplated herein fails to be consummated for any reason other than a Refund Reason, Seller shall be entitled to Earnest Money Deposit as liquidated damages.

     SECTION 12.05. PUBLIC ANNOUNCEMENTS. Neither Buyer nor Seller, nor anyone representing either Buyer or Seller, shall make any announcement, press release, or similar communication to any other person, except as may be required by law or shall be agreed upon in writing by the parties to this Agreement concerning this Agreement or the transactions contemplated herein. After the Closing, Seller and Buyer shall mutually agree upon the content and timing of any public announcement, press release or similar communication regarding the transaction, the Closing, or the terms of this Agreement. Notwithstanding the foregoing, Buyer, TCI and Seller may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders and other particular groups as may be necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated herein.

     SECTION 12.06. ACCESS TO RECORDS AND RECORDS RETENTION. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any Taxing authority, or judicial or administrative proceeding related to liability for Taxes,
(ii) each retain and provide the other with any records or other information that may be relevant to such Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller each shall retain, until the applicable statutes of limitations (including any extensions thereof) have expired, copies of all Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     SECTION 12.07. INDEX AND CAPTIONS. The index and the captions of the Sections and Articles of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any section or article hereof.

     SECTION 12.08. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy is mailed as set forth below on date of transmission, (iii) on the day after delivery to a nationally recognized overnight courier service marked for next day delivery to the party to whom notice is to be given, or (iv) on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Buyer, to:

          Philip B. Storm
          966 Stratford Lane East
          Bloomfield Hills, MI  48304
          Telephone:  248/723-1649
          Facsimile:  248/723-1651

          Colonel's Acquisition Corp.
          c/o Philip B. Storm
          620 South Platt Road
          Milan, MI 48160
          Telephone:  734/439-4200
          Facsimile:  734/439-0414

          and

          c/o Monument Advisors, Inc.
          Attn: Joseph P. Schaffer
          111 Monument Circle, Suite 642
          Indianapolis, Indiana  46204
          Telephone:  317/656-5065
          Facsimile:  317/656-5060

Copies to:

          Steven K. Humke
          ICE MILLER DONADIO & RYAN
          One American Square
          Box 82001
          Indianapolis, Indiana  46282-0002
          Telephone:  317/236-2394
          Facsimile:  317/236-2219

          William C. Coon
          Dean & Fulkerson, P.C.
          801 North Big Beaver Road, 5th Floor
          Troy, MI  48084
          Telephone:  248/362-1300
          Facsimile:  248/362-1358

If to Seller, to:

          The Colonel's, Inc.
          Attn: Donald J. Williamson
          951 Aiken Road
          Owosso, MI 48867
          Telephone:  800/433-3604
          Facsimile:  517/725-8409

Copies to:

          Ted Gans, Esq.
          100 West Long Lake Road
          Suite 200
          P.O. Box 1122
          Bloomfield Hills, MI 48303
          Telephone:  (248) 642-2220
          Facsimile:  (248) 646-4648

          and

          Warner Norcross & Judd LLP
          Attn: Alex J. DeYonker
          900 Old Kent Building
          111 Lyon St. N.W.
          Grand Rapids, MI 40903
          Telephone:  (616) 752-2000
          Facsimile:  (616) 752-2500

Any party may change its address for purposes of this SECTION 12.08 by giving the other parties written notice of the new address in the manner set forth above.

     SECTION 12.09. ENTIRE AGREEMENT. This Agreement and the agreements expressly contemplated hereby, including the Exhibits and Schedules referred to herein which form a part of this Agreement, contain the entire understanding of the parties hereto with respect to the subject matter hereof. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth or provided for in this Agreement or in the agreements expressly contemplated hereby. This Agreement and the agreements expressly contemplated hereby supersede all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement including, but not limited to the letter of intent dated July 31, 1998. No provision of this Agreement may be amended or waived except in writing and no such amendment shall extend to anything other than the specific subject matter thereof. Notwithstanding the foregoing, the parties hereto understand and agree that any default by any of them under any Related Agreement shall constitute a default hereunder, entitling the non-defaulting party to any remedy or right to indemnification available hereunder.

     SECTION 12.10. GOVERNING LAW. This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Michigan, and shall be treated in all respects as a State of Michigan contract, without regard to any state's laws related to choice or conflict of laws.

     SECTION 12.11. CHOICE OF FORUM; WAIVER OF JURY TRIAL. The parties to this Agreement irrevocably consent to the jurisdiction and venue of the courts of the State of Michigan and the United States District Court for the Eastern District of Michigan with respect to any and all actions related to this Agreement or the enforcement of this Agreement and the parties to this Agreement hereby irrevocably waive any and all objections thereto. The parties to this Agreement hereby knowingly and voluntarily with the benefit of counsel, each waive trial by jury in any action, proceeding, claim or counterclaims, whether in contract or tort or otherwise, at law or in equity, arising out of or in any way relating to this Agreement.

     SECTION 12.12.  CONSTRUCTION.

     (a) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     (b) (i) The terms "to the knowledge of Seller", "known to Seller" or words of similar import mean the actual knowledge of Donald
              J. Williamson, Richard S. Schoenfeldt, William Singleterry and Gary Moore or any of them. Each of these parties or individuals shall be obligated to conduct a reasonable inquiry as to any issue upon which it is making a knowledge-based representation or warranty, and shall be deemed to have actual knowledge of all facts and information which would have been discovered in such an inquiry.

         (ii) The terms "to the knowledge of Buyer", "known to Buyer" or words of similar import mean to the actual knowledge of Philip Storm, Robert Bedrosian or Richard Schoemer or any of them. Each of these parties or individuals shall be obligated to conduct a reasonable inquiry as to any issue upon which it is making a knowledge-based representation or warranty, and shall be deemed to have actual knowledge of all facts and information which would have been discovered in such an inquiry.

     (c) Except as otherwise specifically provided in this Agreement (such as by "sole", "absolute discretion", "complete discretion" or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver or approval of a party, such consent, waiver, and/or approval shall not be unreasonably withheld.

     SECTION 12.13. WAIVER OF COMPLIANCE. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver must be in writing, and shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver.

     SECTION 12.14. VALIDITY OF PROVISIONS. Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions of this Agreement, which remaining portions shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the parties that they would have executed the remaining portions of this Agreement without including any such part or portion which may for any reason be declared invalid.

     SECTION 12.15. SCHEDULES AND EXHIBITS. Each and every Schedule and Exhibit to this Agreement, and each and every document to be delivered in the future pursuant to this Agreement is hereby incorporated into this Agreement and made an integral part hereof.

     SECTION 12.16. NO INTENTION TO BENEFIT THIRD PARTIES. The provisions of this Agreement are not intended to, and shall not, benefit any person other than the parties to this Agreement, the provisions hereof are not intended to, and shall not create any third party beneficiary right in any person.

     SECTION 12.17. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither Seller nor Buyer may assign any rights or obligations under this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                    "BUYER"
                                    COLONEL'S ACQUISITION CORP.



                                    By:  /S/ PHILIP B. STORM

                                    Its: PRESIDENT AND CEO


                                    "SELLER"
                                    THE COLONEL'S, INC.


                                    /S/ DONALD J. WILLIAMSON
                                    By:  Donald J. Williamson
                                    Its: Director and Attorney-in-Fact


                                    "TCI"
                                    THE COLONEL'S INTERNATIONAL, INC.



                                    /S/ DONALD J. WILLIAMSON
                                    By:  Donald J. Williamson
                                    Its: Chief Executive Officer


                                    "SHAREHOLDER"



                                    /S/ DONALD J. WILLIAMSON
                                    Donald J. Williamson

                                APPENDIX B
                           FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheets as of June 30, 1998 (unaudited) and
     December 31, 1997 . . . . . . . . . . . . . . . . . . . . . . . . .B-3

Consolidated Statements of Income for the six months ended June 30,
     1998 (unaudited) and June 30, 1997 (unaudited), respectively. . . .B-5

Consolidated Statements of Cash Flows for the six months ended June
     30, 1998 (unaudited) and June 30, 1997 (unaudited),
     respectively. . . . . . . . . . . . . . . . . . . . . . . . . . . .B-6

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .B-7

Independent Auditors' Reports. . . . . . . . . . . . . . . . . . . . . B-12

Consolidated Balance Sheets as of December 31, 1997 and
     December 31, 1996 . . . . . . . . . . . . . . . . . . . . . . . . B-13

Consolidated Statements of Income for years ended December 31,
     1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . B-15

Consolidated Statements of Stockholders' Equity for years ended
     December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . B-16

Consolidated Statements of Cash Flows for years ended December 31,
     1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . B-17

Notes to Consolidated Financial Statements for years ended
     December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . B-19

Independent Auditors' Report on Schedule II. . . . . . . . . . . . . . B-34

Schedule II - Valuation and Qualifying Accounts. . . . . . . . . . . . B-35

                     THE COLONEL'S INTERNATIONAL, INC.
                        CONSOLIDATED BALANCE SHEETS
                                                               JUNE 30,          DECEMBER 31,
                                                                 1998               1997
                                                              (UNAUDITED)         (AUDITED)
                                                              -----------        -----------
ASSETS

CURRENT ASSETS:
  Cash                                                        $   583,195        $ 1,723,652
  Accounts receivable - trade (net of allowance
      for doubtful accounts of $423,000 and $493,000
      at June 30, 1998 and December 31, 1997,
     respectively)                                              5,482,684          3,973,528
Note receivable from majority shareholder (Note 2)                200,000            200,000
Inventories (Note 3)                                           12,398,861          9,214,557
Prepaid expense                                                   449,984            425,476
Deferred taxes - current                                          686,000            635,000
Current portion of deferred compensation/other                     95,667             95,667
                                                              -----------        -----------

                Total current assets                           19,896,391         16,267,880

PROPERTY, PLANT, & EQUIPMENT - Net (Note 4)                    28,948,140         26,328,039

OTHER ASSETS:
  Note receivable from majority shareholder (Note 2)              844,956            844,956
  Long-term portion of deferred compensation                      228,176            255,857
  Deposits                                                      2,247,436            630,486
  Goodwill                                                      3,227,734            379,816
  Land, held for investment purposes                              745,000
  Other                                                           231,921            233,246
                                                              -----------        -----------
                Total other assets                              7,525,223          2,344,361

TOTAL ASSETS                                                  $56,369,754        $44,940,280
                                                              ===========        ===========

                                                                     (Continued)

                                                               JUNE 30,          DECEMBER 31,
                                                                 1998               1997
                                                              (UNAUDITED)         (AUDITED)
                                                              -----------        -----------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable (Note 6)                                       $ 6,579,498        $ 6,000,000
  Current portion of long-term obligations                      4,630,365          3,166,741
  Accounts payable - trade                                      3,459,789          1,837,528
  Accrued expenses (Note 5)                                     1,530,998          1,134,637
  Current portion of deferred compensation                         95,668             95,667
  Income taxes payable                                          1,303,037            925,549
                                                              -----------        -----------
                Total current liabilities                      17,599,355         13,160,122

LONG-TERM OBLIGATIONS, NET OF
   CURRENT PORTION (Note 7)                                    10,354,575          8,844,055

LONG-TERM PORTION OF DEFERRED
   COMPENSATION                                                   228,176            255,857

DEFERRED TAXES - LONG-TERM                                      3,765,000          3,828,000

STOCKHOLDERS' EQUITY:
  Common stock: 35,000,000 shares authorized
      at $0.01 par value, 24,631,832 and
      24,177,805 issued and outstanding, respectively             246,318            241,778
  Additional paid-in-capital                                    9,230,912          5,606,239
  Retained earnings                                            14,945,418         13,004,229
                                                              -----------        -----------
       Total stockholders' equity                              24,422,648         18,852,246

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                      $56,369,754        $44,940,280
                                                              ===========        ===========

See notes to unaudited condensed consolidated financial statements.

                     THE COLONEL'S INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                               (UNAUDITED)

                                              SIX MONTHS ENDING
                                                   JUNE 30
                                       -------------------------------

                                          1998                1997
                                       -----------         -----------
SALES                                  $26,040,841         $22,056,889

COST OF SALES                           18,434,805          15,977,771
                                       -----------         -----------

GROSS PROFIT                             7,606,036           6,079,118

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                4,111,584           2,974,252
                                       -----------         -----------

INCOME FROM OPERATIONS                   3,494,452           3,104,866

OTHER INCOME (EXPENSE):
Interest expense                          (931,027)           (628,474)
Interest income                                  0              51,733
Rental income                               31,250              30,000
Other                                        6,540              23,869
                                       -----------         -----------

    Other income (expense), net           (893,237)           (522,872)
                                       -----------         -----------
NET INCOME BEFORE TAXES                $ 2,601,215         $ 2,581,994

PROVISION FOR INCOME
    TAXES (Note 8)                         660,026             871,000
                                       -----------         -----------
NET INCOME                             $ 1,941,189         $ 1,710,994
                                       ===========         ===========

BASIC AND DILUTED
EARNINGS PER SHARE (Note 9)            $      0.08         $      0.07
                                       ===========         ===========

See notes to unaudited condensed consolidated financial statements.

                     THE COLONEL'S INTERNATIONAL, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)
                                                                               SIX MONTHS ENDING
                                                                                    JUNE 30
                                                                        --------------------------------

                                                                           1998                 1997
                                                                        -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                              $ 1,941,189          $ 1,710,994
Adjustments to reconcile net income to net cash
    provided by operations:
Depreciation and amortization                                             2,295,141            1,874,946
Deferred tax provision                                                     (114,000)             315,000
Gain on sale of property                                                                         (17,407)
Changes in assets & liabilities that provided (used) cash,
    net of effects of acquisitions:
  Accounts receivable                                                      (252,270)             272,169
  Inventories                                                            (1,410,249)              75,123
  Prepaid expenses                                                           19,288             (701,096)
  Other current assets                                                        6,571
  Accounts payable                                                          708,618             (786,189)
  Accrued expenses                                                         (282,596)             217,654
  Income taxes payable                                                      377,488             (744,000)
                                                                        -----------          -----------
    Net cash provided by operating activities                             3,289,180            2,217,194

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of consolidated subsidiaries,
 net of cash acquired                                                    (4,328,565)
Expenditures for property, plant & equipment                             (1,391,315)            (874,933)
Proceeds from sale of property, plant & equipment                                                 21,500
Net change in deposits                                                   (1,599,311)          (1,122,422)
Payment to stockholder for deposit on land                                  (48,406)
                                                                        -----------          -----------
    Net cash used in investing activities                                (7,367,597)          (1,975,855)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under notes payable                               579,498           (2,300,000)
Proceeds from long-term obligations                                       4,075,152            7,000,000
Principal payments on long-term debt                                     (1,317,169)          (3,606,050)
Principal payments on obligations under capital leases                     (399,521)            (460,241)
Cash contribution from related party                                                              86,785
                                                                        -----------          -----------

                                      B-6

    Net cash provided by financing activities                             2,937,960              720,494
                                                                        -----------          -----------
NET INCREASE (DECREASE) IN CASH                                         $(1,140,457)         $   961,833
                                                                        ===========          ===========

CASH, BEGINNING OF PERIOD                                               $ 1,723,652              321,486
                                                                        -----------          -----------

CASH, END OF PERIOD                                                     $   583,195          $ 1,283,319
                                                                        ===========          ===========

Supplemental Schedule of noncash investing and financing activities:

Notes payable and future inventory credits issued in
    connection with acquisitions (See Note 12)                          $   621,955          $         0
                                                                        ===========          ===========

Common stock issued in connection with the acquisition
    of the Rugged Liner Companies (See Note 12)                         $ 3,677,619          $         0
                                                                        ===========          ===========
Transfer of deposits to property, plant and equipment
    relating to property placed in service                              $         0          $ 1,776,555
                                                                        ===========          ===========

Property additions from the issuance of capital leases                  $         0          $   351,705
                                                                        ===========          ===========

See notes to unaudited condensed consolidated financial statements.

                     THE COLONEL'S INTERNATIONAL, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 1  BASIS OF PRESENTATION

        The financial information included herein is unaudited; however such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of operations, financial position and cash flows for the periods presented.

        The results of operations for the three months and six months ended June 30, 1998 are not necessarily indicative of the results expected for the full year.

        In June 1997, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported in the stockholders' equity section of the balance sheet and establishes standards for reporting of comprehensive income and its components in a full set of general purpose financial statements. The effect of SFAS No. 130 is not material to the financial position or results of operations of the Company.

        SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" applies to all public entities and is effective for financial statement periods beginning after December 15, 1997. However, SFAS No. 131 is not required to be applied to interim financial statements in the initial year of application. Therefore, the Company has elected not to adopt SFAS No. 131 at this time.

Note 2  NOTE RECEIVABLE FROM MAJORITY STOCKHOLDER

        During the third quarter of 1997, a note receivable from the majority stockholder of $1,044,956 was established. The receivable is due in bi-annual principal installments of $200,000 beginning on September 1, 1998 and bears interest at 8%.

Note 3  INVENTORIES

        Inventories are summarized as follows:      JUNE 30,       DECEMBER 31,
                                                      1998             1997
                                                   (UNAUDITED)       (AUDITED)
                                                   -----------      ----------
        Finished products                          $11,549,845      $8,644,944
        Raw materials                                  849,016         569,613
                                                   -----------      ----------

        Total inventories                          $12,398,861      $9,214,557
                                                   ===========      ==========

Note 4  PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is summarized by major classification as follows:

                                                     JUNE 30,           DECEMBER 31,
                                                       1998                 1997
                                                    (UNAUDITED)
                                                   ------------         ------------
        Land and improvements                      $  2,541,216         $  2,504,400
        Track                                         1,598,180            1,533,760
        Buildings                                     1,216,763              930,393
        Leasehold improvements                        1,764,491            1,684,643
        Bleachers & fencing                             755,662              755,662
        Equipment                                    15,186,174           15,016,019
        Transportation equipment                      1,473,105            1,090,030
        Furniture & fixtures                          1,267,820              741,373
        Tooling                                      28,917,610           25,709,982
        Construction in progress                        222,739               88,956
                                                   ------------         ------------

               Total                                 54,943,760           50,055,218
               Less accumulated depreciation        (25,995,620)         (23,727,179)
                                                   ------------         ------------

        Net property, plant and equipment          $ 28,948,140         $ 26,328,039
                                                   ============         ============

Note 5  ACCRUED EXPENSES

        Accrued expenses consist of the following:   JUNE 30,         DECEMBER 31,
                                                       1998              1997
                                                    (UNAUDITED)
                                                    ----------        ------------
        Accrued legal                               $  496,540        $  513,977
        Accrued environmental costs                    100,000           100,000
        Accrued taxes                                   99,115            55,301
        Advance ticket sales                           771,028            23,826
        Other                                           64,315           441,533
                                                    ----------        ----------

        Total                                       $1,530,998        $1,134,637
                                                    ==========        ==========

Note 6  NOTE PAYABLE

        Note payable consists of the following:                    JUNE 30,         DECEMBER 31,
                                                                     1998              1997
                                                                  (UNAUDITED)        (AUDITED)
                                                                  ----------        ------------
        Line of credit with a bank, interest is due monthly
          at the bank's prime rate (8.5% at June 30, 1998)        $6,579,498        $6,000,000
                                                                  ==========        ==========

        The Company has a line of credit with a bank which was renegotiated in April 1998 extending the maximum borrowing base from $6,000,000 to $8,000,000, and expires in May 1999. The line of credit is secured by all of the Company's assets. Remaining availability under this line of credit at June 30, 1998 was $1,420,503.

Note 7  LONG-TERM OBLIGATIONS

        Long-term obligations consist of the following:                 JUNE 30,         DECEMBER 31,
                                                                          1998               1997
                                                                       (UNAUDITED)        (AUDITED)
                                                                       -----------       ------------
        Term note payable to a bank, monthly principal
          payments of $167,000 plus interest at the bank's
          prime rate plus 1/4% (effective rate of 8.75% at
          June 30, 1998) through November 2000,
          and secured by the Company's assets                          $ 4,829,000        $ 5,831,000
        Mortgage payable to a bank, interest at the bank's
          prime rate plus 2% (effective rate of 10.5% at
          June 30, 1998), annual principal payments
          of $50,000 plus interest due quarterly, through
          September 2004.  Secured by underlying property.                 350,000            350,000
        Capital lease obligations through December 2002;
          monthly installments of $62,771 including interest
          at rates between 7.5% and 8.75%, collateralized
          by the related machinery and equipment                         4,815,345          5,214,866
        Capital lease obligation through March 1999;
          monthly installments of $15,987 including interest
          at 8.5%                                                          226,744            226,744
        Acquisition line of credit.  Monthly payments of
          interest at bank's prime rate (8.5% at June 30,
          1998) through December 1998, at which time it will
          become part of the term note payable.  Secured
          by assets acquired                                             4,075,152                 --
        Vehicle financing                                                  315,278            212,065
        Other                                                              373,421            176,121
                                                                       -----------        -----------
                  Total                                                 14,984,940         12,010,796
        Less current portion                                            (4,630,365)        (3,166,741)
                                                                       -----------        -----------

        Long-term portion                                              $10,354,575        $ 8,844,055
                                                                       ===========        ===========

        On May 28, 1997, the Company executed a $7,000,000 term note which requires monthly principal payments of $167,000 plus interest.
        The proceeds from this term note were used to pay the remaining balance due on the term note obtained in April 1995, to pay the remaining balances due on a mortgage note payable and to pay a $1,000,000 bridge note payable.

Note 8  INCOME TAXES

        The Company's income tax liability for the second quarter of 1998 was approximately $320,000.

Note 9  EARNINGS PER SHARE

        In accordance with SFAS 128, basic earnings per share for June 30, 1998 and 1997 was calculated as net income divided by the weighted average number of common shares outstanding of 24,355,904 and 24,177,805, respectively. Diluted earnings per share was calculated as net income divided by the weighted average number of common shares outstanding of 24,363,655 and 24,178,506, respectively, which has been increased by the number of additional common shares that would have been outstanding if the dilutive shares had been issued
        (7,751) and (701) for 1998 and 1997 respectively. Due to the small number of additional potentially dilutive shares, there was no material effect on earnings per share, therefore basic and diluted earnings per share are the same.

Note 10 LITIGATION

        No material developments in the litigation discussed in the Company's Report on Form 10-K for the year ended December 31, 1997 occurred during the first two quarters of 1998.

Note 11 ENVIRONMENTAL

        No material developments in the environmental matters discussed in the Company's Report on Form 10-K for the year ended December 31, 1997 occurred during the first two quarters of 1998.

Note 12 ACQUISITIONS

        During 1998, the Company acquired inventory of $875,000, accounts receivable of $206,000, property of $700,000, other assets of $33,000, debt of $432,000, accounts payable of $339,000 and other liabilities of $16,000 as a result of the purchase of Dealers
        Choice Distribution, Inc., DC Sales, Inc., Road and Truck and Duraliner of Nashville. The total cash paid for the purchases was $425,000. In addition to the cash paid, the Company issued a note payable of $108,733, and provided the Seller with future credits for the purchase of $513,222 of the Company's inventory. Goodwill of approximately $20,000 has been recorded as a result of these acquisitions and is being amortized over seven years.
        The acquisitions have been accounted for under the purchase method, and accordingly the results of operations are included in the consolidated operating results since the date of acquisition.

        In April 1998, the Company also acquired the Rugged Liner Companies. The acquisition has been accounted for under the purchase method, and accordingly the results of operations are included in the consolidated operating results since the date of acquisition. A preliminary allocation of the purchase price to the net assets acquired resulted in the Company acquiring inventory of $899,000, accounts receivable of $1,052,000, property of $3,542,000, other assets of $360,000, debt of $74,000, accounts payable of $575,000 and other liabilities of $150,000. The total cash, stock and other consideration paid for the assets, exclusive of the liabilities assumed, was $7,908,000. Goodwill of approximately $2,854,000 has been recorded as a result of this acquisition and is being amortized over seven years. The portions of the allocation that relate to data that was not available will subsequently be adjusted to reflect the finally determined amounts, with a corresponding adjustment of goodwill.

Note 13 SUBSEQUENT EVENTS

        The Company has issued tender offers and purchase commitments for three additional acquisitions, and expects to close on these within the next 30 days. The aggregate purchase price for all three proposed acquisitions is not expected to exceed $500,000.

        The Company has entered into an Asset Purchase Agreement which provides for the sale of substantially all of the assets of the Company's wholly owned subsidiary, The Colonel's, Inc., to Colonel's Acquisition Corp., a newly formed corporation which is affiliated with an investor group. Approval of the Asset Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock. The purchase price consists of net cash consideration of $44,342,000 ($45,052,000 less estimated expenses related to the transaction) and a note receivable from the buyer for $10,000,000.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
The Colonel's International, Inc.
Milan, Michigan

We have audited the accompanying consolidated balance sheets of The Colonel's International, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Detroit, Michigan
March 24, 1998

THE COLONEL'S INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------------------------------

                                                                          1997                 1996
ASSETS

CURRENT ASSETS:
    Cash                                                               $ 1,723,652          $   321,486
    Accounts receivable - trade (net of allowance for
        doubtful accounts of $493,000 and $575,000 at
        December 31, 1997 and 1996, respectively)                        3,973,528            3,605,281
    Inventories (Note 4)                                                 9,214,557            8,347,663
    Prepaid expenses                                                       425,476              226,670
    Note receivable - related party (Notes 6 and 13)                       200,000
    Deferred taxes - current (Note 10)                                     635,000            1,045,000
    Current portion of deferred compensation (Note 11)                      95,667               52,000
    Other                                                                                        40,000
                                                                       -----------          -----------

            Total current assets                                        16,267,880           13,638,100

PROPERTY, PLANT AND EQUIPMENT - Net
    (Notes 5, 8 and 11)                                                 26,328,039           27,028,350

OTHER ASSETS:
    Note receivable - related party (Notes 6 and 13)                       844,956
    Long-term portion of deferred compensation (Note 11)                   255,857              236,787
    Deposits                                                               630,486            1,156,868
    Goodwill                                                               379,816              366,497
    Other                                                                  233,246              183,693
                                                                       -----------          -----------

            Total other assets                                           2,344,361            1,943,845
                                                                       -----------          -----------

TOTAL ASSETS (Note 8)                                                  $44,940,280          $42,610,295
                                                                       ===========          ===========
                                                                                            (Continued)

                                                                          1997                 1996
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Notes payable (Note 7)                                             $ 6,000,000          $ 5,450,000
    Current portion of long-term obligations (Note 8)                    3,166,741            3,868,733
    Accounts payable - trade                                             1,837,528            3,532,752
    Accrued expenses (Note 9)                                            1,134,637            2,561,361
    Current portion of deferred compensation (Note 11)                      95,667               52,000
    Income taxes payable                                                   925,549            1,195,000
                                                                       -----------          -----------

            Total current liabilities                                   13,160,122           16,659,846

LONG-TERM OBLIGATIONS, NET OF CURRENT
    PORTION (Note 8)                                                     8,844,055            6,321,175

LONG-TERM PORTION OF DEFERRED
    COMPENSATION (Note 11)                                                 255,857              236,787

DEFERRED TAXES - LONG-TERM (Note 10)                                     3,828,000            3,949,000

STOCKHOLDERS' EQUITY:
    Common stock; 35,000,000 shares authorized at $.01 par
    value, 24,177,805 shares issued and outstanding (Note 3)               241,778              241,778
    Additional paid-in capital                                           5,606,239            5,606,239
    Retained earnings                                                   13,004,229            9,595,470
                                                                       -----------          -----------

            Total stockholders' equity                                  18,852,246           15,443,487
                                                                       -----------          -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $44,940,280          $42,610,295
                                                                       ===========          ===========

See notes to consolidated financial statements.

THE COLONEL'S INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------

                                                           1997                1996                1995
SALES (Note 13)                                         $46,350,114         $40,263,082         $28,503,726

COST OF SALES (Note 13)                                  33,245,888          28,140,066          19,998,308
                                                        -----------         -----------         -----------

GROSS PROFIT                                             13,104,226          12,123,016           8,505,418

SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSES                                              6,790,311           6,931,713           3,534,648
                                                        -----------         -----------         -----------

        Income from operations                            6,313,915           5,191,303           4,970,770

OTHER INCOME (EXPENSE):
    Interest expense                                     (1,299,488)         (1,214,400)           (971,623)
    Interest income (Note 13)                               170,101              71,730             119,628
    Rental income (Note 13)                                  65,000              60,000              71,000
    Other                                                   105,231             (37,647)              5,699
                                                        -----------         -----------         -----------

    Other expense, net                                     (959,156)         (1,120,317)           (775,296)
                                                        -----------         -----------         -----------

NET INCOME BEFORE INCOME TAXES                            5,354,759           4,070,986           4,195,474

PROVISION FOR INCOME TAXES (Note 10)                      1,946,000           1,549,000           2,333,000
                                                        -----------         -----------         -----------

NET INCOME                                              $ 3,408,759         $ 2,521,986         $ 1,862,474
                                                        ===========         ===========         ===========

BASIC AND DILUTED
EARNINGS PER SHARE (Note 2)                             $      0.14         $      0.10
                                                        ===========         ===========
PROFORMA EARNINGS PER SHARE (Note 2)                                                            $      0.11
                                                                                                ===========

See notes to consolidated financial statements.

THE COLONEL'S INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                           COMMON STOCK            ADDITIONAL
                                                   --------------------------        PAID IN        RETAINED
                                                      SHARES          AMOUNT         CAPITAL        EARNINGS           TOTAL
BALANCE, JANUARY 1, 1995                             6,021,000      $ 602,100      $ 1,244,511     $11,641,343      $13,487,954

    Net income                                                                                       1,862,474        1,862,474

    Transactions with stockholders (Note 13)                                                        (6,430,333)      (6,430,333)

    Change in par value from $.10 to $.01                            (596,079)         596,079

    Exchange of common shares to effect
        merger (Note 3)                             18,156,805        235,757        3,717,243                        3,953,000
                                                    ----------      ---------      -----------     -----------      -----------

BALANCE, DECEMBER 31, 1995                          24,177,805        241,778        5,557,833       7,073,484       12,873,095

    Net income                                                                                       2,521,986        2,521,986

    Transactions with stockholders (Note 13)                                            48,406                           48,406
                                                    ----------      ---------      -----------     -----------      -----------

BALANCE, DECEMBER 31, 1996                          24,177,805        241,778        5,606,239       9,595,470       15,443,487

    Net income                                                                                       3,408,759        3,408,759
                                                    ----------      ---------      -----------     -----------      -----------

BALANCE, DECEMBER 31, 1997                          24,177,805      $ 241,778      $ 5,606,239     $13,004,229      $18,852,246
                                                    ==========      =========      ===========     ===========      ===========

See notes to consolidated financial statements.

7THE COLONEL'S INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------
                                                              1997              1996              1995
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                             $ 3,408,759       $ 2,521,986       $ 1,862,474
    Adjustments to reconcile net income to net cash
        provided by operations:
           Depreciation and amortization                     4,428,877         3,751,121         2,673,758
           Deferred tax provision                              289,000          (193,000)        2,333,000
      (Gain) loss on sale of property, plant
        and equipment                                          (85,019)          (24,041)           22,573
      Changes in assets and liabilities that provided
        (used) cash, net of effects from the
        1997 and 1995 acquisitions:
        Accounts receivable:
            Trade                                             (368,247)       (1,313,169)          182,453
            Insurance                                                                            4,352,239
        Inventories                                           (866,894)       (1,541,757)         (683,346)
        Prepaid expenses                                      (198,806)          (61,978)           90,998
        Other Assets                                          (134,662)
        Accounts payable                                    (1,695,223)          594,258            71,600
        Accrued expenses                                    (1,426,724)          130,287        (2,855,361)
        Income taxes payable                                  (269,451)        1,195,000
                                                           -----------       -----------       -----------

        Net cash provided by operating activities            3,081,610         5,058,707         8,050,388

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition, net of cash acquired                                                              277,237
    Expenditures for property, plant and equipment          (3,383,578)       (3,214,198)       (2,734,576)
    Proceeds from sale of property, plant and
        equipment                                            1,229,782            99,326             8,964
    Net change in deposits (principally for tooling
         and equipment)                                       (522,873)       (1,632,215)       (1,540,845)
    Additions to notes receivable - related party           (1,044,956)                         (1,243,291)
    Payments received on notes receivable -
        related party                                                            490,000         1,205,117
    Payments received on notes receivable - other                                302,401           237,209
    Proceeds from sale of assets held for sale                  23,000            35,000           275,000
                                                           -----------       -----------       -----------

        Net cash used in investing activities               (3,698,625)       (3,919,686)       (3,515,185)
                                                                                                                    (Continued)
                                      B-19

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (payments) under notes payable              550,000         1,270,000        (1,820,000)
    Proceeds from long-term obligations                      7,033,387           580,015         6,000,062
    Principal payments on long-term debt                    (4,686,213)       (3,028,821)       (2,956,790)
    Principal payments on obligations under
        capital leases                                        (877,993)         (273,019)         (126,218)
    Distributions paid to stockholders                                                          (5,162,253)
                                                           -----------       -----------       -----------

        Net cash provided by (used in)
           financing activities                              2,019,181        (1,451,825)       (4,065,199)
                                                           -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH                              1,402,166          (312,804)          470,004

CASH, BEGINNING OF YEAR                                        321,486           634,290           164,286
                                                           -----------       -----------       -----------

CASH, END OF YEAR                                          $ 1,723,652       $   321,486       $   634,290
                                                           ===========       ===========       ===========
                                                                                               (Continued)

THE COLONEL'S INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------------
                                                                     1997             1996              1995
SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION -
    Cash paid during the year for interest                         $1,308,875       $1,145,817        $  910,706
                                                                   ==========       ==========        ==========

    Cash paid during the year for income taxes                     $2,209,268
                                                                   ==========

SUPPLEMENTAL SCHEDULES OF
    NONCASH FINANCING AND
    INVESTING ACTIVITIES:

Property additions from issuance of capital leases                 $  351,705       $3,483,673        $2,689,007
                                                                   ==========       ==========        ==========

Increase in deposits from noncash interim financing                                 $1,396,611        $2,087,061
                                                                                    ==========        ==========

Transfer of deposits to property, plant and equipment
  relating to property placed in service                           $1,049,255       $3,171,589
                                                                   ==========       ==========


Stockholder contribution of deposit on land                                         $   48,406
                                                                                    ==========

Reclassification of note receivable as
  stockholder distribution                                                                            $1,482,024
                                                                                                      ==========

Property received as payment on note
  receivable                                                                                          $  473,477
                                                                                                      ==========

Inventory received as payment on note
  receivable                                                                                          $  425,976
                                                                                                      ==========

Stockholder contribution of note receivable                                                           $  213,944
                                                                                                      ==========
                                      B-21

Note payable received on sale of property                                                             $   60,000
                                                                                                      ==========

See notes to consolidated financial statements.                 (Concluded)

THE COLONEL'S INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
---------------------------------------------------------------------------

1.   ORGANIZATION

     The Colonel's International, Inc. (the "Company") is a holding company for three wholly owned subsidiaries, The Colonel's, Inc. (the "Colonel's"), the Colonel's Truck Accessories, Inc. ("CTA") and Brainerd International Raceway, Inc. ("BIR"). The Colonel's was incorporated in Michigan in 1982 and principally designs, manufactures and distributes plastic automotive bumper fascias and miscellaneous reinforcement beams and brackets, as replacement collision parts to the automotive aftermarket industry in North America. The Colonel's manufactures its products using reaction injection molding and plastic injection molding technology and sells its products through warehouses and a network of distributors. CTA began operations on January 1, 1996 and was subsequently incorporated in Michigan in 1997. CTA produces truck bedliners for sale to new vehicle dealers and the automotive aftermarket. CTA also owns several retail stores and sells manufactured bedliners and other truck accessories. BIR was incorporated in Minnesota in 1982 and operates a multi-purpose motor sports facility in Brainerd, Minnesota. BIR organizes and promotes various spectator events relating to road and drag races.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries, The Colonel's, CTA and BIR, from the date of acquisition. All significant intercompany accounts and transactions have been eliminated.

     INVENTORIES are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                 Track                                   7  years
                 Buildings                              15
                 Leasehold improvements              10-25
                 Equipment                            5-10
                 Bleachers and fencing                   5
                 Furniture and fixtures               3-10
                 Vehicles                              3-7
                 Tooling                               5-7

     Leasehold improvements are amortized over the shorter of the life of the lease or their estimated useful life of 10-25 years.

     The Company holds payments toward uncompleted tools in deposits until the tool is completed, at which time the tool is transferred to property, plant and equipment. Expenditures for major renewals and betterments that extend the useful life of the related asset are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When properties are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is recognized.

     REVENUE RECOGNITION - For sales of product, revenue is recognized at the time the product is shipped to customers. For service sales, revenue is recognized when earned.

     GOODWILL - Goodwill is being amortized using the straight-line method over 7 years.

     RECOVERABILITY OF ASSETS - The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

     ACCRUED LEGAL FEES - Anticipated legal and other professional fees are accrued in the same period that the related matters are accrued.

     ACCRUED ENVIRONMENTAL COSTS - The Company accounts for environmental costs when environmental assessments or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincide with the earlier of a feasibility study or the Company's commitment to a plan of action based on the known facts.

     Accruals are recorded based on existing technology available, presently enacted laws and regulations, and without giving effect to insurance proceeds. Such accruals are not discounted. As assessments and cleanups proceed, environmental accruals are periodically reviewed and adjusted as additional information becomes available as to the nature or extent of contamination, methods of remediation required, and other actions by governmental agencies or private parties.

     INCOME TAX - The Company provides for deferred income taxes under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

     Effective December 31, 1995, The Colonel's changed its tax status from an S Corporation to a C Corporation for federal income tax purposes. Prior to December 31, 1995, The Colonel's income was not taxable to the company and was passed through to its stockholders.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of accounts and notes receivable, accounts and notes payable and long-term debt are a reasonable estimate of their fair value.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the operating period. Actual results could differ from those estimates.

     NET INCOME PER SHARE - In accordance with SFAS 128, basic earnings per share for 1997 and 1996 was calculated as net income divided by the weighted average number of common shares outstanding (24,177,805). Diluted earnings per share was calculated as net income divided by the weighted average number of common shares outstanding (24,177,805) increased by the number of additional common shares that would have been outstanding if the dilutive shares had been issued (701) and
     (160) for 1997 and 1996, respectively. Due to the small number of additional potentially dilutive shares, there was no material effect on earnings per share, therefore basic and diluted earnings per share are the same. (Note 12).

     On March 1, 1997, options to purchase 2,900 shares of common stock at $8.00 per share were issued. These options were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares outstanding during 1997. The options, which expire on February 28, 2007, were still outstanding at the end of 1997.

     Pro forma net income per share for 1995 was computed by dividing net income, adjusted to give effect to the change in tax status of The Colonel's as if such change and the acquisition had occurred at the beginning of the period, by the weighted average common shares outstanding (24,177,805). There were no dilutive shares for 1995.

     RECLASSIFICATIONS - Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

3.   BUSINESS COMBINATION

     During 1997, the Company acquired inventory of $904,000, accounts receivable of $20,000, deposits of $20,000 and fixed assets of $497,000 in four separate purchases. The total cash paid for the assets was approximately $1,525,000. The acquisitions have been accounted for under the purchase method, and accordingly the results of operations are included in the consolidated operating results since the date of acquisition. Goodwill of approximately $84,000 has been recorded as a result of these acquisitions and is being amortized over seven years. These acquisitions were made for the purpose of expanding CTA.

     Effective December 31, 1995, the Company completed its merger with the Colonel's. The Company issued 23,500,000 shares of its common stock in exchange for all of the outstanding common stock of BIR. For accounting purposes, the acquisition has been treated as a recapitalization of the Colonel's with the Colonel's as the acquiror ("reverse acquisition"). The purchase price of $3,953,000 was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired, totaling $425,609, has been recorded as goodwill, and is being amortized over 7 years. The estimated fair value of assets acquired and liabilities assumed are summarized as follows: current assets of $277,237; property, plant and equipment of $4,682,400; other assets of $25,556; current liabilities of $243,803; long-term liabilities of $450,000 and deferred tax liabilities of $764,000.

     The following pro forma financial information (unaudited) is presented for the year ended December 31, 1995, as if the purchase of BIR had occurred on January 1, 1995.

            (IN THOUSANDS)                  1995
            Revenue                       $31,382
                                          =======

            Income before taxes           $ 4,385
                                          =======

            Net income                    $ 2,915
                                          =======

            Earnings per share            $  0.12
                                          =======

4.  INVENTORIES

    Inventories at December 31 are summarized as follows:

                                          1997             1996
            Finished products          $8,644,944       $7,213,704
            Raw materials                 569,613        1,133,959
                                       ----------       ----------

            Total inventories          $9,214,557       $8,347,663
                                       ==========       ==========

5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 is summarized as follows:

                                                                          1997                 1996
        Land and improvements                                          $ 2,504,400          $ 3,619,717
        Track                                                            1,533,760            1,533,760
        Buildings                                                          930,393              793,990
        Leasehold improvements                                           1,684,643              707,076
        Bleachers and fencing                                              755,662              731,886
        Equipment (including equipment under capital lease)             15,016,019           14,316,710
        Transportation equipment                                         1,090,030            1,000,690
        Furniture and fixtures                                             741,373              611,510
        Tooling                                                         25,709,982           23,229,532
        Construction in progress                                            88,956
                                                                       -----------          -----------
            Total                                                       50,055,218           46,544,871

        Less accumulated depreciation and amortization                 (23,727,179)         (19,516,521)
                                                                       -----------          -----------

        Net property, plant and equipment                              $26,328,039          $27,028,350
                                                                       ===========          ===========

    The gross amount of equipment recorded under capital leases was $7,709,814 and $7,358,109 at December 31, 1997 and 1996, respectively.
    The related accumulated depreciation was $2,181,961 and $1,245,451 at December 31, 1997 and 1996, respectively.

    The Company purchased land in Florida for a total of $1,115,000 in 1996. During 1997, this land was sold for $1,207,000.

6.  NOTE RECEIVABLE - RELATED PARTY

    The note receivable from the majority stockholder is payable upon demand and bears interest at 8%.

7.  LINE OF CREDIT AND NOTE PAYABLE

    Notes payable at December 31 consist of the following:

                                                                               1997                 1996
      Line of credit with a bank, interest is due monthly
             at the bank's prime rate (8.5% at December 31, 1997)            $6,000,000           $4,450,000
          Bridge note payable to a bank, interest is due
             monthly at the bank's prime rate plus 1/2%,
             due May 1997                                                                          1,000,000
                                                                             ----------           ----------

          Total                                                              $6,000,000           $5,450,000
                                                                             ==========           ==========

     The line of credit with a bank was renegotiated in May 1997, which increased maximum borrowings from $4,500,000 to $6,000,000. The line expires in May 1998.

     The above line of credit and note payable are with the same bank as the term notes (Note 8) and are secured by the same collateral. The weighted average interest rate on the line and note were 8.48% and 8.31% in 1997 and 1996, respectively.

     The bridge note payable from a bank represents amounts advanced to the Company for the purchase of land in Florida which was subsequently sold. The bridge note was paid in full in May 1997 with proceeds from a $7,000,000 term note (See Note 8).

8.   LONG-TERM OBLIGATIONS

     Long-term obligations at December 31 consist of the following:

                                                                          1997                 1996
      Term note payable to a bank, monthly principal
            payments of $167,000 plus interest at the bank's
            prime rate plus 1/4% (effective rate of 8.75%
            at December 31, 1997) through November 2000,
            and secured by the Company's assets                        $ 5,831,000
          Term note payable to a bank, monthly principal
            payments of $200,000 plus interest at the bank's
            prime rate plus 1/2% (effective rate of 8.75%
            at December 31, 1996) through November 1997                                     $ 2,600,000



                                      B-29

          Mortgage payable to bank, interest at 9.25%,
            payable in monthly installments of $52,000
            through May 1998, and secured by underlying
            property                                                                            796,908
          Mortgage payable to a bank, interest at the bank's
            prime rate plus 2% (effective rate of 10.50% at
            December 31, 1997), annual principal payments
            of $50,000 plus interest due quarterly, through
            September 2004.  Secured by underlying property                350,000              400,000
          Capital lease obligations through December 2002;
            monthly installments of $62,771 including
            interest at rates between 7.5% and 8.75%,
            collateralized by the related machinery and
            equipment (see Note 11)                                      5,214,866            5,967,897
          Capital lease obligation through March 1999;
            monthly installments of $15,987 including
            interest at 8.5%                                               226,744
          Vehicle financing                                                212,065              231,365
          Other                                                            176,121              193,738
                                                                       -----------          -----------
              Total                                                     12,010,796           10,189,908
          Less current portion                                          (3,166,741)          (3,868,733)
                                                                       -----------          -----------

          Long-term                                                    $ 8,844,055          $ 6,321,175
                                                                       ===========          ===========

     On May 28, 1997, the Company executed a $7,000,000 term note which requires monthly principal payments of $167,000 plus interest. The proceeds from this term note were used to pay the remaining balance due on the term note obtained in April 1995 which called for payments of $200,000 plus interest on a monthly basis. The proceeds were also used to pay the remaining balance due on a mortgage payable, which required monthly installments of $52,000 through May 1998. The $7,000,000 term note proceeds were also used to pay a $1,000,000 bridge note payable (see Note 7). The term note prohibits the Company from paying dividends without prior consent.

     This bank loan agreement is collateralized by all of the Company's assets and contains certain covenants which require the Company to maintain minimum levels of net worth and not to exceed certain debt ratios. The Company was out of compliance with one covenant at December 31, 1997; however, the Company obtained a waiver from the bank.

     The scheduled future repayments of long-term obligations at December 31, 1997 are as follows:

                    1998                      $ 3,166,741
                    1999                        3,093,139
                    2000                        2,879,878
                    2001                        1,194,722
                    2002                        1,168,945
                    Thereafter                    507,371
                                              -----------

                    Total                     $12,010,796
                                              ===========

9.   ACCRUED EXPENSES

     Accrued expenses at December 31 consist of the following:

                                                                           1997                 1996
          Accrued legal (Note 14)                                       $  513,977           $1,136,516
          Accrued compensation for NuPar (Note 14)                                              100,000
          Accrued environmental costs (Note 15)                            100,000              598,717
          Accrued taxes                                                     55,301              417,165
          Other                                                            465,359              308,963
                                                                        ----------           ----------
          Total                                                         $1,134,637           $2,561,361
                                                                        ==========           ==========

10.  INCOME TAXES

     Effective December 31, 1995, the Company changed its tax status from a non-taxable entity to a taxable entity. As a result of this change, the Company recorded a $2,333,000 provision to reflect the tax consequences of the difference between the financial statements and the tax bases of assets and liabilities at that date.

     For the years ended December 31, the Company's provision for income taxes consists of the following:

                                                                          1997                 1996
          Current:
              Federal                                                   $1,516,000           $1,592,000
              State                                                        141,000              150,000
                                                                        ----------           ----------
                 Total current                                          $1,657,000           $1,742,000

          Deferred:
              Federal                                                      266,000             (182,000)
              State                                                         23,000              (11,000)
                                                                        ----------           ----------
                 Total deferred                                         $  289,000           $ (193,000)
                                                                        ----------           ----------

          Total provision for income taxes                              $1,946,000           $1,549,000
                                                                        ==========           ==========

     The temporary differences which give rise to deferred tax assets and liabilities at December 31 are as follows:

                                                                           1997                 1996
          Current deferred tax assets:
              Allowance for doubtful accounts                          $   183,000          $   213,000
              Inventory obsolescence                                        99,000              115,000
              Accrued legal                                                190,000              458,000
              Accrued environmental cleanup                                 37,000              222,000
              Other                                                        126,000               37,000
                                                                       -----------          -----------
                   Total                                               $   635,000          $ 1,045,000
                                                                       ===========          ===========
          Noncurrent deferred tax assets (liabilities):
              Net operating loss carryforwards                             347,000              367,000
              Depreciation                                              (3,408,000)          (3,483,000)
              Other                                                       (327,000)            (372,000)
                                                                       -----------          -----------
                   Total                                                (3,388,000)          (3,488,000)
              Valuation allowance                                         (440,000)            (461,000)
                                                                       -----------          -----------

              Total                                                    $(3,828,000)         $(3,949,000)
                                                                       ===========          ===========

     The consolidated income tax provisions differs from the amount computed on pretax income using the U.S. statutory income tax rate for the years ended December 31, for the following reasons:

                                                                          1997                 1996
          Federal income tax at statutory rate                          $1,820,000           $1,385,000
          State taxes                                                      108,000              122,000
          Other                                                             18,000               42,000
                                                                        ----------           ----------

          Provision for income taxes                                    $1,946,000           $1,549,000
                                                                        ==========           ==========

          Effective tax rate                                                   36%                  38%
                                                                               ===                  ===

     At December 31, 1997, the Company has net operating loss and net capital loss carryforwards for tax purposes as follows:

                                                    NET                    NET
      EXPIRATION                               OPERATING LOSS          CAPITAL LOSS
         DATE                                  CARRYFORWARDS           CARRYFORWARDS
         1998                                                            $275,529
         2004                                    $142,646
         2005                                     598,794
         2008                                     278,040

     The Company has recorded a valuation allowance on 100% of these amounts because management believes it is more likely than not that the net operating loss and net capital loss carryforwards will not be utilized due to limitations in existing tax laws on their use.

11.  COMMITMENTS

     The Company leases trucks and equipment under capital leases (see Notes 5 and 8). The Company also leases warehouse and retail store space under noncancelable operating lease agreements. The warehouse leases require that the Company pay the taxes, insurance and maintenance expense related to the leased property. Minimum future lease payments under noncancelable leases at December 31, 1997 are summarized as follows:

                                                                          CAPITAL             OPERATING
                                                                          LEASES               LEASES
          Years ending December 31:
              1998                                                      $1,394,448          $ 1,991,585
              1999                                                       1,250,566            1,673,285
              2000                                                       1,202,605            1,310,491
              2001                                                       1,202,605            1,292,678
              2002                                                       1,202,605            1,295,078
              Thereafter                                                   420,287            3,479,877
                                                                        ----------          -----------

                  Total                                                  6,673,116          $11,042,994
                                                                                            -----------
          Less amount representing interest                              1,231,506
                                                                        ----------
                  Present value of minimum lease payments                5,441,610
          Less current maturities                                          994,895
                                                                        ----------

          Long-term portion of capital lease obligations                $4,446,715
                                                                        ==========

     Rent expense, including month to month rentals, was approximately $1,652,808, $1,364,000, and $1,447,000 for the years ended December
     31, 1997, 1996 and 1995, respectively. Included in rent expense are amounts paid to the related parties of the Company for rental of its principal operating facilities (Note 13).

     The Company entered into a ten-year consulting agreement beginning January 1, 1994, with the former president of the Company. The agreement guarantees him $52,000 per year. The Company may terminate this agreement, but is obligated to pay the remaining compensation due under the terms of the agreement. The Company recorded a liability and related deferred costs for the remaining compensation due under the terms of the agreement based upon the net present value of such payments. The deferred cost amount is being amortized to operations over the term of the agreement.

     The Company entered into a three year sales agency agreement with John Carpenter beginning March 1, 1997, and will make guaranteed payments of $102,000 per year. The Company may terminate this agreement, but is obligated to pay a portion of the remaining compensation due under the terms of the agreement. The Company recorded a liability and related deferred costs for the portion assigned to compensation. The deferred cost amount is being amortized to operations over the term of the agreement.

     The Company has purchase commitments totaling $895,000 for tooling equipment to be received in 1998.

12.  STOCK OPTIONS

     The Company has an incentive stock option plan that provides for up to 3,000,000 shares of common stock options to key employees, executive officers and outside directors, and also permits the grant or award of restricted stock, stock appreciation rights or stock awards. The term of the option cannot exceed 10 years from the grant date. The vesting period for the options is 6 months.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" which was effective for the Company beginning January 1, 1996. This Statement encourages compensation cost to be measured based on the fair value of the equity instrument awarded. In accordance with this statement, the Company has elected to continue the application of Accounting Principles Board Opinion No. 25 which recognizes compensation cost based on the intrinsic value of the equity instrument award. If compensation costs had been determined in accordance with SFAS No. 123, net income would have decreased by $17,210 from $3,408,759 to $3,391,549 and basic and diluted earnings per share would have remained unchanged at $0.14.

     Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions; expected volatility of 91 percent, risk-free interest rate of 5.74 percent, expected life of 7.19 years and no expected payment of dividends. The weighted-average grant-date fair value of the options granted during the year was $5.34.

     During 1997, the Company granted options aggregating 32,575 shares to outside directors. Of the options granted to outside directors, 2,900 shares have an option price of $8.00 per share, 26,650 shares have an option price of $6.50 per share, and the remaining 3,025 shares have an option price of $5.00 per share. The Company also granted options aggregating 32,050 shares to employees at an option price of $6.50 per share. No options were exercised during 1997 or 1996. At December 31, 1997, and 1996, 62,700 and 1,050 shares had vested, respectively.

13.  RELATED PARTY TRANSACTIONS

     The primary parties related to the Company are as follows:

     - The majority stockholders, with whom various transactions are made.

     - 620 Platt Road LLP ("Platt"), a company affiliated through common ownership, to which rental payments are made for the Milan facility and Owosso facility.

     - The Colonel's Factory Outlet of Arkansas, Inc. ("Arkansas"), a company affiliated through common ownership, with which various transactions are made, including sales and purchases of inventory, and payment for and reimbursement of Arkansas' expenses. This company was a related party through June of 1996.

     - Williamson Buick-GMC, Inc., a company affiliated through common ownership, from which automobiles, parts, and service are purchased and sold, and rental income is earned.

     A summary of transactions with these related parties as of and for the years ended December 31 is as follows:

                                                             1997             1996               1995
                                                                Majority Stockholders:
           Short-term advances to stockholders                                                $5,162,753
           Cash payments on short-term advances                                                     (500)
           Reduction of note receivable                                                        1,482,024
           Assumption of land contract receivable                                               (213,944)
           Note receivable from stockholders              $1,044,956
           Interest income on note receivable                 50,663
                                                                                              ----------
                 Shareholder distributions                                                     6,430,333

         Platt:
           Rental payments                                 1,350,000       $1,000,000            840,000
           Capital contribution                                                48,406

         Arkansas:
           Sales of inventory                                136,963                             346,000
           Purchases of inventory                                                                744,600
           Inventory in satisfaction of note receivable                                          425,976
           Property, plant and equipment in
              satisfaction of note receivable                                                    473,477
           Cash in satisfaction of note receivable                                             1,000,000



                                      B-36

         Williamson Buick:
           Purchases of automobiles, parts and service        66,831          280,310             73,500
           Rental income                                                                          11,000
           Interest income on note receivable                                  15,598             43,400
           Sales of inventory                                110,043           51,198

14.  LITIGATION

     In connection with the acquisition of a facility in Florida (known as "NuPar"), the Company signed employment agreements with the former NuPar shareholders for the three year period beginning December 1991. In 1994, the former NuPar shareholders filed a lawsuit against the Company for $1,800,000 claiming they had met the conditions of the agreements and are therefore entitled to the payments thereunder. In July 1995, the Company settled these actions for $1.4 million, payable in installments through January 1997. In January 1997, the Company made the final payment toward this settlement.

     The Company was both a defendant and counter-plaintiff in a suit filed December 5, 1991, in the United States District Court, Eastern District of Michigan, Flint, Michigan, in a private action seeking damages under the federal anti-trust statutes. The Colonel's settled this case for $100,000 and $1.02 for every bedliner sold in excess of 25,000 in the one-year period beginning December 1997 deliverable through December 1998.

     The Company has been served with various lawsuits pertaining to a class action suit arising from the production of bedliners. The suits allege that the bedliners insulate a gas can when filled which may cause a static charge that could result in a fire. The Company has formed a coalition with other bedliner manufacturers to defend this class action suit. Though the Company did not produce bedliners at the time of the alleged incidents, the Company has elected to participate in the class action suit. As of December 31, 1997, the coalition was in settlement negotiations with the plaintiffs in this case. The Company believes that any resulting liability will not significantly affect its financial position, results of operations or cash flows.

     The Company and its subsidiaries are involved in various other legal proceedings which have arisen in the normal course of its operations. The Company has accrued its best estimate of the cost of litigation based on known facts. It is possible that this estimate may change in the near term as the lawsuits progress. Although the final resolution of any such matters could have a material effect on the Company's operating results for the particular reporting period in which an adjustment of the estimated liability is recorded, the Company believes that any resulting liability should not materially affect its financial position, results of operations or cash flows.

15.  ENVIRONMENTAL REMEDIATION

     As part of the lease agreement with a related party for the Milan, Michigan facility, the Company is also responsible for the remediation of environmental contamination due to hazardous materials, up to an amount of $2,000,000, which existed at this site prior to the Company entering into the lease in June 1993. The Company has accrued the estimated remediation costs based on an environmental study of the site. The Company has accrued its best estimate of the cost of remediation based on known facts. It is possible that this estimate may change in the near term as the project progresses. Although the final resolution of any such matters could have a material effect on the Company's operating results for the particular reporting period in which an adjustment of the estimated liability is recorded, the Company believes that any resulting liability should not materially affects its financial position, results of operations or cash flows.

16.  SEGMENTS OF BUSINESS

     The Company operates in three industry segments: manufacture of automotive bumpers and other miscellaneous reinforcement beams and brackets at the manufacturing plant in Milan, Michigan ("Bumpers"), manufacture of bedliners at the manufacturing plant in Owosso, Michigan and sale of these bedliners and other truck accessories at retail stores throughout the country ("Truck Accessories"), and operation of a multi-purpose motor sports facility in Brainerd, Minnesota ("Raceway").

     Financial information below is listed by industry segment. There are no operating results of the Raceway as of December 31, 1995 as the date of acquisition was December 31, 1995.

                                                         1997                1996               1995
      SALES
         Bumpers                                      $34,832,951         $33,717,282        $28,503,726
         Truck Accessories                              8,654,776           3,780,562
         Raceway                                        2,871,387           2,765,238
                                                      -----------         -----------        -----------

      TOTAL                                           $46,350,114         $40,263,082        $28,503,726
                                                      ===========         ===========        ===========


                                      B-38

      INCOME FROM OPERATIONS:
         Bumpers                                      $ 7,440,943         $ 5,980,202        $ 4,970,770
         Truck Accessories                             (1,249,241)         (1,106,957)
         Raceway                                          122,213             318,059
                                                      -----------         -----------        -----------

      TOTAL                                           $ 6,313,915         $ 5,191,304        $ 4,970,770
                                                      ===========         ===========        ===========

      IDENTIFIABLE ASSETS:
         Bumpers                                      $28,951,846         $28,920,376        $32,833,184
         Truck Accessories                             10,416,765           8,128,454
         Raceway                                        5,571,669           5,561,465          5,410,802
                                                      -----------         -----------        -----------

      TOTAL                                           $44,940,280         $42,610,295        $38,243,986
                                                      ===========         ===========        ===========

      CAPITAL EXPENDITURES:
         Bumpers                                      $ 3,061,303         $ 4,017,274        $ 5,584,083
         Truck Accessories                                290,173           5,214,081
         Raceway                                        1,433,062             686,511
                                                      -----------         -----------        -----------
      TOTAL                                           $ 4,784,538         $ 9,917,866        $ 5,584,083
                                                      ===========         ===========        ===========

      DEPRECIATION AND AMORTIZATION:

      Bumpers                                         $ 2,787,601         $ 2,793,190        $ 2,673,758
      Truck Accessories                                 1,129,495             545,951
      Raceway                                             511,781             411,980
                                                      -----------         -----------        -----------

      TOTAL                                           $ 4,428,877         $ 3,751,121        $ 2,673,758
                                                      ===========         ===========        ===========

     The Colonel's had sales of over 23% to one customer in 1997.

17.  SUBSEQUENT EVENT

     As part of the continued expansion in the CTA lines of business, the Company, on March 13, 1998, entered into an Agreement and Plan of Merger to acquire the capital stock of a manufacturer of truck accessories for $4,250,000 in cash and $4,250,000 worth of the Company's Common Stock, subject to adjustment as set forth in the agreement. Additionally, three other acquisitions totaling approximately $950,000 were made during the first quarter of 1998.

18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following represents the Company's quarterly results:

                                                                      1997
                                     --------------------------------------------------------------------
                                        FIRST               SECOND             THIRD            FOURTH
                                       QUARTER              QUARTER           QUARTER           QUARTER
        Net revenues                 $10,937,133          $11,119,756        $12,271,056      $12,022,169
        Gross profit                   3,379,739            2,699,379          3,841,466        3,182,642
        Net income                     1,030,543              680,451          1,266,616          431,149
        Basic and diluted
        earnings per share           $      0.04          $      0.03        $      0.05      $      0.02

                                                                      1996
                                      -------------------------------------------------------------------
                                        FIRST               SECOND              THIRD           FOURTH
                                       QUARTER              QUARTER            QUARTER          QUARTER
        Net Revenues                  $9,900,074           $8,544,230        $11,210,682      $10,608,096
        Gross Profit                   2,891,168            2,160,617          2,884,066        4,187,165

        Net income                       901,802              391,750            307,950          920,484
        Basic and diluted
        earnings per share            $     0.04           $     0.02        $      0.01      $      0.03

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
The Colonel's International, Inc.
Milan, Michigan


We have audited the consolidated financial statements of The Colonel's International, Inc. (the "Company") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 24, 1998; such report is included elsewhere in this Form 10-K. Our audits also included the financial statement schedule of The Colonel's International, Inc. listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, based on our audits, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/ Deloitte & Touche LLP
Detroit, Michigan
March 24, 1998

                                    THE COLONEL'S INTERNATIONAL, INC.

                              SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                                                       ADDITIONS
                                                                 -----------------------     DEDUCTIONS -
                                                                 CHARGED TO     CHARGED       WRITE-OFFS
                                                  BALANCE        COSTS AND      TO OTHER        AND            BALANCE
                                                 JANUARY 1       EXPENSES       ACCOUNTS      DISPOSALS       DECEMBER 31
DOUBTFUL ACCOUNTS RESERVES

For the year ended December 31:
  1997                                           $574,000        $153,000           --        $(234,000)       $493,000
  1996                                            401,200         172,895           --              (95)        574,000
  1995                                            345,900         143,018           --          (87,718)        401,200

INVENTORY RESERVES

For the year ended December 31:
  1997                                            146,658         121,342           --               --         268,000
  1996                                            146,658              --           --               --         146,658
  1995                                                 --         146,658           --               --         146,658

TAX VALUATION ALLOWANCE

For the year ended December 31:
  1997                                            461,000          11,000           --          (32,000)        440,000
  1996                                            510,000              --           --          (49,000)        461,000
  1995                                                 --         510,000           --               --         510,000

                                APPENDIX C
                        DISSENTERS' RIGHTS STATUTE


SECTION 450.1761.   DEFINITIONS.

As used in sections 762 to 774:

     (a) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

     (c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

     (d) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (g)  "Shareholder" means the record or beneficial shareholder.


SECTION 450.1762.   RIGHT OF SHAREHOLDER TO DISSENT AND OBTAIN PAYMENT FOR
                    SHARES.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

          (d) An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

          (e)  A transaction giving rise to a right to dissent pursuant to section 754.

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

     (2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

          (a) Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

          (b) A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination thereof.

          (c) A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

          (d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

     (3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 450.1763. ASSERTION OF DISSENTERS' RIGHTS AS TO FEWER THAN ALL REGISTERED SHARES; RIGHTS OF PARTIAL DISSENTER.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholder.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

          (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

          (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

SECTION 450.1764. CORPORATE ACTION CREATING DISSENTERS' RIGHTS; VOTE OF SHAREHOLDERS; NOTICE.

     (1)  If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

     (2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section
766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

SECTION 450.1765. DELIVERY OF NOTICE OF SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.

     (1)  If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

     (2)  A shareholder who does not satisfy the requirements of subsection
(1) is not entitled to payment for his or her shares under this act.

SECTION 450.1766. AUTHORIZATION AT SHAREHOLDERS' MEETING; DELIVERY OF DISSENTERS' NOTICE.

     (1)  If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

     (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

          (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

          (b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

          (c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

SECTION 450.1767.   SHAREHOLDER RECEIVING DISSENTER'S NOTICE; REQUIRED
                    ACTION.

     (1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

SECTION 450.1768.   RESTRICTION OF TRANSFER OF SHARES WITHOUT CERTIFICATES.

     (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

     (2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 450.1769.   PAYMENT BY CORPORATION TO DISSENTER; ACCOMPANYING
                    DOCUMENTS.

     (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2)  The payment must be accompanied by all of the following:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c)  An explanation of how the interest was calculated.

          (d)  A statement of the dissenter's right to demand payment under section 772.

SECTION 450.1770. PROPOSED ACTION NOT TAKEN WITHIN PRESCRIBED NUMBER OF DAYS; PROCEDURE.

     (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

SECTION 450.1771.    ELECTION TO WITHHOLD PAYMENT FROM DISSENTERS.

     (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

     (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

SECTION 450.1772.   NOTIFICATION OF DISSENTER'S OWN ESTIMATE; REJECTION OF
                    OFFER.

     (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

          (a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

          (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

SECTION 450.1773. UNSETTLED DEMANDS; COMMENCEMENT OF PROCEEDING WITHIN PRESCRIBED NUMBER OF DAYS.

     (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

SECTION 450.1773A.    APPOINTMENT OF REFEREE; POWERS.

     (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

          (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

          (b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

          (c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

          (d)  To place witnesses under oath and to examine witnesses.

          (e)  To provide for the taking of testimony by deposition.

          (f)  To regulate the course of the proceeding.

          (g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

     (2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

     (3)  The referee shall do all of the following:

          (a)  Make a record and reporter's transcript of the proceeding.

          (b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

          (c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

     (4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

SECTION 450.1774.   DETERMINATION, ASSESSMENT OF COSTS.

     (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefitted.

                     THE COLONEL'S INTERNATIONAL, INC.
                           620 SOUTH PLATT ROAD
                           MILAN, MICHIGAN 48160

                      SPECIAL MEETING OF SHAREHOLDERS
                             OCTOBER 30, 1998

                             TABLE OF CONTENTS

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

THE SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Summary of Certain Aspects of the Sale . . . . . . . . . . . . . . . . . .2
The Colonel's International, Inc. and The Colonel's, Inc.. . . . . . . . .3
Colonel's Acquisition Corp.. . . . . . . . . . . . . . . . . . . . . . . .4
Board Recommendation and Reasons for the Sale. . . . . . . . . . . . . . .4
Use of Proceeds; Business Following the Sale . . . . . . . . . . . . . . .5
Federal Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . .6
Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Interest of Certain Persons in the Sale. . . . . . . . . . . . . . . . . .6

SUMMARY OF THE ASSET PURCHASE AGREEMENT. . . . . . . . . . . . . . . . . .7
Purchase and Sale of Purchased Assets. . . . . . . . . . . . . . . . . . .7
Purchase Price; Adjustments to Purchase Price. . . . . . . . . . . . . . .7
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Representations and Warranties; Survival . . . . . . . . . . . . . . . . .8
Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Certain Covenants of the Parties . . . . . . . . . . . . . . . . . . . . .9
Conditions to Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .9
Earnest Money Deposit; Termination . . . . . . . . . . . . . . . . . . . 11
Summary of Related Agreements. . . . . . . . . . . . . . . . . . . . . . 11

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . 12

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . 13
Condensed Consolidated Balance Sheet as of June 30, 1998 . . . . . . . . 14
Condensed Consolidated Statement of Operations as of
   June 30, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Condensed Consolidated Statement of Operations as of
  December 31, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Condensed Consolidated Statement of Operations as of
  December 31, 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . 18

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Time, Date and Place . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Voting Rights and Record Date. . . . . . . . . . . . . . . . . . . . . . 19
Voting by Proxy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
The Colonel's International, Inc.. . . . . . . . . . . . . . . . . . . . 20
The Colonel's, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
The Colonel's Truck Accessories, Inc.. . . . . . . . . . . . . . . . . . 27
Rugged Liner, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
Brainerd International Raceway, Inc. . . . . . . . . . . . . . . . . . . 32
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Market for the Company's Common Stock and
   Related Shareholder Matters . . . . . . . . . . . . . . . . . . . . . 37

MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

SHARE OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . 48

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . 49


APPENDIX A:    ASSET PURCHASE AGREEMENT

APPENDIX B:    FINANCIAL STATEMENTS

APPENDIX C:    DISSENTERS' RIGHTS STATUTE

PROXY                                                                 PROXY

                     THE COLONEL'S INTERNATIONAL, INC.
                           620 SOUTH PLATT ROAD
                           MILAN, MICHIGAN 48160

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder hereby appoints Donald J. Williamson and Richard S. Schoenfeldt, and each of them, each with full power of substitution, proxies to represent the shareholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of The Colonel's International, Inc. that the shareholder would be entitled to vote on all matters which come before the Special Meeting of Shareholders to be held at the offices of The Colonel's International, Inc., 620 South Platt Road, Milan, Michigan 48160, on October 30, 1998, at 10 a.m. local time, and any adjournment of that meeting.

     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PROPOSAL IDENTIFIED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY
COME BEFORE THE MEETING.

                  PLEASE MARK, SIGN, DATE AND RETURN THIS
                PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                     THE COLONEL'S INTERNATIONAL, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

1.  Proposal to approve the Asset            For    Against    Abstain
    Purchase Agreement and the Sale          [ ]      [ ]        [ ]

    Your Board of Directors
    Recommends that You Vote
       FOR this Proposal

IMPORTANT -- Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. IF SHARES ARE HELD
JOINTLY, EACH HOLDER SHOULD SIGN.


                       ___________________________  Dated: October __, 1998

                       ___________________________  Dated: October __, 1998
                       Signature of Shareholder(s)